     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998


                                                      REGISTRATION NO. 333-50599
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              ORBCOMM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                  4812                                 54-1890273
   (STATE OR OTHER JURISDICTION OF               (PRIMARY INDUSTRIAL                       (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                 CLASSIFICATION)                       IDENTIFICATION NO.)

                            ------------------------

                         2455 HORSE PEN ROAD, SUITE 100
                            HERNDON, VIRGINIA 20171
                                 (703) 406-6000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------


                           MARY ELLEN SERAVALLI, ESQ.
                                   SECRETARY
                         2455 HORSE PEN ROAD, SUITE 100
                            HERNDON, VIRGINIA 20171
                                 (703) 406-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

           JOHN D. WATSON, JR., ESQ.                          JEAN E. HANSON, ESQ.
             MICHAEL A. BELL, ESQ.                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
               LATHAM & WATKINS                                ONE NEW YORK PLAZA
  1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300                NEW YORK, NEW YORK 10004
             WASHINGTON, DC 20004                                (212) 859-8000
                (202) 637-2200

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY THEM BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 12, 1998


PROSPECTUS
                                7,600,000 SHARES

                      [ORBCOMM(R) LOGO W/TEXT LINE UNDER]

                              ORBCOMM CORPORATION
                                  COMMON STOCK

    All of the 7,600,000 shares of Common Stock offered hereby (the "Offering") will be sold by ORBCOMM Corporation (the "Company"). The Company will use the proceeds of the Offering to purchase 7,600,000 Partnership Units (as defined) in ORBCOMM Global, L.P., a Delaware limited partnership ("ORBCOMM"). See "Underwriting." On consummation of the Offering and the application of the net proceeds therefrom to purchase Partnership Units, the Company will be admitted as a general partner of ORBCOMM and will own approximately 19.6% of the outstanding Partnership Units (approximately 21.8% if the Underwriters' over-allotment option is exercised in full). On consummation of the Offering, Orbital Communications Corporation ("OCC") and Teleglobe Mobile Partners ("Teleglobe Mobile"), each a 50.0% general partner of ORBCOMM, will each own approximately 40.2% of the outstanding Partnership Units of ORBCOMM (approximately 39.1% if the Underwriters' over-allotment option is exercised in full). The shares of Common Stock are equity securities of the Company and do not represent Partnership Units in ORBCOMM. Certain terms used in this Prospectus are defined in the Glossary of Technical Terms beginning on page G-1.

    Prior to the Offering, there has been no public market for the Company's Common Stock. It is currently estimated that the initial public offering price of the Common Stock will be between $15.00 and $18.00 per share. For a discussion of factors to be considered in determining the initial public offering price, see "Underwriting."

    Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "ORBC."
                         ------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

====================================================================================================================
                                                                           UNDERWRITING
                                                 PRICE TO                  DISCOUNTS AND                PROCEEDS TO
                                                  PUBLIC                  COMMISSIONS (1)               COMPANY (2)
--------------------------------------------------------------------------------------------------------------------
Per Share.............................              $                            $                           $
--------------------------------------------------------------------------------------------------------------------
Total (3).............................              $                            $                           $
====================================================================================================================

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deducting expenses related to the Offering, estimated to be
    $        .

(3) The Company has granted the Underwriters a 30-day option to purchase in the aggregate up to 1,140,000 additional shares of Common Stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any. The Company will use the net proceeds from the sale of any shares of Common Stock in respect of such over-allotment option to purchase an equivalent number of Partnership Units. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."
                         ------------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions, including the approval of certain legal matters by counsel. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject orders in whole or in part. It is expected that delivery of the
shares of Common Stock will be made against payment therefor on or about   ,
1998 at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.
                         ------------------------------

                   Joint Lead Managers and Joint Book Runners
BEAR, STEARNS & CO. INC.                                       J.P. MORGAN & CO.
                         ------------------------------

                  The date of this Prospectus is        , 1998

Simply Everywhere(SM)


ORBCOMM provides two-way data and
messaging services through the world's
first commercial low-Earth orbit
satellite communications system.

Through a constellation of low-Earth orbit satellites, a network of terrestrial Gateways and small, relatively inexpensive subscriber units, ORBCOMM will enable customers to collect data from multiple locations, track assets on a global basis and transmit and receive short text messages outside the coverage area of other communications systems. ORBCOMM intends to provide reliable, global communications services that are affordable, convenient and easily accessible through the Internet, or by subscriber unit, pager, personal computer or facsimile.


[Picture of a globe, over which is
superimposed a picture of a person typing on a computer keyboard, with the image of an ORBCOMM satellite appearing to the left of the globe.]


logo:

ORBCOMM(R)
GLOBAL DATA & MESSAGING




just what customers need to know for fixed asset monitoring, mobile asset tracking and messaging.

Vital messages generated by a variety of applications(1) are collected and transmitted by an appropriate subscriber unit(2) to a satellite in the ORBCOMM constellation(3). The satellite relays these messages to an ORBCOMM Gateway Earth Station(4). The message is sent through a Gateway Control Center(5) to its destination, through the Internet or other terrestrial networks, to a personal computer, or to a subscriber unit, pager or facsimile machine(6).


[The above text is superimposed over a two-page picture of the surface of the Earth, on which appear the following additional pictures:

(1) Includes pictures (from left to right) depicting actual and proposed ORBCOMM applications for fixed asset monitoring, including monitoring of power consumption, tank level and pipeline corrosion; mobile asset tracking, including tracking government, trailer and heavy equipment vehicle location; and status and messaging, including personal messaging, traveler's aid and automotive.

(2) Identifies different models of subscriber units suitable for use with the ORBCOMM system, including (from left to right) a Scientific-Atlanta meter reading subscriber unit, a Stellar Satellite Communications, Ltd. data subscriber unit, a Panasonic data subscriber unit, a Torrey Science data subscriber unit, a Magellan messaging subscriber unit and a CTI messaging subscriber unit that is in development.

(3) An image of an ORBCOMM satellite appears in the sky above the surface of the Earth, with two-way arrows pointing to each of the pictures of the subscriber units that appear below the satellite.

(4) A picture of a Gateway Earth Station appears to the right of the picture of the satellite, with a two-way arrow pointing from the satellite to the Gateway Earth Station.

(5) A picture of the Gateway Control Center appears to the right of the picture of the Gateway Earth Station, with two-way arrows pointing from the Gateway Control Center to the Gateway Earth Station and each of the pictures included in paragraph (6) below.

(6) Pictures (one on top of the other) that represent the different means of receiving messages through the ORBCOMM system appear to the right of the Gateway Control Center, including (in order) a personal computer, a subscriber unit, a pager and a facsimile machine, with two-way arrows pointing from each picture to the Gateway Control Center.]

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                          FORWARD LOOKING INFORMATION

     ORBCOMM is a development stage enterprise. Many statements in this Prospectus are not historical and are forward looking in nature. Examples of such forward looking statements include statements concerning ORBCOMM's operations, prospects, markets, technical capabilities, funding needs, financing sources, pricing, launch and commercial service schedules, cash flows and profitability, as well as information concerning the estimated size of the addressable markets for satellite data and messaging communications services, future regulatory approvals, expected characteristics of competing systems and expected actions of third parties such as equipment suppliers, International Licensees (as defined) and VARs (as defined). These forward looking statements are inherently predictive and speculative and no assurance can be given that any of such statements will prove to be correct. Actual results and developments may be materially different from those expressed or implied by such statements. See "Risk Factors" for a discussion of various factors that, among other things, could result in any of such forward looking statements proving to be inaccurate.

     All trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                     [This Page Intentionally Left Blank.]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. For purposes of this Prospectus, unless otherwise indicated or the context otherwise requires, references to "ORBCOMM" refer to ORBCOMM Global, L.P., a Delaware limited partnership, and references to the "Company" refer to ORBCOMM Corporation, a Delaware corporation and the issuer of the Common Stock. The Company was incorporated in March 1998 for the sole purpose of investing in and acting as a general partner of ORBCOMM. Unless otherwise indicated, all information contained in this Prospectus assumes that: (i) the Underwriters' over-allotment option is not exercised; and (ii) the Restructuring (as defined) is complete. Prospective investors should carefully consider the specific matters set forth under "Risk Factors" beginning on page 11, as well as the other information and data included in this Prospectus.

                            THE COMPANY AND ORBCOMM

     ORBCOMM Global, L.P. ("ORBCOMM") provides two-way monitoring, tracking and messaging services through the world's first commercial low-Earth orbit ("LEO") satellite-based data communications system. ORBCOMM believes that it will provide a reliable, cost-effective method of providing fixed asset monitoring, mobile asset tracking and messaging services to a broad range of customers around the world, enabling such customers to collect data from multiple locations, track assets on a global basis and transmit and receive short text messages outside the coverage area of other systems.


     The ORBCOMM system architecture employs a network of independently operated satellites allowing ORBCOMM to provide service prior to completion of its satellite constellation. As additional satellites are added to the ORBCOMM system, ORBCOMM is able to provide enhanced service, including increased system capacity and availability, and increased system redundancy. ORBCOMM has launched 12 satellites to date and expects to launch 16 additional satellites in the third quarter of 1998, which will complete its planned 28-satellite constellation. An additional eight satellites that will create a planned 36-satellite enhanced constellation with increased capacity and improved service in equatorial regions are expected to be launched in the third quarter of 1999.



     Since early 1996, ORBCOMM has been providing limited commercial service in the United States through ORBCOMM's initial two satellites, each of which has a design life of four years beginning on the date it was placed in commercial service. ORBCOMM has begun to place in commercial service satellites that were launched in late 1997 and early 1998 and, as a result, ORBCOMM has begun to offer commercial service on a broader basis. ORBCOMM expects to have the ability to significantly expand its commercial services in the fourth quarter of 1998 in the United States and other temperate zones (as defined), when 16 additional satellites are expected to be placed in commercial service. Service outside the United States will be expanded as the necessary ground infrastructure is completed and the necessary regulatory approvals are received. Based on ORBCOMM's experience, ground infrastructure is generally completed within 12 to 24 months after execution of a ground procurement contract and regulatory approvals are generally received within two to 12 months after submission of a regulatory application. Enhanced service in equatorial regions is expected to be available in the fall of 1999, when the final eight satellites of the planned 36-satellite enhanced constellation are scheduled to be placed in commercial service. Certain ORBCOMM system satellites have experienced anomalies or outages. See "Risk Factors -- Technology Risks -- Design and Operation Risks and Existing Anomalies and Outages."


     ORBCOMM is targeting specific markets for its data communications services, including those in which potential customers currently have geographically limited or otherwise inefficient methods of obtaining information. ORBCOMM's current primary target markets include: (i) fixed asset monitoring services for electric utility meters, oil and gas storage tanks, wells and pipelines and environmental projects; (ii) mobile asset tracking services for commercial trucks, trailers, containers, rail cars, heavy equipment, fishing vessels, barges and government assets; and (iii) messaging services for consumers and commercial and government entities. Future target markets are expected to include: (i) tracking, messaging and security services for automobiles; (ii) monitoring applications for home security systems; and (iii) additional U.S. and foreign government applications. Based on market analyses conducted by and on behalf of ORBCOMM, ORBCOMM estimates that the current addressable market worldwide for data and messaging services of the type that can be provided by Little LEO (as defined) systems such as ORBCOMM's is in excess of 160 million subscriber units.

     ORBCOMM has made substantial progress toward its goal of full commercial operation of the ORBCOMM system. ORBCOMM has entered into agreements with over 45 value-added resellers ("VARs"), each of which is authorized to market and distribute ORBCOMM services within specific regions and to targeted industries or markets. ORBCOMM has also established two internal value-added resellers ("Internal VARs") to market and distribute monitoring and tracking services to the oil and gas and transportation industries. In addition, ORBCOMM has entered into agreements with 13 international licensees ("International Licensees") that are expected to market and distribute ORBCOMM services in over 95 countries within North and South America, Europe, Asia, the Middle East and Africa following completion of the necessary ground infrastructure and receipt of the necessary regulatory and other approvals. ORBCOMM has also entered into agreements with six subscriber unit manufacturers, Kyushu Matsushita Electric Company, Ltd. (also known as "Panasonic"), Scientific-Atlanta, Inc., also a VAR ("Scientific-Atlanta"), Magellan Corporation ("Magellan"), Stellar Electronics Ltd. ("Stellar"), Torrey Science Corporation ("Torrey") and Communications Technology Inc. ("CTI"), and has type approved ten subscriber unit models for commercial use with the ORBCOMM system. Four subscriber unit manufacturers have commenced production of subscriber units that can be used for electric utility meter, oil and gas storage tank, well and pipeline and environmental monitoring and commercial truck, trailer, container, rail car, heavy equipment, fishing vessel and government asset tracking applications. To date, ORBCOMM believes that approximately 8,000 subscriber units have been produced, of which Panasonic and Stellar have produced approximately 6,500 and 1,100 subscriber units, respectively. To date, ORBCOMM believes that approximately 1,100 subscriber units have been sold directly to entities other than ORBCOMM and its affiliates.


     The ORBCOMM system consists of small and relatively inexpensive satellites and subscriber units and a relatively low-cost ground infrastructure compared to Big LEO (as defined) systems. Such systems are designed primarily to provide voice services and require satellite systems that are estimated to cost between $2.3 billion and $3.7 billion. ORBCOMM expects that the aggregate cost to design, construct, launch and place in commercial service the planned 36-satellite enhanced constellation and design and construct the associated ground infrastructure in the United States (the "U.S. Ground Segment"), which includes an ORBCOMM system gateway (the "U.S. Gateway") and the master network control center for the entire ORBCOMM network (the "Network Control Center"), will be approximately $332 million through the third quarter of 1999, when the final eight satellites of such enhanced constellation are expected to be launched, of which approximately $256 million had been spent through March 31, 1998, excluding capitalized interest. On consummation of the Offering and the application of the net proceeds therefrom to purchase partnership units in ORBCOMM ("Partnership Units"), and taking into account the capital contributions of ORBCOMM's current partners and the net proceeds of the Notes Offering (as defined) and the MetLife Note (as defined), ORBCOMM believes that it will have sufficient funds to meet its anticipated net cash loss from operations and capital needs through the third quarter of 1999, when the last eight satellites of the planned 36-satellite enhanced constellation are expected to be launched. See "Risk Factors -- Financing Risks -- Additional Funding Requirements" and "Risk Factors -- Forward Looking Statements and Market Estimates."


RISK FACTORS


     See "Risk Factors" beginning on page 11 for a discussion of certain factors that should be considered by prospective investors in the Common Stock offered hereby including, among others, "-- Development Stage Enterprise -- Expectation of Continued Net Losses," "-- Development Stage Enterprise -- Limited Operating and Financial Data," "-- Technology Risks -- Design and Operation Risks and Existing Anomalies and Outages," "-- Technology Risks -- Launch Risks," and
"-- Technology Risks -- Schedule Delays."

SERVICE OFFERINGS

     ORBCOMM believes that it will provide a reliable, cost-effective method of providing fixed asset monitoring, mobile asset tracking and messaging services to a broad range of customers around the world. ORBCOMM intends to integrate the ORBCOMM system with related applications software and hardware developed by or for ORBCOMM, International Licensees or third parties that address the needs of specific industries and market segments. ORBCOMM's estimates of the current addressable market for various market segments, as set forth in this Prospectus, are based on a review and analysis of secondary market data supplemented with primary market research conducted by or on behalf of ORBCOMM.


     Fixed Asset Monitoring. ORBCOMM believes its services will provide a means of collecting data from assets in multiple locations around the world, thereby allowing customers to monitor productivity, minimize "downtime" and realize other operational benefits. Ultimately, ORBCOMM also expects to provide a method of controlling the functions of such assets, for example, by remotely operating valves, electrical switches and other devices, providing further operational, economic and competitive advantages. Primary applications currently include or are expected to include monitoring and control applications for: (i) electric utility meters; (ii) oil and gas storage tanks and wells; (iii) oil and gas pipelines; and (iv) environmental projects. Many of the customers for these applications manage numerous, widely dispersed assets in locations not currently or adequately served by other communications systems. ORBCOMM estimates that the size of the addressable market for these applications worldwide is approximately 61 million subscriber units in 1998. ORBCOMM subscriber units are currently being used for beta test or operational monitoring applications for electric utility meters, oil and gas storage tanks, wells and pipelines and environmental projects.



     Mobile Asset Tracking. ORBCOMM believes its services will provide a means to regularly and reliably track the location and report the status or condition of mobile assets around the world, thereby enabling customers to reduce downtime, repair costs, theft and other losses, improve service and more effectively utilize transportation, heavy equipment and other assets. Primary applications currently include or are expected to include tracking and monitoring applications for: (i) commercial trucks; (ii) trailers, containers and rail cars; (iii) heavy equipment; (iv) fishing vessels and barges; and (v) government assets. Certain of the customers in this market segment have no efficient means of tracking the location and may have no means of monitoring the status or condition of their assets. ORBCOMM estimates that the size of the addressable market for certain of these applications worldwide is approximately 13 million subscriber units in 1998. ORBCOMM subscriber units are currently being used for beta test or operational tracking applications for commercial trucks, trailers, containers, rail cars, heavy equipment, fishing vessels and military vehicles.



     Messaging. The ORBCOMM system is designed to provide short, alphanumeric two-way paging-like communications services on a global basis. ORBCOMM believes that its customers will use the ORBCOMM system to transmit messages ranging in length from six to 200 characters. ORBCOMM plans to introduce messaging services in the United States in the fall of 1998 and thereafter on a global basis as the necessary ground infrastructure is completed, the necessary regulatory approvals are received and, in equatorial regions, as additional satellites are launched. ORBCOMM expects that messaging customers will include a broad range of consumer, commercial and government customers that require a means of communicating with various locations such as their offices, dispatch centers, command posts or homes or that require the ability to send priority messages or position information. ORBCOMM estimates that the size of the addressable market for certain of these applications worldwide is approximately 40 million subscriber units in 1998. ORBCOMM expects that messaging subscriber units that can be used in the United States and certain other regions will be commercially available from Magellan in mid-1998 and thereafter from one or more other manufacturers.


     Future Applications. In addition to the addressable markets described above for data and messaging services, future target markets are expected to include: (i) tracking, messaging and security services for automobiles; (ii) monitoring applications for home security systems; and (iii) additional U.S. and foreign government applications. ORBCOMM estimates that the size of the addressable markets for automotive and home security system applications is approximately 52 million subscriber units in 1998.

DISTRIBUTION CHANNELS

     ORBCOMM markets its services to customers within the United States indirectly through VARs and directly through Internal VARs, and internationally through International Licensees that may distribute ORBCOMM services directly or through a distribution network.


     VARs. ORBCOMM's VARs target industries or markets within specific regions. Many VARs have an established market presence through their current customer bases, industry knowledge, market-specific brand name recognition and distribution networks. Such market experience and customer bases enable the VARs to develop software and information systems for specific consumer, commercial and government applications, thereby enhancing the functionality of the ORBCOMM system. To date, ORBCOMM has entered into agreements with over 45 VARs, including Scientific-Atlanta, ARINC, Inc. ("ARINC"), Sky-Eye Railway Services International ("Sky-Eye"), Intrex Data Communications Group ("Intrex") and Titan Industries, Inc. ("Titan").



     Internal VARs. In 1997, ORBCOMM established two Internal VARs to market and distribute monitoring and tracking services to the oil and gas and transportation industries. The Internal VARs are working closely with customers to develop and integrate the ORBCOMM system with related applications hardware and software. The Internal VAR for fixed asset monitoring applications has application software and an information system that are capable of monitoring oil and gas storage tanks and wells commercially available and being used by both operational and beta test customers. In the third quarter of 1998, the second Internal VAR plans to begin beta testing for mobile asset tracking applications with customers that include one of the largest operators of trucking fleets in the United States. ORBCOMM may establish additional Internal VARs to market and distribute applications to the automotive and other industries and to provide messaging services.


     International Licensees. Outside the United States, ORBCOMM will distribute its services through International Licensees that are responsible for, among other things, paying to ORBCOMM a monthly satellite usage fee and in certain cases a license fee, procuring from ORBCOMM and installing the necessary ground infrastructure, obtaining the necessary regulatory and other approvals and marketing and distributing ORBCOMM services in their designated regions. As of May 31, 1998, ORBCOMM had received approximately $18.4 million in fees and other payments from the International Licensees. In 1998, ORBCOMM expects to receive additional cash payments of approximately $40.0 million under agreements with International Licensees assuming certain milestones are achieved, including: (i) acceptance of Gateways by the International Licensees; (ii) launch of additional satellites by ORBCOMM; and (iii) receipt of regulatory approvals by the International Licensees. ORBCOMM has entered into agreements with 13 International Licensees, including a European consortium led by Nuova Telespazio, S.p.A., and a Japanese consortium that includes Okura & Co. Ltd., Mitsui & Co. Ltd., Kyushu Matsushita Electric Co. Ltd. and KDD Co. Ltd. These International Licensees are expected to market and distribute ORBCOMM services in over 95 countries following completion of the necessary ground infrastructure and receipt of the necessary regulatory and other approvals in their respective regions. ORBCOMM continues to negotiate with potential International Licensees and expects to execute agreements with several additional International Licensees during 1998. ORBCOMM or the International Licensees or third parties have received full or limited regulatory approvals in a total of 14 countries. In particular, in addition to the United States, full regulatory approvals to provide ORBCOMM services have been received in Canada, Japan and Malaysia. ORBCOMM, through the International Licensees and other third parties, currently has temporary, experimental, testing and demonstration or business licenses in Germany, Italy, South Korea, Spain, Sweden, Northern Ireland, Argentina, Chile, South Africa, Iceland and Namibia, which licenses permit a range of activities including the right to test and demonstrate or operate the ORBCOMM system on a temporary or otherwise limited basis.

BUSINESS STRATEGY

     Key components of ORBCOMM's business strategy include:

     Reliable, Global Coverage. ORBCOMM believes that the integration of proven technologies into the ORBCOMM system and the redundancy provided by the ORBCOMM satellite constellation will enable it to provide reliable, global, two-way data and messaging communications services. ORBCOMM's distributed constellation architecture, consisting of numerous LEO satellites, is designed not only to provide global coverage but also to reduce potential risks associated with the loss or outage of one or more satellites.

     First-to-Market Advantage. ORBCOMM began providing limited commercial service in the United States in February 1996 and expects to have the ability to provide expanded service in the United States and other temperate zones in the fourth quarter of 1998 and enhanced service in equatorial regions in the fall of 1999. Based on published reports, ORBCOMM believes that other Little LEO constellations are not expected to be fully operational until after the year 2000. ORBCOMM believes being first to market with its Little LEO system provides it with the opportunity to achieve a significant competitive advantage and therefore a greater market penetration because of its ability to: (i) establish certain industry standards for hardware and software applications; (ii) demonstrate the ORBCOMM system in an actual operating environment; (iii) deploy an installed base of subscriber units; (iv) solidify customer relationships; and
(v) create relationships with leading VARs, International Licensees, subscriber unit manufacturers and other hardware and software developers.


     Affordable and Convenient Service. ORBCOMM believes that its small and relatively inexpensive satellites and subscriber units and relatively low-cost ground infrastructure will enable it to provide customers with affordable and convenient data and messaging communications services.



     Global Marketing and Distribution of Services. ORBCOMM believes that it can rapidly achieve a global presence by capitalizing on the customer relationships, technical expertise and other resources of the VARs, Internal VARs and International Licensees.



     Commitment and Expertise of Strategic Partners. Orbital Sciences Corporation ("Orbital"), through Orbital Communications Corporation ("OCC"), and Teleglobe Inc. ("Teleglobe") and Teleglobe's partner Technology Resources Industries Bhd. ("TRI"), through Teleglobe Mobile Partners ("Teleglobe Mobile"), had invested an aggregate of approximately $190 million in ORBCOMM through May 31, 1998. Orbital is a U.S.-based space and information systems company; Teleglobe is a North American-based overseas telecommunications carrier; and TRI is an affiliate of the largest cellular operator in Malaysia. ORBCOMM has used and will continue to use the expertise and capabilities of its current partners, including their expertise in the design, construction and launch of satellites and the marketing and operation of communications networks, to enhance the services offered by the ORBCOMM system.


STRUCTURE

     On consummation of the Offering and the application of the net proceeds therefrom to purchase Partnership Units, the Company will become a general partner of ORBCOMM and is expected to own approximately 19.6% of the outstanding Partnership Units (approximately 21.8% if the Underwriters' over-allotment option is exercised in full). On consummation of the Offering, each of OCC and Teleglobe Mobile, the current general partners (together with the Company, the "General Partners") of ORBCOMM, will own approximately 40.2% of the outstanding Partnership Units (approximately 39.1% if the Underwriters' over-allotment option is exercised in full). Unless otherwise indicated, the term "Partners" includes the Company, OCC and Teleglobe Mobile and any partners subsequently admitted as partners of ORBCOMM, collectively.

     On consummation of the Offering: (i) each of OCC and Teleglobe Mobile will contribute to ORBCOMM their respective two percent partnership interests in ORBCOMM USA, L.P. ("ORBCOMM USA") and ORBCOMM International Partners, L.P. ("ORBCOMM International" and, together with ORBCOMM USA, the "Marketing Partnerships"), two limited partnerships that were previously formed for the purpose of marketing ORBCOMM services in the United States and internationally, respectively, dissolve each of the Marketing Partnerships and amend or terminate certain agreements to which either or both of the Marketing Partnerships is a party; and (ii) OCC, Teleglobe Mobile and the Company will enter into the Amended and Restated Agreement of Limited Partnership of ORBCOMM Global, L.P. (the "Partnership Agreement") and the Company will be admitted as a General Partner of ORBCOMM (collectively, the "Restructuring"). ORBCOMM and the Marketing Partnerships are collectively referred to as ORBCOMM. See "The Company and Relationships Among the ORBCOMM Parties" for a description and diagram of the organizational structure. See also "Certain Relationships and Related Transactions" and "Description of the Partnership Agreement."

RECENT DEVELOPMENTS

     In connection with the Offering, ORBCOMM solicited (the "Consent Solicitation"), and has received the consent of, the registered holders (the "Holders") of its 14% Senior Notes due 2004 with Revenue Participation Interest (the "Notes") to amend certain provisions of the indenture (the "Indenture") dated August 7, 1996, among ORBCOMM, ORBCOMM Global Capital Corp., the guarantors named therein and Marine Midland Bank, as trustee. The amendments permit the Offering and facilitate other business objectives. The amendments will become operative on consummation of the Offering. See "Description of the Senior Notes -- Amendments to the Indenture."


     Since late December 1997, ORBCOMM has launched ten satellites, eight of which have been placed in commercial service to date. ORBCOMM expects to place the remaining two satellites in commercial service by the end of the third quarter of 1998. Certain satellites have experienced anomalies and outages. See "Risk Factors -- Technology Risks -- Design and Operation Risks and Existing Anomalies and Outages."


     The principal executive offices of each of ORBCOMM and the Company are located at 2455 Horse Pen Road, Suite 100, Herndon, Virginia 20171 and their telephone number is (703) 406-6000. ORBCOMM's Internet address is http://www.orbcomm.com.

                      SOURCES AND USES OF FUNDS BY ORBCOMM
                                 (IN MILLIONS)


     The following table summarizes the estimated sources and uses of funds by ORBCOMM for the period from June 30, 1993 (date of inception) through the third quarter of 1999. The estimate of total sources and uses of funds is forward looking and could vary, perhaps substantially, from actual results and events, some of which may be outside of ORBCOMM's control, including unanticipated expenses and delays. See "Risk Factors -- Forward Looking Statements and Market Estimates."


     ORBCOMM believes that the net proceeds of the Offering and the application of the net proceeds therefrom to purchase Partnership Units, the capital contributions of ORBCOMM's current partners and the net proceeds of the Notes Offering and the MetLife Note will be sufficient to fund ORBCOMM's anticipated net cash loss from operations and capital expenditures through the third quarter of 1999, when the final eight satellites of the planned 36-satellite enhanced constellation are expected to be launched. ORBCOMM's ability to generate revenues is subject to numerous uncertainties. Additional funds may be necessary in the event of launch or other delay, loss or inoperability of satellites, cost overruns or any shortfall in estimated levels of operating cash flows, or to meet other unanticipated expenses. There can be no assurance that ORBCOMM will be able to obtain any such additional financing on favorable terms, on a timely basis or at all. See "Risk Factors -- Technology Risks -- Schedule Delays," "Risk Factors -- Technology Risks -- Cost Increases," "Risk Factors -- Financing Risks -- Additional Funding Requirements" and "Risk Factors -- Forward Looking Statements and Market Estimates."

          SOURCES OF FUNDS
          ----------------
Current Partners' capital(1).........    $190
Net proceeds of the sale of the
  Notes(2)...........................     164
Net proceeds of the Offering(3)......     114
Other indebtedness...................       5
                                         ----
          Total sources..............    $473
                                         ====

            USES OF FUNDS
            -------------
ORBCOMM system:
  Satellite construction and launch
     services........................    $244
  U.S. Ground Segment(4).............      39
  Insurance..........................      17
  Other system costs(5)..............      32
                                         ----
          Total system costs(6)......     332
Debt repayment and interest
  expense(7).........................      78
Cash used in or available for
  operations(8)......................      63
                                         ----
          Total uses.................    $473
                                         ====

---------------
(1) All $190 million was invested by OCC and Teleglobe Mobile in ORBCOMM as of May 31, 1998.
(2) Represents $170 million of gross proceeds of the offering of the Notes (the "Notes Offering"), including funds used to purchase a portfolio of U.S. government securities pledged as security for repayment of principal and interest on the Notes (the "Pledged Securities") in an amount sufficient to make scheduled interest payments on the Notes through August 15, 1998, less discounts and commissions and other expenses of the Notes Offering. See "Description of the Senior Notes."
(3) Reflects the purchase by the Company of 7,600,000 Partnership Units with the net proceeds of the Offering, assuming an initial public offering price of $16.50 per share of Common Stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus) and total net proceeds to the Company from the Offering of $114.4 million (after expenses of the Offering, estimated to be $2.5 million).
(4) Represents the total costs to design and construct the U.S. Ground Segment. Assumes that costs to construct Gateways located outside of the United States are incurred by International Licensees. See "Risk
    Factors -- Operating Risks -- Reliance on Third Parties -- Reliance on International Licensees."
(5) Represents certain project management costs; engineering costs related to laboratory facilities, test equipment and product development; development and certain operating costs associated with the ORBCOMM customer care and billing system; and other costs.
(6) Through March 31, 1998, ORBCOMM spent approximately $255.9 million on satellite constellation design, construction and launch services, design and construction of the U.S. Ground Segment and insurance and other system costs (excluding $40.5 million of capitalized interest).
(7) Represents required fixed interest payments on the Notes and scheduled payments of principal and interest (at an interest rate of 9.2% per annum) related to the Loan and Security Agreement dated December 22, 1994 between MetLife Capital Corporation ("MetLife") and ORBCOMM (the "MetLife Note"), in each case through the third quarter of 1999. Through March 31, 1998, ORBCOMM spent $43.5 million in debt repayment and interest expense.
(8) Through March 31, 1998, ORBCOMM spent $60.8 million in operating and other related costs (including cost of product sales, engineering, marketing and general administrative and other expenses, and working capital). The balance of cash used in or available for operations is available to cover operating expenses through the third quarter of 1999. There can be no assurance that such funds, together with the sources of funds set forth above, will be sufficient to cover such expenses. See "Risk Factors -- Financing Risks -- Additional Funding Requirements."

                             SUMMARY FINANCIAL DATA

                                  THE COMPANY

     The summary financial data of the Company presented below as of March 31, 1998 are derived from the audited balance sheet of the Company. The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's balance sheet as of March 31, 1998 and the notes thereto and ORBCOMM's combined financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the notes thereto included elsewhere in this Prospectus.

                                                                   MARCH 31, 1998
                                                              ------------------------
                                                              ACTUAL   AS ADJUSTED (1)
                                                              ------   ---------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Investments in ORBCOMM......................................  $   --   $       114,400
Total assets................................................      --           114,400
Total stockholders' equity..................................      --           114,400

------------------------------
(1) As adjusted to reflect the issuance and sale by the Company of the 7,600,000 shares of Common Stock offered hereby, assuming an initial public offering price of $16.50 per share of Common Stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus), total net proceeds to the Company of the Offering of $114.4 million and an aggregate purchase price of approximately $114.4 million for the 7,600,000 Partnership Units purchased by the Company. See "Use of Proceeds" and "Capitalization."

                                    ORBCOMM

     The summary combined financial data of ORBCOMM presented below under the captions "Combined Statements of Operations Data" and "Combined Balance Sheets Data" for, and as of, each of the years in the five-year period ended December 31, 1997, are derived from the audited combined financial statements of ORBCOMM. The summary combined financial data of ORBCOMM presented below under the captions "Combined Statements of Operations Data" and "Combined Balance Sheets Data" for, and as of, each of the three months ended March 31, 1997 and 1998, are derived from ORBCOMM's unaudited combined financial statements, which, in management's opinion, reflect all normal recurring adjustments necessary to fairly present this information when read in conjunction with the combined financial statements and the notes thereto included elsewhere in this Prospectus. The summary combined financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and ORBCOMM's combined financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the notes thereto included elsewhere in this Prospectus.

                                                                                   THREE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                   MARCH 31,
                                  --------------------------------------------    --------------------
                                  1993    1994     1995      1996       1997        1997        1998
                                  ----   ------   ------   --------   --------    --------    --------
                                                                                      (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT OTHER DATA)
COMBINED STATEMENTS OF
  OPERATIONS DATA:
Total revenues (1).............   $749   $2,093   $2,260   $    400   $    268    $   127     $    305
Cost of product sales..........     --       --       --        268        517        124          286
Depreciation...................     --       --       --      6,198      7,348      1,718        1,903
Engineering expenses (2).......     --       --       --      5,453      8,160      1,580        2,654
Marketing expenses.............    749    2,093    2,232      6,832     10,673      1,847        4,278
General, administrative and
  other expenses...............     --        9       50      4,777      9,722      1,305        2,090
Interest income, net...........     --       --       59      3,554      4,545      2,016          218
                                  ----   ------   ------   --------   --------    -------     --------
Net income (loss)..............   $ --   $   (9)  $   37   $(19,574)  $(31,607)   $(4,431)    $(10,688)
                                  ====   ======   ======   ========   ========    =======     ========
OTHER DATA: (3)
Number of VARs.................     --        2       15         29         41         34           45
Number of International
  Licensees....................     --       --        1          5         12          7           13

                                                                     MARCH 31, 1998
                                                                -------------------------
                                                                 ACTUAL    AS ADJUSTED(4)
                                                                --------   --------------
                                                                       (UNAUDITED)
                                                                      (IN THOUSANDS)
COMBINED BALANCE SHEETS DATA:
Cash, cash equivalents and investments (5)..................    $ 32,035   $      146,435
ORBCOMM system, net (6).....................................     280,916          280,916
Total assets................................................     345,799          460,199
Total long-term debt........................................     172,015          172,015
Total Partners' capital.....................................     115,467          229,867

------------------------------
(1) ORBCOMM is a development stage enterprise. Total revenues for the years ended December 31, 1993, 1994 and 1995 represent a non-refundable fee received from a potential International Licensee and revenues from OCC with respect to certain marketing costs.
(2) Prior to 1996, ORBCOMM capitalized substantially all engineering expenses as part of the total costs of the ORBCOMM system. See footnote 6 below.
(3) Other Data is calculated as of the end of the period presented.
(4) Reflects the purchase by the Company of 7,600,000 Partnership Units with the net proceeds of the Offering, assuming an initial public offering price of $16.50 per share of Common Stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus) and total net proceeds to the Company from the Offering of $114.4 million (after expenses of the Offering, estimated to be $2.5 million).
(5) Includes the aggregate principal amount of Pledged Securities of approximately $10.6 million and the amount in a segregated account related to the MetLife Note of approximately $2.5 million, respectively. See "Description of the Senior Notes."
(6) Represents the aggregate costs of satellite constellation design, construction and launch services, design and construction of the U.S. Ground Segment and insurance and other system costs (including $40.5 million of capitalized interest), net of accumulated depreciation.

                                  THE OFFERING

Offering......................   7,600,000 shares

Common Stock to be outstanding
  after the Offering..........   7,600,000 shares (1)(2)

Use of Proceeds...............   The net proceeds of the Offering are estimated
                                 to be approximately $114.4 million
                                 (approximately $132.0 million if the
                                 Underwriters' over-allotment option is
                                 exercised in full) assuming an initial public offering price of $16.50 per share (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus). The net proceeds of the Offering will be used by the Company to purchase 7,600,000 Partnership Units, representing approximately 19.6% of the outstanding Partnership Units of ORBCOMM
                                 (8,740,000 Partnership Units, representing approximately 21.8% of the outstanding
                                 Partnership Units of ORBCOMM if the
                                 Underwriters' over-allotment option is
                                 exercised in full). ORBCOMM will use the net proceeds of the sale of Partnership Units to the Company primarily for: (i) the design, construction and launch of the planned
                                 36-satellite enhanced constellation, including amounts payable to Orbital under the Procurement Agreement (as defined) as of consummation of the Offering ($34.9 million as of May 31, 1998); (ii) related development, operating and marketing expenses, including expenses incurred in connection with Internal
                                 VARs; (iii) the payment of interest on the Notes and scheduled payments of principal and interest on the MetLife Note; (iv) the payment of fees and expenses of the Consent
                                 Solicitation; and (v) other general corporate purposes related to commercial deployment of the ORBCOMM system. See "Use of Proceeds."

Proposed Nasdaq National
Market Symbol.................   "ORBC"

ORBCOMM Partnership Units
  outstanding after the
  Offering....................   38,801,310 Partnership Units(1)(2)
------------------------------
(1) If the Underwriters' over-allotment option is exercised in full, there will be 8,740,000 shares of Common Stock and 39,941,310 Partnership Units outstanding immediately following the Offering and the Company will own 8,740,000 Partnership Units.
(2) Excludes options issued under the Orbital Communications Corporation 1992 Stock Option Plan (the "OCC Stock Option Plan"), which on consummation of the Offering are expected to be converted into options to purchase shares of Common Stock reserved for issuance under the 1998 Equity Plan of ORBCOMM Corporation and ORBCOMM Global, L.P. (the "Equity Plan"), of which, assuming such conversion had taken place, options to purchase 3,320,797 shares of Common Stock have been granted and options to purchase 1,635,892 shares of Common Stock were exercisable at May 31, 1998 at a weighted average exercise price of $6.60 per share. See "Management -- Equity Plan."

                                  RISK FACTORS

     An investment in the Common Stock offered hereby is speculative in nature and involves a high degree of risk. Because the sole asset of the Company will be its Partnership Units in ORBCOMM, prospective investors should carefully consider the following risk factors related to both the Company and ORBCOMM, in addition to the other information contained elsewhere in this Prospectus, in evaluating whether to make an investment in the Company prior to purchasing shares of Common Stock in the Offering.

DEVELOPMENT STAGE ENTERPRISE

     EXPECTATION OF CONTINUED NET LOSSES. ORBCOMM is a development stage enterprise that has generated only nominal revenues from its limited operations to date. ORBCOMM has incurred cumulative net losses of $61.8 million through March 31, 1998 and expects losses to continue for at least the next two years. ORBCOMM commenced limited commercial service in the United States in February 1996 with the first two satellites in the planned 36-satellite enhanced constellation. ORBCOMM's activities have focused primarily on the acquisition of U.S. regulatory approvals for the operation of the ORBCOMM system, the design, construction and launch of satellites, the design and construction of associated ground network and operating systems (including associated software), the development of subscriber unit manufacturing sources, the negotiation of agreements with VARs and International Licensees, the development of Internal VARs, the development of customer software and hardware applications, preliminary marketing and sales activities associated with ORBCOMM's limited commercial operations to date and the hiring of key personnel. The continued development of ORBCOMM's business will require significant capital expenditures, a substantial portion of which will need to be incurred prior to the time, if any, that ORBCOMM realizes significant revenues from the ORBCOMM system. Together with ORBCOMM's operating expenses, these capital expenditures will result in negative cash flows until such time, if any, as ORBCOMM establishes an adequate revenue-generating customer base. No assurances can be given that, or when, ORBCOMM will have positive cash flows or become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     LIMITED OPERATING AND FINANCIAL DATA. Prospective investors have limited operating and financial data about ORBCOMM on which to base an evaluation of ORBCOMM's business performance or an investment in the Common Stock. To date, ORBCOMM has conducted only limited commercial operations. ORBCOMM's ability to provide commercial service in key markets or on a global basis and to generate positive operating cash flows will depend on its ability to, among other things:
(i) successfully construct, launch, place in commercial service, operate and maintain the ORBCOMM satellites in a timely and cost-effective manner; (ii) develop and integrate the various ORBCOMM system segments (including the satellites, the ground and control infrastructure and the hardware and software used in connection with customer applications); (iii) develop distribution capabilities within the United States and licensing and distribution arrangements outside the United States sufficient to capture and retain an adequate customer base; (iv) install the necessary ground infrastructure and obtain the necessary regulatory and other approvals outside the United States through its existing or future International Licensees; and (v) provide for the timely design, manufacture and distribution of subscriber units in sufficient quantities, with appropriate functional characteristics and at competitive prices, for various applications. Given ORBCOMM's limited operating history, there can be no assurance that it will be able to achieve these objectives or develop a sufficiently large revenue-generating customer base to achieve profitability. See "-- Technology Risks -- Design and Operation Risks and Existing Anomalies and Outages."


TECHNOLOGY RISKS


     DESIGN AND OPERATION RISKS AND EXISTING ANOMALIES AND OUTAGES. Individual ORBCOMM satellites have limited internal redundancy against technical failure. A number of factors will affect the useful lives of the ORBCOMM satellites, including the quality of design and construction, the expected gradual environmental degradation of solar panels, batteries and electronics or other components, the durability of component parts and the orbits in which the satellites are placed. Random failure of satellite components could result in damage to or loss of one or more satellites. In some cases, satellites could be damaged or destroyed by electrostatic storms, high levels of radiation or, in rare cases, collisions with other objects. There can be no assurance that the longevity of an ORBCOMM satellite will not be affected by any of these or other factors or events.

     Premature failure or interruption of satellites, including temporary losses, that for whatever reason are not promptly corrected or replaced, could, among other things, cause gaps in service availability, significantly degrade service quality and result in loss of revenue for the period that service is compromised and, as a result, could have a material adverse effect on ORBCOMM's financial condition and results of operations.


     Since late December 1997, ORBCOMM has launched ten satellites. To date, ORBCOMM has placed eight of these satellites in commercial service. Eight of the satellites launched since December 1997 experienced an anomaly in their solar power system resulting in reduced power margins. ORBCOMM believes, based on tests performed to date, that these satellites, all of which were designed to produce approximately 225 watts of power, are currently capable of producing between approximately 120 to 220 watts of power, which is greater than the power required to operate the satellites. Accordingly, ORBCOMM believes that each satellite will be capable of producing sufficient power to meet its planned service requirements during its design life.


     Of the satellites experiencing power anomalies, two satellites have experienced an anomaly in their subscriber transmitters that currently results in the inability of such satellites to transmit data to subscriber units. Orbital and ORBCOMM are developing software that is intended to bypass the anomaly so that such satellites can perform substantially all of their functions, although, even if successful, the coverage footprint of the affected satellites will be reduced. Orbital and ORBCOMM are also taking similar action, with a similar effect, to reduce the likelihood that such an anomaly will occur with respect to the other in-orbit satellites launched since December 1997. Orbital and ORBCOMM believe they have identified the reason for both of these anomalies and that they are being addressed on future satellites.

     With respect to its initial two satellites launched in April 1995, ORBCOMM has experienced certain technical difficulties including outages of certain electronic systems and subsystems, resulting in the inability during such outages to process customer communications. Since mid-February 1998, one of the initial two satellites launched in April 1995 has been experiencing such an outage.

     There can be no assurance that Orbital and ORBCOMM will be successful in resolving these anomalies or outages or that similar anomalies or outages will not occur on any of the ORBCOMM satellites. The inability to resolve or prevent such anomalies or outages could have a material adverse effect on ORBCOMM's ability to provide service, financial condition and results of operations.


     LAUNCH RISKS. Under its current timetable, ORBCOMM plans to launch 16 additional satellites on two separate launch vehicles in the third quarter of 1998 and plans to launch eight additional satellites on one launch vehicle in the third quarter of 1999. For the ORBCOMM system to function at maximum design efficiency, each individual plane of satellites comprising the ORBCOMM constellation must be launched into its proper orbit. See " -- Design and Operation Risks and Existing Anomalies and Outages."


     Satellite launches are subject to significant risks, including failure of the launch vehicle, which may result in disabling damage to or loss of the satellites, or failure of the satellites to achieve their proper orbits. In addition, the risk of a material adverse effect associated with a launch failure is increased because each launch vehicle contains multiple ORBCOMM satellites. There can be no assurance that any of the remaining ORBCOMM satellite launches will be successful.

     To date, ORBCOMM has successfully launched a total of 12 satellites into their proper orbits. ORBCOMM has contracted with Orbital to provide three separate Pegasus launch vehicles to launch the remaining 24 satellites, eight per Pegasus launch vehicle.

     Orbital's Pegasus launch vehicle has experienced launch failures from time to time. Orbital has conducted 21 Pegasus missions, with approximately a 90% success rate. There are a number of additional Pegasus launches currently planned during the scheduled launch period for the remaining ORBCOMM satellites, and the failure of any one of these launch vehicles could result in a delay in the planned launch of such satellites.

     Under the Procurement Agreement, Orbital bears the risk of Pegasus launch failures occurring prior to the release of the launch vehicle from Orbital's L-1011 aircraft. Thereafter, title to, and the risk of loss of, the launch vehicle and the satellites passes to ORBCOMM. ORBCOMM's remedies under the Procurement Agreement are limited to non-payment of certain milestone and satellite performance payments and termination of the Procurement Agreement. ORBCOMM's insurance against the loss of a launch vehicle and its satellite payload is limited. See "-- Limited Insurance." As a result, in the event of a launch failure, ORBCOMM may be required to make significant additional capital expenditures to purchase additional satellites to deploy the ORBCOMM system as currently planned. In addition, in the event that sufficient satellites were not then available, alternative launches would be delayed pending assembly of additional satellites. Similar delays could result in the event that Orbital is unable to provide launch services for the remaining satellites and ORBCOMM is required to procure launch services from an alternative source.

     Orbital's Pegasus vehicle is launched from beneath a modified Lockheed L-1011 aircraft owned by Orbital. In the event the modified L-1011 is unavailable for any reason, ORBCOMM would experience significant timing delays as a result of Orbital having to acquire and modify a new aircraft or ORBCOMM having to arrange for the launch of the satellites using an alternative aircraft or by means of a ground launch. There can be no assurance that another aircraft could be obtained and properly modified or that alternate launch services could be obtained on a timely or cost-effective basis, if at all. See "-- Schedule Delays" and "-- Cost Increases."

     The failure of any of ORBCOMM's remaining satellite launches or the potential need to procure launch services from an alternative source could result in significant delays and increased costs in the deployment of the ORBCOMM system. See "-- Schedule Delays" and "-- Cost Increases."

     SCHEDULE DELAYS. The launch of the satellites in the ORBCOMM constellation has been delayed primarily due to enhancements made to the design of the ORBCOMM satellites based on, among other things, information obtained from the operation of the two satellites launched in April 1995 and subcontractor late deliveries. At the time of the Notes Offering in August 1996, ORBCOMM anticipated that it would have launched a total of 28 satellites by the end of 1997. Through the end of the third quarter of 1998, ORBCOMM expects to have launched a total of 28 satellites.


     Additional delays in the construction, launch and implementation of the ORBCOMM system could result from a variety of causes, including, among others:
(i) delays encountered in the construction, integration and testing of the ORBCOMM system; (ii) launch delays or failures; (iii) delays caused by design reviews in the event of a launch vehicle failure or a loss of satellites or other events beyond the control of ORBCOMM; (iv) the failure of ORBCOMM to enter into, at the times or on the terms expected by ORBCOMM, VAR and International Licensee agreements for additional markets or territories; (v) the failure to develop effective applications for use with the ORBCOMM system; and (vi) the failure of International Licensees to install and accept international Gateways, to obtain the necessary regulatory approvals or to successfully distribute ORBCOMM services internationally. There can be no assurance that the ORBCOMM satellites or the ORBCOMM data and messaging communications services will be available on a timely basis, or at all, or that other factors, some of which are beyond the control of ORBCOMM, will not result in a delay in construction, launch and implementation of the ORBCOMM system. A significant delay in the completion of the ORBCOMM system could erode the competitive position and first-to-market advantage of ORBCOMM and could have a material adverse effect on ORBCOMM's financial condition and results of operations. See "-- Design and Operation Risks and Existing Anomalies and Outages" and "-- Launch Risks."


     COST INCREASES. Due to the increased costs associated with modifications and enhancements made to the ORBCOMM system, ORBCOMM's current estimate of the total funds required for satellite constellation design, construction and launch services, design and construction of the U.S. Ground Segment and insurance and other system costs (excluding capitalized interest expense) is approximately $332 million through the third quarter of 1999, when the final eight satellites of the planned 36-satellite enhanced constellation are expected to be launched, as compared to approximately $258 million estimated in August 1996. Approxi-mately $27 million of this increase is attributable to the planned launch of a plane of eight satellites in an equatorial orbit to create the planned 36-satellite enhanced constellation, which plane was not included in the August 1996 estimate.


     Additional increases in the costs of the ORBCOMM system could result from a variety of causes, including, among others: (i) launch or uninsured satellite failures; and (ii) further modification of the design of all or a portion of the ORBCOMM system in the event of, among other things, technical difficulties or changes in regulatory requirements. Significant cost increases related to the construction, launch and implementation of the ORBCOMM system could have a material adverse effect on ORBCOMM's financial condition and results of operations. See "-- Design and Operation Risks and Existing Anomalies and Outages," "-- Launch Risks" and "-- Financing Risks -- Additional Funding Requirements."


     INTEGRATION RISKS. While the ORBCOMM system has successfully transmitted in excess of one million messages, the ORBCOMM system is exposed to the risks inherent in a large-scale complex communications system employing advanced technologies. The operation of the ORBCOMM system requires the detailed design and integration of communications technologies and devices ranging from satellites operating in space to Gateways located around the world. There can be no assurance that, even if built to specifications, the ORBCOMM system will function as expected in a timely and cost-effective manner. The failure of any of the diverse and dispersed elements to function and coordinate as required could delay the full deployment of the ORBCOMM system or render it unable to perform at the quality and capacity levels required for successful operation of ORBCOMM's business.

     LIMITED INSURANCE. ORBCOMM has limited insurance against losses arising out of launch failures. ORBCOMM's next planned Pegasus launch (the "Second Pegasus Launch") is insured only as to the replacement value of the launch vehicle in the event of a launch vehicle failure. Unless there is a loss of three or more satellites in the plane of eight satellites launched in December 1997, the Second Pegasus Launch will not be insured as to the satellite payload of eight satellites. The Pegasus launch scheduled to follow the Second Pegasus Launch (the "Third Pegasus Launch") is insured as to the replacement of the launch vehicle in the event of a launch vehicle failure. The Third Pegasus Launch is also insured as to the satellite payload of eight satellites, but only if the Second Pegasus Launch fails, causing the loss of three or more satellites or if there is a loss of three or more satellites in either of the planes of eight satellites that were launched prior to the Third Pegasus Launch. With respect to the Pegasus launch of an equatorial plane of eight satellites planned to occur in the third quarter of 1999 (the "Fourth Pegasus Launch"), in the event that either the Second Pegasus Launch or the Third Pegasus Launch fails, resulting in the loss of three or more satellites, or if there is a loss of three or more satellites in any of the planes of eight satellites that were launched prior to the Fourth Pegasus Launch, ORBCOMM has insurance that would cover the costs of obtaining a replacement launch vehicle and eight replacement satellites. In the event that neither the Second Pegasus Launch nor the Third Pegasus Launch fails, resulting in the loss of three or more satellites, ORBCOMM does not currently have insurance that would cover the costs of obtaining a replacement launch vehicle or eight replacement satellites; however, ORBCOMM expects to obtain insurance for such circumstances prior to such launch assuming such insurance is available on commercially reasonable terms.

     ORBCOMM has no insurance against in-orbit satellite failure for the two satellites that were launched in April 1995 or for the two satellites launched in February 1998 on a Taurus launch vehicle. ORBCOMM has procured satellite insurance against the in-orbit failure of satellites in each of the first three planes of eight satellites it has launched or will launch using the Pegasus launch vehicle (including the plane of eight satellites launched in December
1997). This in-orbit insurance covers all eight satellites in a single plane for a period of five years after the successful placement in orbit of such plane, but only in the event that three or more in-orbit satellites in such plane fail after their successful placement in orbit, and only if three or more satellites originally intended as ground spares have been used to replace satellites lost in an unsuccessful launch or as a result of in-orbit failure.

     As is typically the case with satellite insurance policies, in the event there is a covered loss under ORBCOMM's insurance policy for the ORBCOMM constellation, prior to the occurrence of the next event that would be subject to such policy, ORBCOMM will be required to satisfy the insurance underwriters that it has addressed the technological and/or other issues associated with the covered loss.


     The space segment of the ORBCOMM system is subject to significant risks, including the risk of failure of the launch vehicle, failure of the satellites to achieve their proper orbits and in-orbit satellite failure. There can be no assurance that the insurance obtained by ORBCOMM will provide adequate mitigation of the adverse impact on ORBCOMM of a loss of satellites or launch vehicles. See "-- Design and Operation Risks and Existing Anomalies and Outages" and "-- Launch Risks."


     LIMITED LIFE OF SATELLITES; COST OF MAINTAINING THE SPACE SEGMENT. The ORBCOMM satellites, which constitute a substantial portion of ORBCOMM's total assets, will have a limited useful life. The first generation satellites (with the exception of the initial two satellites currently in orbit, each of which has a design life of four years beginning on the date it was placed in commercial service) are designed to operate for eight years. There can be no assurance that any satellite will actually achieve such a useful life. See
"-- Design and Operation Risks; Risk of Satellite Failure or Damage."

     ORBCOMM anticipates using funds generated from operations to develop a second generation of satellites. If sufficient funds from operations are not available and ORBCOMM is unable to obtain financing for the second generation satellite constellation, ORBCOMM will not be able to launch a second generation satellite constellation to replace first generation satellites at the end of their useful lives. There can be no assurance that additional capital will be available to develop the second generation of satellites on favorable terms or on a timely basis, if at all. See "-- Financing Risks -- Additional Funding Requirements."

     TECHNOLOGICAL CHANGE. The communications industry is characterized by continuous technological change. Future technological advances in the communications industry may result in the availability of new services, products or information delivery methods that could compete with, or render obsolete, the monitoring, tracking and messaging services that ORBCOMM provides or intends to provide. There can be no assurance that ORBCOMM will not be materially adversely affected in the event of such technological change, or that changes in technology will not enable additional companies to offer services that replace some or all of the services that ORBCOMM provides or intends to provide. Such new technologies, even if not ultimately successful, could have a material adverse effect on ORBCOMM's financial condition and results of operations. See "-- Market Demand -- Competition."

     LIMITED SYSTEM CAPACITY. ORBCOMM could experience unexpected usage patterns that could exceed the capacity of the ORBCOMM system, although ORBCOMM believes that the capacity of the ORBCOMM system will be sufficient to meet currently forecasted demand. In particular, to provide commercially adequate service, ensure customer acceptance and operate successfully, the ORBCOMM system will need to provide acceptable levels of availability, which will depend on system capacity. Various factors will have a significant impact on the capacity of the ORBCOMM system, the most important being usage patterns and the architectural structure of the ORBCOMM system, including spectrum allocation, Gateway capacity and subscriber unit performance. Failure to achieve a commercially viable capacity level for any reason could have a material adverse effect on ORBCOMM's financial condition and results of operations.

     INTERNET SECURITY RISKS. Like many other modern communication networks, ORBCOMM currently delivers a substantial portion of its data to customers via the Internet and expects to continue to use the Internet as a primary delivery method for data collected from subscriber units and satellites. ORBCOMM currently takes certain measures to ensure the security of customer data. There can be no assurance, however, that persons seeking unauthorized access to ORBCOMM customer data will not be able to gain such access. ORBCOMM believes that if such unauthorized access were to occur, or potential ORBCOMM customers were to perceive that such unauthorized access could occur, the market for ORBCOMM services would be adversely affected.

FINANCING RISKS

     ADDITIONAL FUNDING REQUIREMENTS. The completion and maintenance of the ORBCOMM system and the commencement of service on a global basis will require significant additional expenditures of funds. See

"Prospectus Summary -- Sources and Uses of Funds by ORBCOMM." ORBCOMM currently expects to require approximately $332 million for capital expenditures and development costs of the ORBCOMM system from June 30, 1993 (date of inception) through the third quarter of 1999 (excluding expected debt repayment and capitalized interest of approximately $78 million). Through March 31, 1998, ORBCOMM spent approximately $256 million on satellite constellation design, construction and launch services, design and construction of the U.S. Ground Segment and insurance and other system costs (excluding approximately $40.5 million of capitalized interest). To finance such expenditures, Orbital, through OCC, and Teleglobe and TRI, through Teleglobe Mobile, had invested an aggregate of approximately $190 million in ORBCOMM through May 31, 1998 and ORBCOMM had received net proceeds of approximately $164 million from the Notes Offering and a loan of approximately $5 million from MetLife. ORBCOMM believes that the net proceeds of the Offering and the application of the net proceeds therefrom to purchase Partnership Units, the capital contributions of ORBCOMM's current Partners and the net proceeds of the Notes Offering and the MetLife Note will be sufficient to fund ORBCOMM's anticipated net cash loss from operations and capital expenditures through the third quarter of 1999, when the last eight satellites of the planned 36-satellite enhanced constellation are expected to be launched, although no assurance can be given that such funds will in fact be sufficient to meet such funding requirements. See "-- Technology
Risks -- Schedule Delays," "-- Technology Risks -- Cost Increases" and
"-- Forward Looking Statements and Market Estimates."


     The development, marketing and distribution of data and messaging communications services to customers, the construction of certain components of the ground segment or the procurement and launch of additional satellites may require ORBCOMM to make significant expenditures that are not provided for under ORBCOMM's current plans. These expenditures of funds may arise as a result of, among other things, ORBCOMM's decision to establish additional Internal VARs to develop, market and distribute data and messaging communications services that are currently expected to be developed by VARs, the requirement to construct international Gateways because of the inability or unwillingness of International Licensees to do so or the requirement to procure and launch satellites to replace satellites in the event of, for example, an uninsured loss. See "-- Operating Risks -- Reliance on Third Parties -- Reliance on VARs," "-- Operating Risks -- Reliance on Third Parties -- Reliance on International Licensees" and "-- Technology Risks -- Limited Insurance."

     ORBCOMM has experienced delays with respect to the implementation of the ORBCOMM system, which have resulted in a deferral of revenues and, among other things, have increased ORBCOMM's funding requirements. In addition, primarily as a result of its decision to launch the planned 36-satellite enhanced constellation rather than the originally planned 28-satellite constellation and to develop Internal VARs, ORBCOMM has experienced significant increases in costs. See "-- Technology Risks -- Schedule Delays" and "-- Technology
Risks -- Cost Increases." Moreover, commencing February 15, 1999, after the Pledged Securities are depleted, interest expense on the Notes will represent a significant cash requirement for ORBCOMM. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance that ORBCOMM will generate sufficient cash from operations or that future increases in costs or delays will not result in a need for additional funding. In the event such additional funding becomes necessary, there can be no assurance that such additional funding will be available from the public or private markets or from ORBCOMM's Partners on favorable terms or on a timely basis, if at all.

     SUBSTANTIAL LEVERAGE. ORBCOMM is a development stage enterprise with a highly leveraged capital structure. As of March 31, 1998, ORBCOMM's total indebtedness (including trade payables) was approximately $212.7 million. ORBCOMM's accounts payable as of May 31, 1998 includes approximately $34.9 million owed to Orbital under the Procurement Agreement for work completed but not yet invoiced, which will be paid with a portion of the net proceeds of the Offering. ORBCOMM's debt service requirements could negatively affect the value of the Common Stock as a result of the following: (i) ORBCOMM's ability to obtain additional financing for future working capital needs or for other purposes may be limited; (ii) a substantial portion of ORBCOMM's cash flows from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for operations; and (iii) ORBCOMM may have greater exposure to adverse economic conditions than competing companies that are not as highly leveraged. These factors could adversely affect ORBCOMM's financial condition and results of operations.


     RESTRICTIVE COVENANTS. The Indenture contains, and any additional financing agreements are likely to contain, certain restrictive covenants. The restrictions contained in the Indenture affect, and in some cases significantly limit or prohibit, among other things, the ability of ORBCOMM to incur indebtedness, make prepayments of certain indebtedness, make distributions (other than distributions by ORBCOMM to the Company for reimbursement of certain administrative expenses and to the General Partners for payment of their respective tax liabilities), make investments, engage in transactions with affiliates, issue capital stock, create liens, sell assets and engage in mergers and consolidations. If ORBCOMM fails to comply with the restrictive covenants in the Indenture, ORBCOMM's obligation to repay such obligations may be accelerated. In connection with the Offering, ORBCOMM has received the consent of the Holders to amend certain provisions of the Indenture. The amendments permit the Offering and facilitate other business objectives. See "Description of the Senior Notes -- Amendments to the Indenture."


MARKET DEMAND

     ACCEPTANCE OF ORBCOMM SERVICES. The success of the ORBCOMM system will depend on customer acceptance of ORBCOMM services. Customer acceptance of ORBCOMM services will depend on a number of factors, including the technical capabilities and availability of the ORBCOMM system, which are dependent in part on the number of satellites launched and operational at any time, as well as completion of the necessary ground infrastructure and receipt of the necessary regulatory and other approvals to operate in a particular jurisdiction, the availability of relatively inexpensive subscriber units that are compatible with the ORBCOMM system and meet the varying needs of customers, the price of ORBCOMM services, and the extent, availability and price of alternative data and messaging communications services. As with any new communications service, there can be no assurance that ORBCOMM services will attain market acceptance. See
"-- Competition."

     In addition, ORBCOMM believes that market acceptance of certain services provided by the ORBCOMM system depends on the design, development and commercial availability of integrated hardware and software applications that support the specific needs of its targeted customers. ORBCOMM has entered into and is continuing to enter into agreements with VARs and applications developers and is developing Internal VARs that are responsible for developing a portion of these applications. In the event there is a delay in the availability or lack of all of the components necessary to fulfill its customers' business requirements, market acceptance of services using the ORBCOMM system could be adversely affected. See "-- Technology Risks -- Schedule Delays," "-- Technology
Risks -- Cost Increases" and "-- Operating Risks -- Reliance on Third Parties."

     ORBCOMM's business plan assumes that potential customers of ORBCOMM services will accept certain limitations inherent in satellite communications services. For example, the ORBCOMM system's line-of-sight limitation, particularly in "urban canyons," and its inability to penetrate buildings and other objects could limit the use of the ORBCOMM system and services. In addition, prior to the commercial operation of the 28-satellite constellation, the availability of the ORBCOMM system will be limited in the United States and other temperate zones and will be further limited in equatorial regions prior to the commercial operation of the planned 36-satellite enhanced constellation such that data or messages may be transmitted or received only during particular hours of a given day. In addition to the limitations imposed by the architecture of the ORBCOMM system, the absence of necessary regulatory and other approvals in a given jurisdiction will preclude the availability of ORBCOMM services in such jurisdiction until such time, if any, that such approvals have been obtained. See "-- Regulatory Risks -- International Licensing Risks." Certain potential customers, particularly those requiring messaging services and, prior to full commercial operation, those requiring service on a global basis, may find the limitations on the availability of ORBCOMM services unacceptable.

     COMPETITION. Competition in the communications industry is intense, fueled by rapid and continuous technological advances and alliances between industry participants seeking to use such advances on an international scale to capture significant market share. Although currently no other company is providing the same global, satellite-based commercial data and messaging communications services to be provided by ORBCOMM, it is anticipated that the ORBCOMM system will face competition from numerous existing and potential alternative communications products and services provided by various large and small companies. ORBCOMM expects that potential competitors will include operators or users of other Little LEO satellite systems and operators or users of Big LEO and medium-Earth orbit ("MEO") satellite systems. ORBCOMM also believes that it currently competes in certain of its market segments with operators and users of certain GEO systems and terrestrial-based data communications systems, although ORBCOMM believes that it will complement terrestrial-based data communications systems in certain market segments. If any of ORBCOMM's competitors succeed in marketing and deploying systems with services similar to those expected to be offered through the ORBCOMM system, ORBCOMM's ability to compete in markets served by such competitors may be adversely affected.

     Some of ORBCOMM's actual or potential competitors have financial, personnel and other resources substantially greater than those of ORBCOMM. In addition, a continuing trend toward consolidation and strategic alliances in the communications industry could give rise to significant new competitors, and any foreign competitor may benefit from subsidies from, or other protective measures by, its home country. There can be no assurance that some of these competitors will not develop more technologically advanced systems than the ORBCOMM system or more efficient or less expensive services than those expected to be provided by ORBCOMM.

     ORBCOMM may also face competition in the future from companies using new technologies and new satellite systems. See "-- Technology
Risks -- Technological Change." A number of these new technologies, even if they are not ultimately successful, could have an adverse effect on ORBCOMM. Also, ORBCOMM's business would be adversely affected if competitors begin operations or existing or new communications service providers are able to penetrate ORBCOMM's target markets. See "Business -- Competition."

FORWARD LOOKING STATEMENTS AND MARKET ESTIMATES.

     ORBCOMM is a development stage enterprise. Many statements in this Prospectus are not historical and are forward looking in nature. Examples of such forward looking statements include statements concerning ORBCOMM's operations, prospects, markets, technical capabilities, funding needs, financing sources, pricing, launch and commercial service schedules, cash flows and profitability, as well as information concerning the estimated size of the addressable markets for satellite data and messaging communications services, future regulatory approvals, expected characteristics of competing systems and expected actions of third parties such as equipment suppliers, International Licensees and VARs. These forward looking statements are inherently predictive and speculative and no assurance can be given that any of such statements will prove to be correct. Actual results and developments may be materially different from those expressed or implied by such statements. Prospective investors should carefully review the other risk factors set forth in this Prospectus for a discussion of various factors that could result in any of such forward looking statements proving to be inaccurate.


     FINANCIAL INFORMATION. In addition, the information in this Prospectus under "Prospectus Summary -- Sources and Uses of Funds by ORBCOMM" (other than historical information) and the statements therein and elsewhere that ORBCOMM believes that the net proceeds of the Offering and the application of the net proceeds therefrom to purchase Partnership Units, the capital contributions of ORBCOMM's current Partners and the net proceeds of the Notes Offering and the MetLife Note will be sufficient to fund ORBCOMM's anticipated net cash loss from operations and capital expenditures through the third quarter of 1999 are forward looking statements that may turn out to be inaccurate for the reasons described in the preceding paragraph as well as in the other risk factors set forth in this Prospectus and are also based upon a number of assumptions. One or more of these assumptions is likely to be incorrect. The estimated financial information assumes, among other things, that: (i) expanded commercial service will be available in the fourth quarter of 1998 when additional satellites are expected to be placed in commercial service and that the ORBCOMM system will become fully commercially operational within the current schedule; (ii) the ORBCOMM system will meet all systems specifications and will have service characteristics at least as favorable as those expected by ORBCOMM and described in this Prospectus; (iii) there will be no increased costs, whether resulting from delays or otherwise; (iv) subscriber unit manufacturers will develop, manufacture and sell in sufficient quantities subscriber units that perform according to design specifications on a timely basis and with features and at prices acceptable to customers without unplanned material purchase requirements or subsidies by ORBCOMM; (v) a sufficient number of Gateways will be constructed and delivered on a timely basis and will be fully operational as planned; (vi) ORBCOMM will contract with a sufficient number of VARs to ensure effective marketing of the ORBCOMM services; (vii) the capacity of the ORBCOMM system, as affected by, among other things, ORBCOMM service usage patterns, will be sufficient to serve the needs of the customers assumed in ORBCOMM's business plan; (viii) there will be no material change in legislation or regulations or in the administration thereof that will have an adverse effect on the business of ORBCOMM; (ix) there will be no material adverse change in any of ORBCOMM's existing material contracts; and (x) the International Licensees or other parties will obtain on a timely basis the necessary regulatory and other approvals to provide services in sufficient countries to enable ORBCOMM to carry out its business strategy.

     In addition, the information in this Prospectus under "Prospectus
Summary -- Sources and Uses of Funds by ORBCOMM" (other than historical information) and the statements therein, "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and elsewhere with respect to assumed net cash flows and additional funding requirements, are forward looking statements that are based on a number of assumptions, one or more of which is likely to be incorrect, and may turn out to be inaccurate for the reasons described in the preceding paragraphs. ORBCOMM's current estimate of the total funds required for satellite constellation design, construction and launch services, design and construction of the U.S. Ground Segment and insurance and other system costs (excluding capitalized interest expense), is approximately $332 million through the third quarter of 1999, when the final eight satellites of the planned 36-satellite enhanced constellation are expected to be launched, as compared to approximately $258 million estimated in August 1996. The increase in this estimate is due to, among other things, costs associated with modifications and enhancements made to the ORBCOMM system, including the planned launch of eight satellites in an equatorial orbit to create the planned 36-satellite enhanced constellation. See "Prospectus Summary -- Sources and Uses of Funds by ORBCOMM," "-- Technology Risks -- Schedule Delays" and "-- Technology Risks -- Cost Increases."

     MARKET ESTIMATES. With regard to the statements concerning the estimated size of the addressable markets for ORBCOMM services set forth in "Prospectus Summary" and under "Business -- Overview" and "Business -- Addressable Markets," and in addition to the information set forth above, prospective investors are cautioned that such statements are based exclusively on market analyses conducted by or on behalf of ORBCOMM. ORBCOMM's estimates of the current addressable market for various market segments, as set forth in this Prospectus, are based on a review and analysis of secondary market data supplemented with primary market research in the form of interviews with persons knowledgeable about that market segment. In estimating the size of the current addressable market for various market segments, the market analyses conducted by or on behalf of ORBCOMM estimated the total number of subscriber units in each market segment, and then reduced such total number based on factors such as whether there was a perceived significant need for the type of services provided by the ORBCOMM system and an ability to pay for such services. While based on certain market, industry and demographic data, these estimates represent professional judgments and are predictive in nature. There can be no assurance that these addressable markets estimates will prove to be accurate. There are a number of factors supporting the estimates that are of an inherently uncertain nature, including, but not limited to, the lack of precise industry and demographic data, the variance between different statistical sources and the need to extrapolate certain data for countries and regions that do not provide sufficient information. Furthermore, the analyses are based on gross domestic product growth predictions that are historically based and may not be met in the future. It is likely that some of these assumptions will not prove correct and events may occur that could affect actual markets realized. Moreover, the risks associated with market analysis are heightened in cases such as this, where the analysis addresses products and services some of which do not yet exist and that are not directly comparable to any product or service with which the respondents could be familiar. Consequently, actual markets should be expected to vary from the addressable markets estimated herein and such variations may be material. ORBCOMM does not intend to publish updates or revisions of the addressable market estimates included in this Prospectus to reflect events or circumstances after the date hereof or to reflect subsequent market analyses.

REGULATORY RISKS

     DOMESTIC LICENSING RISKS. ORBCOMM's business may be affected by the regulatory activities of various U.S. government agencies, primarily the Federal Communications Commission (the "FCC"). On October 20, 1994, the FCC granted to OCC a license (the "Original FCC License") authorizing OCC to construct, launch and operate 36 LEO satellites for the purpose of providing two-way data and messaging communications and position determination services in the United States. On March 31, 1998, the FCC also granted to OCC a license for, among other things, 12 additional LEO satellites (the "Supplemental FCC License and, together with the Original FCC License, the "FCC Licenses"). Although the FCC Licenses are currently valid, they are subject to revocation if OCC fails to satisfy certain conditions or to meet certain prescribed milestones, including the December 2000 milestone by which OCC must launch 36 satellites, the September 2002 milestone by which OCC must launch two of the 12 satellites recently licensed under the Supplemental FCC License and the March 2004 milestone by which OCC must launch the remaining ten of these satellites, unless such dates are extended by application to the FCC. While the FCC Licenses are valid for a period of ten years from the operational date of the first ORBCOMM satellite, which was April 1995, OCC is required, three years prior to the expiration of each of the FCC Licenses, to apply for a license renewal with the FCC. While, based on past experience, OCC believes the FCC generally grants the renewal applications of existing licensees where the licensee has satisfied the requirements of the license, there can be no assurance that the FCC will in fact renew either of the FCC Licenses. Should the FCC revoke or fail to renew on application by OCC the FCC Licenses, or if OCC fails to satisfy any of the conditions of the FCC Licenses, such action would have a material adverse impact on ORBCOMM's financial condition and results of operations.

     The FCC has licensed OCC to operate as a private carrier. ORBCOMM believes that OCC currently is not subject to the restrictions that apply to common carriers or to providers of Commercial Mobile Radio Services ("CMRS") because of the method of distribution of ORBCOMM services. ORBCOMM plans to provide services to customers indirectly through VARs and directly through Internal VARs. The services provided to customers by ORBCOMM will not be interconnected with the public switched telephone network and, in most cases, will be enhanced services. Therefore, ORBCOMM does not believe that these services will be regarded by the FCC as common carrier or CMRS. There can be no assurance, however, that in the future, ORBCOMM will not provide services that the FCC deems common carrier or CMRS or that the FCC will not exercise its discretionary authority to apply the common carrier or CMRS rules to ORBCOMM. The application of these rules could have a material adverse effect on ORBCOMM's financial condition and results of operations by, for instance, requiring ORBCOMM to offer to the public just, reasonable and nondiscriminatory rates, subjecting ORBCOMM to certain tariff filing requirements, limiting some foreign ownership in ORBCOMM and subjecting ORBCOMM to state regulation (if ORBCOMM were deemed to be a common carrier).

     OCC recently filed an application with the FCC seeking to modify the FCC Licenses to permit it to launch eight of its authorized satellites in an equatorial orbit (rather than a 45 degree orbit) and to increase the spacing between the other three planes of eight satellites (the "Modification Request"). While ORBCOMM believes that the FCC will grant the Modification Request on a timely basis because there would be no adverse effect on any other Little LEO licensee or service, there can be no assurance that the FCC will grant the Modification Request.

     Finally, ORBCOMM's financial condition and results of operations could be adversely affected by the adoption of new laws, policies or regulations in the United States, or changes in the interpretation or application of existing laws, policies and regulations in the United States, that modify the present regulatory environment. See "Regulation."

     INTERNATIONAL LICENSING RISKS. ORBCOMM's business is affected by the regulatory authorities of the countries in which it or the International Licensees will operate and in which ORBCOMM services will be offered. ORBCOMM's International Licensees will be required to obtain local regulatory approvals to offer ORBCOMM services, to operate Gateways and to offer the use of subscriber units located within their territories. As a result, numerous approvals must be obtained before ORBCOMM can offer full global coverage. ORBCOMM's current business plan is based on the receipt of regulatory approvals in several foreign jurisdictions by the end of the third quarter of 1999, when the final eight satellites of the planned 36-satellite enhanced constellation are currently expected to have been launched. ORBCOMM or the International Licensees or third parties have received full or limited regulatory approvals in a total of 14 countries. In particular, in addition to the United States, full regulatory approvals to provide ORBCOMM services have been received in Canada, Japan and Malaysia and temporary, experimental, testing and demonstration or business licenses have been received in Germany, Italy, South Korea, Spain, Sweden, Northern Ireland, Argentina, Chile, South Africa, Iceland and Namibia, which licenses permit a range of activities including the right to test and demonstrate or operate the ORBCOMM system on a temporary or otherwise limited basis. While obtaining regulatory approvals is the responsibility of an International Licensee, there can be no assurance that an International Licensee will be successful in doing so. If any such International Licensee is not successful, service will not be available in the affected territories.

     Although many countries have moved to privatize the provision of communications services and to permit competition in the provision of such services, some countries continue to require that all communications services be provided by a government-owned entity. While ORBCOMM anticipates that substantially all of the International Licensees will be private entities, ORBCOMM may be required to offer its services through a government-owned or -controlled entity in those territories where government monopolies prevail.

     ORBCOMM's inability to offer service in a foreign country or countries could have a material adverse effect on ORBCOMM's financial condition and results of operations. Regulatory provisions in countries in which ORBCOMM or the International Licensees seek to operate may impose impediments on ORBCOMM's or the International Licensees' operations and there can be no assurance that such restrictions would not be unduly burdensome. ORBCOMM's business may also be adversely affected by regulatory changes resulting from judicial decisions and/or the adoption of treaties, legislation or regulations by the national authorities of countries or territories where ORBCOMM plans to operate its system.

     ITU COORDINATION. The United States, on behalf of OCC, is required to coordinate the frequencies used by the ORBCOMM system under the auspices of the International Telecommunication Union ("ITU"). Frequency coordination is a necessary prerequisite to obtaining interference protection from other satellite systems. There is no penalty for launching a satellite system prior to completion of the ITU coordination process, although protection from interference through this process is only afforded as of the date of successful completion of the process and notification of the system by the ITU. Although the United States has substantially completed the ITU coordination process with respect to the planned 36-satellite enhanced constellation, because OCC has been granted authority for 12 additional satellites in the second processing round, the FCC must modify ORBCOMM's ITU registration documentation and proceed with a supplementary coordination process. This process is not expected to affect coordination of ORBCOMM's 36-satellite system.

     The United States has not yet completed coordination of the ORBCOMM system with Russia and France. There can be no assurance that the United States will be successful in coordinating the ORBCOMM system with the Russian and French systems. Any delay in or failure to successfully complete the ITU coordination process may result in potential interference to the ORBCOMM system by other mobile satellite systems operating internationally, which could have a material adverse effect on ORBCOMM's financial condition and results of operations. Furthermore, International Licensees working with their respective governments are required to complete ITU coordination of subscriber units and Gateways located in their territories with countries located within distances determined by ITU recommendations. There can be no assurance that these coordinations will be completed successfully or in a timely manner, which could result in delayed availability of ORBCOMM services in the affected territories.

     LAUNCH LICENSING RISK. Commercial U.S. space launches require licenses from the U.S. Department of Transportation ("DoT"). In addition, the launch of the equatorial plane currently expected to occur in the third quarter of 1999 is expected to be made from a launch facility outside the United States, and will therefore require a license from the applicable U.S. government authorities to export the satellites from the United States to such location and a license from the applicable government authorities outside the United States to launch the satellites. Under the Procurement Agreement, Orbital is responsible for ensuring that the appropriate DoT commercial launch licenses and other licenses or approvals are in place for the ORBCOMM satellite launches. There can be no assurance that Orbital will continue to be successful in its efforts to obtain the necessary licenses or regulatory approvals. The inability of Orbital to secure any necessary licenses or regulatory approvals for any launch of ORBCOMM satellites could delay such launch, which could have a material adverse effect on ORBCOMM's financial condition and results of operations.

OPERATING RISKS

     RISKS ASSOCIATED WITH COMMENCEMENT OF GLOBAL OPERATIONS. ORBCOMM's ability to achieve profitability will depend in part on its ability to offer ORBCOMM services on a global basis. Offering ORBCOMM services on a global basis will require ORBCOMM to, among other things: (i) enter into agreements with International Licensees representing additional territories; (ii) install the necessary ground infrastructure outside the United States through its existing or future International Licensees or otherwise; (iii) obtain the regulatory and other approvals necessary to offer ORBCOMM services outside the United States through its existing or future International Licensees; and (iv) distribute ORBCOMM services internationally through its International Licensees. In addition, each agreement between ORBCOMM and an International Licensee provides that the International Licensee may terminate the agreement upon one year's written notice. There can be no assurance that ORBCOMM or the International Licensees will be able to construct the necessary international ground infrastructure, obtain the necessary regulatory and other approvals or effectively distribute ORBCOMM services internationally. Moreover, there can be no assurance that an International Licensee will not terminate its agreement with ORBCOMM after giving one year's notice. See "-- Reliance on Third
Parties -- Reliance on International Licensees" and "-- Regulatory
Risks -- International Licensing Risks."

     RISKS OF MULTINATIONAL OPERATIONS AND DEVELOPING MARKETS. Since ORBCOMM expects to derive substantial revenues by providing international communications services, it is subject to certain multinational operational risks, such as changes in domestic and foreign government regulations and communications standards, licensing requirements, tariffs or taxes and other trade barriers, price, wage and exchange controls, political, social and economic instability, inflation and interest rate and currency fluctuations. The risks enumerated above are often greater in developing countries or regions. In addition, although ORBCOMM anticipates that the International Licensees will make all payments in U.S. dollars, the potential lack of available U.S. currency in certain countries may prevent International Licensees in such countries from being able to do so. Because ORBCOMM expects to receive most payments in U.S. dollars, it does not intend to hedge against exchange rate fluctuations. Under current U.S. law, ORBCOMM, as a U.S. entity, is prohibited from doing business in certain countries, which may limit, or eliminate entirely, the provision of ORBCOMM services in these countries.

     RELIANCE ON THIRD PARTIES

        RELIANCE ON VARS. In the United States, ORBCOMM intends to rely generally on VARs to market and distribute its services to customers. The willingness of companies to become VARs will depend on a variety of factors, including whether potential VARs perceive ORBCOMM services as compatible with their own, whether the prices that VARs can charge for their services provide an adequate return and regulatory restrictions, if any. ORBCOMM believes that successfully marketing certain ORBCOMM services will depend on the design, development and commercial availability of data and messaging applications that support the specific needs of its targeted customers. The design, development and implementation of data and messaging applications require the commitment of substantial financial and technological resources on the part of VARs. Certain of such VARs are or are likely to be newly formed ventures with limited financial resources, and there can be no assurance that any such entities will be successful in their efforts to design data and messaging applications or effectively market ORBCOMM services. The inability of VARs to provide data and messaging applications to customers could adversely affect market acceptance of ORBCOMM services.

To date, approximately 30 applications have been developed by or behalf of VARs for use with the ORBCOMM system. In the event that VARs fail to develop data and messaging applications, ORBCOMM may do so, which will cause increased expenses. See "-- Market Demand -- Acceptance of ORBCOMM Services." Furthermore, ORBCOMM's reseller agreements provide that VARs will use all reasonable commercial efforts to market and distribute ORBCOMM services, but in substantially all cases do not require VARs to meet established sales objectives. There can be no assurance that VARs will successfully develop a market for and distribute ORBCOMM services.

     Although ORBCOMM is developing Internal VARs, ORBCOMM currently acts primarily as a wholesaler to VARs and thus the cost to customers for ORBCOMM services is largely beyond the control of ORBCOMM. Furthermore, ORBCOMM will have no rights independently to offer particular data and messaging applications developed by VARs or to use the associated software, unless it enters into appropriate licensing agreements. ORBCOMM's development of Internal VARs may result in actual or apparent conflicts with VARs, which could adversely affect the willingness of VARs to invest resources in the development and distribution of data and messaging applications for the ORBCOMM system.


        RELIANCE ON INTERNATIONAL LICENSEES. Outside the United States, ORBCOMM enters into agreements with International Licensees that are responsible in their territory for, among other things, procuring and installing the necessary Gateways, obtaining the necessary regulatory and other approvals to provide services using the ORBCOMM system and marketing and distributing ORBCOMM services. ORBCOMM selects the International Licensees primarily by evaluating their ability successfully to market and distribute ORBCOMM services. Key components of such an evaluation include the prospective International
Licensee's: (i) reputation in the marketplace; (ii) existing distribution capabilities and infrastructure; (iii) financial condition and other resources; and (iv) ability to obtain the necessary regulatory approvals. Although the foregoing factors are considered by ORBCOMM in evaluating potential International Licensees, there can be no assurance that each International Licensee will satisfy any one or more of the foregoing factors. In addition, certain International Licensees are entitled to satellite usage fee credits if ORBCOMM fails to meet certain milestones with respect to launch of the ORBCOMM system and certain of the agreements grant International Licensees the right to terminate their agreements with ORBCOMM in the event that they are unable to obtain the necessary regulatory and other approvals within certain time parameters. There can be no assurance that ORBCOMM's International Licensees will be successful in obtaining the necessary regulatory and other approvals. If successful, there can be no assurance that the International Licensees will develop a market and/or a distribution network for ORBCOMM services. See
"-- Regulatory Risks -- International Licensing Risks" and "-- Risks Associated with Commencement of Global Operations."


     Certain of the International Licensees are or are likely to be newly formed ventures with limited financial resources, and there can be no assurance that any such entities will be successful in their efforts to procure and install the necessary Gateways, obtain the necessary regulatory approvals or successfully market and distribute ORBCOMM services. The general form of agreement between ORBCOMM and the International Licensees does not obligate ORBCOMM or give ORBCOMM the contractual right to construct the necessary Gateway in the event an International Licensee is unable or unwilling to do so. In the future and if an International Licensee is unable or unwilling to do so, ORBCOMM may desire to construct, or finance the construction of, the necessary Gateway. However, there can be no assurance that the International Licensee or the relevant governmental authority will permit the construction of such Gateway or that ORBCOMM will be able to bear the cost of construction of such Gateway, which costs may in the aggregate be material. See "-- Financing Risks -- Additional Funding Requirements."

        RELIANCE ON SUBSCRIBER UNIT MANUFACTURERS. The development and availability on a timely basis of relatively inexpensive subscriber units are critical to the successful commercial operation of the ORBCOMM system. While ORBCOMM has executed six subscriber unit manufacturing agreements, including one with Magellan, a subsidiary of Orbital, and has type approved ten different subscriber unit models for use with the ORBCOMM system, there can be no assurance that a sufficient supply of these subscriber units will be available to customers at price points or with functional characteristics that meet customers' needs. ORBCOMM on occasion has found it advisable to purchase or subsidize the purchase of subscriber units and may desire to do so in the future. ORBCOMM has procured and received approximately 6,700 subscriber units that were and are being used to meet early demand for subscriber units from the VARs, Internal VARs and International Licensees. Furthermore, ORBCOMM recently committed to purchase $6.2 million of subscriber units (approximately 17,000 units) from certain manufacturers to accelerate initial customer sales by VARs, Internal VARs and International Licensees. ORBCOMM expects to sell these subscriber units to these entities at prices equal to or greater than cost, although there can be no assurance that ORBCOMM will be able to do so. Furthermore, ORBCOMM recently agreed to pay Magellan a subsidy for each Magellan subscriber unit sold through March 1999 up to an aggregate of $2.4 million. See "Certain Relationships and Related Transactions -- Subscriber Unit Manufacture Agreement with Magellan." Expenses associated with such purchases or subsidies could be significant. An inability to successfully develop and manufacture subscriber units that both meet the needs of customers and are available in sufficient numbers and at prices that render ORBCOMM services cost-effective to customers could limit the acceptance of the ORBCOMM system and potentially affect the quality of ORBCOMM services, which could have a material adverse effect on ORBCOMM's financial condition and results of operations. See
"-- Market Demand -- Acceptance of ORBCOMM Services."

        RELIANCE ON SINGLE SUPPLIER. ORBCOMM does not independently have, and does not intend to acquire, except by contracting with other parties, the ability to design, construct or launch the satellites in the ORBCOMM system. Under the Procurement Agreement, ORBCOMM has contracted with Orbital to provide these services on a fixed price basis, subject to adjustments for out-of-scope work. ORBCOMM may terminate the Procurement Agreement on the failure of Orbital to achieve certain milestones within 56 weeks after the contracted completion date or on Orbital's material noncompliance with any terms of the Procurement Agreement. ORBCOMM may not, however, withhold payments under the Procurement Agreement with respect to the untimely achievement of certain milestones solely as a result of Orbital's failure to achieve such milestones by the dates originally planned. In the event that Orbital fails to perform its obligations under the Procurement Agreement, the launch of the ORBCOMM system will be delayed until ORBCOMM is able to locate an alternative provider of necessary services to replace Orbital. In addition, a material adverse effect on Orbital and its business for whatever reason may adversely affect Orbital's ability to perform under the Procurement Agreement. ORBCOMM has not identified any alternate provider of the services currently being provided by Orbital, and there can be no assurance that such an alternate service provider would be available or, if available, would be available at a cost or on terms favorable to ORBCOMM.

     DEPENDENCE ON INTELLECTUAL PROPERTY RIGHTS. ORBCOMM's success and ability to compete are dependent to a certain degree on its proprietary technology. ORBCOMM is dependent on the intellectual property rights held by Orbital relating to the ORBCOMM system. Under the terms of the Procurement Agreement, the intellectual property relating to or resulting from the work performed by Orbital under the Procurement Agreement, including the ORBCOMM satellites (other than certain communications software) and the U.S. Ground Segment, is generally owned by Orbital or its subcontractors. ORBCOMM relies primarily on copyright and trade secret law to protect its technology. ORBCOMM currently holds no patents. ORBCOMM's policy is to enter into confidentiality agreements with its employees, consultants and vendors, which, where appropriate, also contain an agreement to assign to ORBCOMM proprietary technology developed during performance thereunder, and generally to control access to and distribution of its software, documentation and other proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use ORBCOMM's software or other proprietary information without authorization or to develop similar software independently. In addition, absent the appropriate licensing agreements, ORBCOMM will have no rights independently to offer particular applications developed by VARs or to use the software included in these applications. Enforcement of intellectual property rights with respect to these products will depend on VARs. Furthermore, the laws of countries outside the United States may afford ORBCOMM and the VARs little or no effective protection of their intellectual property. The loss of protection of such intellectual property rights of Orbital and ORBCOMM could have a material adverse effect on ORBCOMM's financial condition and results of operations.

     There can be no assurance that the steps taken by ORBCOMM will prevent misappropriation of its technology or that agreements entered into for that purpose will be enforceable. In addition, litigation may be necessary in the future to enforce ORBCOMM's intellectual property rights, to protect ORBCOMM's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on ORBCOMM's financial condition and results of operations.

     DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL. ORBCOMM's success will depend on the efforts of its management team and its ability to attract and retain qualified management and personnel in the future. ORBCOMM generally does not have employment contracts with its employees and, therefore, is subject to the loss of one or more key employees at any time. In addition, ORBCOMM must rely on several employees of Orbital who play a key role in the performance of Orbital's obligations under the Procurement Agreement. ORBCOMM has no control over the relationship between Orbital and such employees. ORBCOMM could be materially adversely affected by the loss of one or more of such key employees.

     RISKS ASSOCIATED WITH GROWTH. While there can be no assurance that customer acceptance of and satisfaction with ORBCOMM services will result in substantial and increasing demand for ORBCOMM services, significant and rapid growth in demand for ORBCOMM services would require ORBCOMM to make additions to personnel and management information systems to manage such growth while continuing to meet customer expectations. In addition, current spectrum allocations and satellite infrastructure characteristics of the ORBCOMM system set inherent capacity limitations that would prevent growth above certain levels without additional spectrum allocation and additional investment in satellites and/or ground infrastructure. See "-- Technology Risks -- Limited System Capacity."

STRUCTURAL AND MARKET RISKS

     CONTROL BY STRATEGIC PARTNERS. ORBCOMM is a limited partnership whose current Partners, OCC and Teleglobe Mobile, each holds 50% of the partnership interests in ORBCOMM. Under the terms of the current Partnership Agreement, substantially all actions by ORBCOMM require the approval of at least a majority-in-interest (i.e., Partners holding a majority of the partnership interests in ORBCOMM). Subsequent to the Offering, ORBCOMM will be managed by the General Partners through a Committee (the "ORBCOMM Committee"), which will be controlled by representatives designated directly or indirectly by Orbital and Teleglobe. On certain matters, the Company's independent representatives on the ORBCOMM Committee (the "Independent Company Members") will, however, have the right to pass on and approve such matters prior to the submission of such matters to a vote of the Partners. In addition, the Company's independent directors not affiliated with Orbital and Teleglobe will determine the vote of the Partnership Units held by the Company in votes submitted to the General Partners as to the approval of the financial terms and conditions of certain material transactions. See "Description of the Partnership Agreement." Members of the Company's Board of Directors (the "Company Board"), which initially consists of directors elected by Orbital and Teleglobe, may only be removed "for cause" and then only by vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class.


     POTENTIAL CONFLICT OF INTEREST. Orbital and Teleglobe, through OCC and Teleglobe Mobile, respectively, each has a substantial ownership interest in ORBCOMM. A conflict of interest may exist between ORBCOMM and Orbital under the Procurement Agreement and other related agreements between Orbital and OCC. Pursuant to the Partnership Agreement, transactions between ORBCOMM and Orbital are subject to the approval of a related party transaction committee of ORBCOMM. See "Description of the Partnership Agreement." A conflict of interest may exist between ORBCOMM and Teleglobe by virtue of Teleglobe's majority ownership of ORBCOMM Canada Inc. ("ORBCOMM Canada"), the International Licensee for Canada. Similarly, a conflict of interest may exist between ORBCOMM and TRI by virtue of TRI's ownership of Cellular Communications Network (Malaysia) Sdn. Bhd., the International Licensee for Malaysia, Singapore and Brunei. In addition, on consummation of the Offering, when amendments to the Indenture become operative, Orbital and Teleglobe may, under certain circumstances, invest directly in Special Purpose Entities (as defined in the Indenture), which will hold assets currently held by ORBCOMM and used primarily for or by the Internal VARs. There can be no assurance that any potential conflict of interest between ORBCOMM and any one of these entities would not have a material adverse effect on

ORBCOMM. See "Certain Relationships and Related Transactions" and "Governance of the Company and Relationship with ORBCOMM."

     NO PRIOR PUBLIC MARKET. Prior to the Offering, there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market will develop or be sustained on completion of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market. See "Underwriting."

     The trading prices of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in ORBCOMM's operating results, launch and commercial service delays, launch and satellite failures, governmental regulatory action, increased price and product competition, changes in earnings estimates by analysts, changes in market conditions for equity securities generally or for communications companies in particular or other events or factors, many of which are beyond ORBCOMM's control.

     SHARES ELIGIBLE FOR FUTURE SALE. Following completion of the Offering, the only shares of Common Stock of the Company that will be outstanding will be the 7,600,000 shares issued in the Offering (8,740,000 shares if the Underwriters' over-allotment option is exercised in full). However, the Company has agreed in the Unit Exchange and Registration Rights Agreement (the "Unit Exchange Agreement") that it will exchange shares of Common Stock for Partnership Units at the rate of one share of Common Stock for each Partnership Unit and to register with the Securities and Exchange Commission (the "Commission") those shares of Common Stock for sale. Pursuant to the Unit Exchange Agreement, any shares of Common Stock received on exchange may not be sold prior to certain specified events. See "Governance of the Company and Relationship with ORBCOMM -- Exchange Rights of ORBCOMM Partners." Based on the number of Partnership Units expected to be outstanding at the time of consummation of the Offering, 31,201,310 shares of Common Stock would be issuable on such exchange. Including all Partnership Units that will be issuable in the future and options issued under the Equity Plan expected to be outstanding immediately following completion of the Offering, an aggregate of 34,522,107 shares of Common Stock would be issuable on such exchange or exercise. See "Dilution,"
"Management -- Executive Compensation" and "Management -- Equity Plan."

     Future sales of Common Stock could adversely affect the market price of the Common Stock. The 7,600,000 shares of Common Stock offered hereby (including any shares issued on exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction in the public market as of the date of this Prospectus, except as described under "Underwriting."

     RISK OF LOSS OF MANAGEMENT RIGHTS ON A CHANGE OF CONTROL OR REDUCTION IN INTEREST. Under the Partnership Agreement, the Company has certain special rights, including the right to designate the Independent Company Members and the right to approve certain significant transactions involving ORBCOMM. See "Governance of the Company and Relationship with ORBCOMM -- Participation in the Governance of ORBCOMM" and "Description of the Partnership Agreement." These special rights will automatically terminate following a Company Change of Control (as defined) or on a reduction in the Company's interest in ORBCOMM as a result of a sale of Partnership Units by the Company after which the Company owns less than 5% of the then outstanding Partnership Units. A Company Change of Control includes circumstances in which an entity other than OCC, Teleglobe Mobile or their affiliates becomes the beneficial owner of more than 30% of the Company's outstanding Common Stock or in which there is a change in a majority of the members of the Company Board over a two-year period that was not approved by a vote of 66 2/3% of the members of the Company Board then still in office who were directors at the beginning of such two-year period or whose election or nomination for election was previously so approved. As a result of these provisions, as well as the risks described below under "-- Risks Related to the Investment Company Act of 1940," holders of Common Stock may effectively be precluded from replacing a majority of the Company Board, which initially consists of directors selected by Orbital and Teleglobe.

     RISKS RELATED TO THE INVESTMENT COMPANY ACT OF 1940. The sole asset of the Company consists of its Partnership Units. Under the United States Investment Company Act of 1940 (the "1940 Act"), the

Company could be deemed to be an "investment company" if the Partnership Units constitute "securities," as defined in the 1940 Act. The Company believes that it is not required to register as an investment company under the 1940 Act. This determination is based on the Company's belief that the Partnership Units it will hold will not be "securities" for purposes of the 1940 Act. This belief is based on the Company's management role in the affairs of ORBCOMM. If the Company were to cease participation in the management of ORBCOMM, which would result if the Company were to undergo a Company Change of Control or a reduction in interest were to occur, its Partnership Units in ORBCOMM could be deemed "securities" for purposes of the 1940 Act. Such a determination could result in the Company being deemed an investment company under the 1940 Act and thereby becoming subject to the registration and other requirements of the 1940 Act. The Company intends to conduct its operations so as to avoid being deemed an investment company under the 1940 Act. See "-- Risk of Loss of Management Rights on a Change of Control or Reduction in Interest."

     DIVIDEND POLICY. The Company has never declared or paid any dividends on its Common Stock and ORBCOMM has never made distributions on its Partnership Units. The Company and, except for distributions for the payment of taxes by its Partners, ORBCOMM do not currently anticipate paying any such dividends or distributions in the foreseeable future. Cash distributions by ORBCOMM are restricted by the Indenture. See "Description of the Senior Notes -- Covenants." The Company's sole asset consists of its Partnership Units in ORBCOMM and the Company has no independent means of generating revenues.

     ORBCOMM is intended to be treated as a partnership for U.S. federal income tax purposes. The Company will be responsible for paying U.S. federal, state and local income tax on its allocable share of the income of ORBCOMM. The Company will have no source of funds to pay such U.S. federal, state and local income taxes other than distributions from ORBCOMM. In connection with the Offering, ORBCOMM received the consent of the Holders to amend certain provisions of the Indenture to, among other things, permit distributions to the Company for purposes of paying taxes on the income of ORBCOMM. Such distributions are currently limited by the Indenture and may be limited by the provisions of other future indebtedness of ORBCOMM. See "-- Financing Risks -- Restrictive Covenants."

     DILUTION RISK. On the purchase by the Company of Partnership Units with the proceeds of the Offering, the Company will realize a substantial dilution in pro forma net tangible book value per Partnership Unit. See "Dilution."

            THE COMPANY AND RELATIONSHIPS AMONG THE ORBCOMM PARTIES

     The Company was incorporated as a Delaware corporation on March 23, 1998. The Company was formed for the sole purpose of investing in, and acting as a General Partner. The Company will use the net proceeds of the Offering to acquire Partnership Units. On consummation of the Offering and application of the proceeds therefrom to purchase Partnership Units, the Company is expected to own approximately 19.6% of the outstanding Partnership Units (approximately 21.8% if the Underwriters' over-allotment option is exercised in full). The expenses of the Offering, estimated to be $2.5 million, will be borne entirely by the Company. The Company's sole asset consists of its Partnership Units and its only activity will be participating in the management of ORBCOMM.

     The following is a chart of ORBCOMM's ownership structure after the sale of Partnership Units to the Company.

                                     [GRAPHIC]
---------------
(1) Represents current ownership by Orbital in OCC, with the remaining interests acquired pursuant to the exercise of stock options granted under the OCC Stock Option Plan. Unexercised options previously granted under the OCC Stock Option Plan are expected to be converted on consummation of the Offering into options to acquire shares of Common Stock of the Company pursuant to the Equity Plan. See "Management -- Equity Plan."
(2) Represents percentage of Partnership Units in ORBCOMM. If the Underwriters' over-allotment option is exercised in full, the Company, OCC and Teleglobe Mobile would own approximately 21.8%, 39.1% and 39.1%, respectively, of the outstanding Partnership Units of ORBCOMM.
(3) OCC holds the FCC Licenses.

     For a description of the potential for dilution of the Company's interest in ORBCOMM, see "Dilution." For additional information on the Company's governance arrangements and its relationship with ORBCOMM, see "Certain Relationships and Related Transactions," "Governance of the Company and Relationship with ORBCOMM" and "Description of the Partnership Agreement."

     ORBCOMM is a Delaware limited partnership formed in 1993 to develop, construct, operate and market the ORBCOMM system. The partnership interests in ORBCOMM are currently held 50% by OCC, a Delaware corporation and subsidiary of Orbital, a Delaware corporation, and 50% by Teleglobe Mobile, a Delaware general partnership, the general partners of which are affiliates of Teleglobe and TRI. ORBCOMM, Orbital, OCC, Teleglobe and Teleglobe Mobile are sometimes referred to herein as the "ORBCOMM Parties."

                                USE OF PROCEEDS

     The net proceeds of the Offering are estimated to be approximately $114.4 million (approximately $132.0 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $16.50 per share of Common Stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus) and after deducting underwriting discounts and commissions, and expenses of the Offering, estimated to be $2.5 million. The net proceeds of the Offering will be used by the Company to purchase 7,600,000 Partnership Units (8,740,000 Partnership Units if the Underwriters' over-allotment option is exercised in full). Following application of the net proceeds of the Offering to purchase the Partnership Units, the Company is expected to own approximately 19.6% of the outstanding Partnership Units (approximately 21.8% if the Underwriters' over-allotment option is exercised in full). See "Dilution" and "Underwriting."

     ORBCOMM will use the net proceeds of the sale of Partnership Units to the Company primarily for: (i) the design, construction and launch of the planned 36-satellite enhanced constellation, including amounts payable to Orbital under the Procurement Agreement as of consummation of the Offering ($34.9 million as of May 31, 1998); (ii) related development, operating and marketing expenses, including expenses incurred in connection with Internal VARs; (iii) the payment of interest on the Notes and scheduled payments of principal and interest on the MetLife Note; (iv) the payment of fees and expenses of the Consent Solicitation; and (v) other general corporate purposes related to commercial deployment of the ORBCOMM system. For more detailed information related to ORBCOMM's use of the net proceeds of the sale of Partnership Units, see "Prospectus
Summary -- Sources and Uses of Funds by ORBCOMM" and "Certain Relationships and Related Transactions -- Procurement Agreement."

     The Notes mature on August 15, 2004 and bear interest at a rate of 14% per annum, with Revenue Participation Interest (as defined in the Indenture). See "Description of the Senior Notes." The MetLife Note matures in December 1999 and bears interest at a rate of 9.2% per annum.

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends on its Common Stock and ORBCOMM has never made distributions on its Partnership Units. The Company and, except as described below, ORBCOMM do not anticipate paying any such dividends or distributions for the foreseeable future.


     The Company's sole asset consists of its Partnership Units in ORBCOMM and the Company has no independent means of generating revenues. ORBCOMM will reimburse the Company for its operating expenses, which expenses are not expected to be material. The Partnership Agreement requires the ORBCOMM Committee, to the extent of legally available funds, to declare and pay a pro rata distribution at the end of each fiscal quarter in an amount sufficient to ensure that each General Partner shall have received at least an amount equal to the product of (i) forty percent multiplied by (ii) the lesser of (a) such General Partner's distributive share of ORBCOMM's estimated taxable income for the preceding fiscal quarter or (b) the excess of cumulative net income over cumulative net loss allocated to such General Partner. Cash distributions by ORBCOMM (other than distributions by ORBCOMM to the Company for the reimbursement of certain administrative expenses and to the General Partners for the payment of their respective income tax liabilities) are restricted by the Indenture. See "Risk Factors -- Financing Risks -- Restrictive Covenants" and "Description of the Senior Notes."


     The Company intends to distribute promptly, as dividends to its stockholders, the distributions, if any, made to it by ORBCOMM, less any amounts reasonably required to be retained for payment of taxes, to satisfy any liabilities and to fund any contingencies.

                                    DILUTION

     Purchasers of Common Stock in the Offering will not experience significant dilution with respect to the Common Stock of the Company on consummation of the Offering. Dilution to investors with respect to the Common Stock (although not with respect to the Company's interest in ORBCOMM) will occur at any time the holders of Partnership Units exchange Partnership Units for Common Stock pursuant to the Unit Exchange Agreement. In addition, dilution to new investors with respect to the Common Stock (and the Company's interest in ORBCOMM) will occur pro rata with the other Partners on exercise of options issued under the Equity Plan. See "Management -- Equity Plan," "Governance of the Company and Relationship with ORBCOMM -- Exchange Rights of ORBCOMM Partners" and "Shares Eligible for Future Sale."

     The price per Partnership Unit to be paid by the Company for the Partnership Units to be purchased with the proceeds of the Offering will exceed the price per Partnership Unit paid by ORBCOMM's current Partners. The following table illustrates the dilution in pro forma net tangible book value on a per Partnership Unit basis, assuming an initial public offering price of $16.50 per share of Common Stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus), total net proceeds to the Company of the Offering of approximately $114.4 million and an aggregate purchase price of approximately $114.4 million for the 7,600,000 Partnership Units purchased by the Company. Net tangible book value per Partnership Unit is equal to ORBCOMM's total tangible assets less total liabilities as of March 31, 1998, divided by the number of Partnership Units outstanding at that date.

Estimated purchase price per Partnership Unit purchased by
  the Company with the net proceeds of the Offering.........              $16.50
Net tangible book value per Partnership Unit at March 31,
  1998......................................................   $ 3.53
Pro forma increase in net tangible book value per
  Partnership Unit attributable to the sale of Partnership
  Units to the Company......................................     2.26
                                                               ------
Pro forma net tangible book value per Partnership Unit after
  the Offering..............................................              $ 5.79
                                                                          ------
Pro forma dilution per Partnership Unit to the Company after
  the Offering..............................................              $10.71
                                                                          ======

     The following table summarizes the relative investment in ORBCOMM of the current Partners and the Company, as adjusted to give effect to the sale of Partnership Units to the Company in connection with the Offering, assuming an initial public offering price of $16.50 per share of Common Stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus), total net proceeds to the Company of the Offering of approximately $114.4 million and an aggregate purchase price of approximately $114.4 million for the 7,600,000 Partnership Units purchased by the Company.

                                      PARTNERSHIP UNITS         CONSIDERATION
                                     --------------------   ----------------------   AVERAGE PRICE PER
                                       NUMBER     PERCENT       PAID       PERCENT   PARTNERSHIP UNIT
                                     ----------   -------   ------------   -------   -----------------
Current Partners...................  31,201,310    80.4%    $190,000,000    60.2%      $          6.09
The Company........................   7,600,000    19.6      125,400,000    39.8                 16.50
                                     ----------   ------    ------------   ------
     Total (1).....................  38,801,310   100.0%    $315,400,000   100.0%
                                     ==========   ======    ============   ======

------------------------------
(1) Does not give effect to the exercise of outstanding options to purchase shares of OCC common stock that are expected to be converted into options to purchase shares of Common Stock reserved for issuance under the Equity Plan. See "Management -- Equity Plan."

                                 CAPITALIZATION

THE COMPANY

     The following table sets forth as of March 31, 1998: (i) the capitalization of the Company; and (ii) the capitalization of the Company as adjusted to reflect the issuance and sale by the Company of 7,600,000 shares of Common Stock in the Offering at an assumed initial public offering price of $16.50 per share (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus) and the receipt of the estimated net proceeds thereof (after expenses of the Offering, estimated to be $2.5 million). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's balance sheet as of March 31, 1998 and the notes thereto included elsewhere in this Prospectus.

                                                                  MARCH 31, 1998
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Investment in ORBCOMM.......................................  $    --     $114,400
                                                              -------     --------
     Total asset............................................  $    --     $114,400
                                                              =======     ========
Stockholders' Equity:
     Common Stock, par value $.01 per share, 1,000 shares
      authorized; 100 shares issued and outstanding;
      150,000,000 shares authorized; 7,600,000 shares issued
      and outstanding as adjusted...........................  $    --     $     76
     Additional paid-in capital.............................       --      114,324
     Retained earnings......................................       --           --
                                                              -------     --------
     Total stockholders' equity.............................       --      114,400
                                                              -------     --------
          Total capitalization..............................  $    --     $114,400
                                                              =======     ========

ORBCOMM

     The following table sets forth as of March 31, 1998: (i) the capitalization of ORBCOMM on a combined basis; and (ii) the capitalization of ORBCOMM on a combined basis as adjusted to reflect the issuance and sale by ORBCOMM of 7,600,000 Partnership Units to the Company in exchange for the net proceeds of the Offering (estimated to be $114.4 million, assuming an initial public offering price of $16.50 per share (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus) and after expenses of the Offering, estimated to be $2.5 million). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and ORBCOMM's combined financial statements as of March 31, 1998 and the notes thereto included elsewhere in this Prospectus.

                                                                  MARCH 31, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Cash, cash equivalents and investments (1)..................  $ 32,035     $146,435
                                                              ========     ========
Long-term debt:
     Notes (2)..............................................  $170,000     $170,000
     Other long-term debt (3)...............................     2,015        2,015
                                                              --------     --------
          Total long-term debt..............................   172,015      172,015
Total partners' capital.....................................   115,467      229,867
                                                              --------     --------
          Total capitalization..............................  $287,482     $401,882
                                                              ========     ========

------------------------------
(1) Includes the aggregate principal amount of Pledged Securities of approximately $10.6 million and the amount in a segregated account related to the MetLife Note of approximately $2.5 million.
(2) Approximately $44.8 million of the net proceeds of the Notes Offering was used to purchase the Pledged Securities.
(3) Represents the outstanding balance of the MetLife Note.

                       SELECTED HISTORICAL FINANCIAL DATA

THE COMPANY

     The selected historical financial data of the Company presented below as of March 31, 1998 are derived from the audited balance sheet of the Company. The selected historical financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's balance sheet as of March 31, 1998 and the notes thereto, and ORBCOMM's combined financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, and the notes thereto included elsewhere in this Prospectus.

                                                                   MARCH 31, 1998
                                                              -------------------------
                                                              ACTUAL    AS ADJUSTED (1)
                                                              -------   ---------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Investment in ORBCOMM.......................................  $    --   $       114,400
Total assets................................................       --           114,400
Stockholders' equity........................................       --           114,400

------------------------------
(1) As adjusted to reflect the issuance and sale by the Company of the 7,600,000 shares of Common Stock offered hereby, assuming an initial public offering price of $16.50 per share of Common Stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus), total net proceeds to the Company of the Offering of approximately $114.4 million (after expenses of the Offering, estimated to be $2.5 million) and an aggregate purchase price of approximately $114.4 million for the 7,600,000 Partnership Units purchased by the Company. See "Use of Proceeds" and "Capitalization."

ORBCOMM

     The selected historical combined financial data of ORBCOMM presented below under the captions "Combined Statements of Operations Data" and "Combined Balance Sheets Data" for, and as of, each of the years in the five-year period ended December 31, 1997, are derived from the audited combined financial statements of ORBCOMM. The financial statements of ORBCOMM include ORBCOMM USA and ORBCOMM International for the purpose of depicting the combined financial position and results of operations of ORBCOMM, ORBCOMM USA and ORBCOMM International on a historical basis. The summary combined financial data of ORBCOMM presented below under the captions "Combined Statements of Operations Data" and "Combined Balance Sheets Data" for, and as of, each of the three months ended March 31, 1997 and 1998, are derived from ORBCOMM's unaudited combined financial statements, which, in management's opinion, reflect all normal recurring adjustments necessary to fairly present this information when read in conjunction with the combined financial statements and the notes thereto included elsewhere in this Prospectus. The selected historical combined financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and ORBCOMM's combined financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the notes thereto included elsewhere in this Prospectus.

                                                                                           THREE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                      MARCH 31,
                                    ----------------------------------------------------   -------------------
                                      1993       1994       1995       1996       1997       1997       1998
                                    --------   --------   --------   --------   --------   --------   --------
                                                                                               (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT OTHER DATA)
COMBINED STATEMENTS OF OPERATIONS
  DATA:
Total revenues (1)................  $   749    $ 2,093    $  2,260   $    400   $    268   $   127    $    305
Cost of product sales.............       --         --          --        268        517       124         286
Depreciation......................       --         --          --      6,198      7,348     1,718       1,903
Engineering expenses (2)..........       --         --          --      5,453      8,160     1,580       2,654
Marketing expenses................      749      2,093       2,232      6,832     10,673     1,847       4,278
General, administrative and other
  expenses........................       --          9          50      4,777      9,722     1,305       2,090
Interest income, net..............       --         --          59      3,554      4,545     2,016         218
                                    -------    -------    --------   --------   --------   -------    --------
Net income (loss).................  $    --    $    (9)   $     37   $(19,574)  $(31,607)  $(4,431)   $(10,688)
                                    =======    =======    ========   ========   ========   =======    ========
OTHER DATA:(3)
Number of VARs....................       --          2          15         29         41        34          45
Number of International
  Licensees.......................       --         --           1          5         12         7          13

                                                               DECEMBER 31,                        MARCH 31,
                                           ----------------------------------------------------   -----------
                                             1993       1994       1995       1996       1997        1998
                                           --------   --------   --------   --------   --------   -----------
                                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS)
COMBINED BALANCE SHEETS DATA:
Cash, cash equivalents and
investments (4)..........................  $    20    $ 5,020    $  1,805   $153,482   $ 38,862   $    32,035
ORBCOMM system, net (5)..................   43,924     68,647     106,990    170,034    263,379       280,916
Total assets.............................   47,685     73,667     109,242    336,615    331,961       345,799
Total long-term debt.....................       --      5,000       4,175    173,269    172,277       172,015
Total partners' capital..................   47,685     58,529      94,603    137,850    106,155       115,467

------------------------------
(1) ORBCOMM is a development stage enterprise. Total revenues presented for the years ended December 31, 1993, 1994 and 1995 represent a non-refundable fee received from a potential International Licensee and revenues from OCC with respect to certain marketing costs.
(2) Prior to 1996, ORBCOMM capitalized substantially all engineering expenses as part of the total costs of the ORBCOMM system. See footnote 5 below.
(3) Other Data is calculated as of the end of the period presented.
(4) Includes the aggregate principal amount of Pledged Securities of approximately $10.6 million and the amount in a segregated account related to the MetLife Note of approximately $2.5 million, respectively. See "Description of the Senior Notes."
(5) Represents the aggregate costs of satellite constellation design, construction, launch services, design and construction of the U.S. Ground Segment and insurance and other system costs (including $40.5 million of capitalized interest), net of accumulated depreciation.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The Company, which is the issuer of the Common Stock offered hereby, was organized in March 1998 to invest in, and act as a General Partner of, ORBCOMM. The Company's sole asset will be its Partnership Units and the Company's results of operations will reflect its proportionate share of ORBCOMM's net income or loss using the equity method of accounting. In its annual and quarterly reports, the Company will present separate financial statements for the Company and ORBCOMM. The following is a discussion of the combined financial condition and results of operations of ORBCOMM and should be read in conjunction with the combined financial statements and related notes thereto and other combined financial information included elsewhere in this Prospectus.


OVERVIEW

     ORBCOMM was organized in 1993 by OCC and Teleglobe Mobile, each of which currently owns 50% of the partnership interests of ORBCOMM. Through May 31, 1998, Orbital, through OCC, and Teleglobe and TRI, through Teleglobe Mobile, had invested in the aggregate approximately $190 million in ORBCOMM. In 1995, OCC and Teleglobe Mobile formed the Marketing Partnerships to market services using the ORBCOMM system in the United States and internationally. On consummation of the Offering, OCC and Teleglobe Mobile will contribute to ORBCOMM their respective two percent partnership interests in ORBCOMM USA and ORBCOMM International, dissolve each of the Marketing Partnerships and amend or terminate certain agreements to which either or both of the Marketing Partnerships is a party.

     ORBCOMM provides two-way monitoring, tracking and messaging services through the world's first commercial LEO satellite-based communications system. ORBCOMM's current primary target markets include: (i) fixed asset monitoring services for electric utility meters, oil and gas storage tanks, wells and pipelines and environmental projects; (ii) mobile asset tracking services for commercial trucks, trailers, containers, rail cars, heavy equipment, fishing vessels, barges and government assets; and (iii) messaging services for consumers and commercial and government entities. Future target markets are expected to include: (i) tracking, messaging and security services for automobiles; (ii) monitoring applications for home security systems; and (iii) additional U.S. and foreign government applications. ORBCOMM has entered into agreements with over 45 VARs, each of which is authorized to market and distribute ORBCOMM services within specific regions and to targeted industries or markets. ORBCOMM has also established two Internal VARs to market and distribute monitoring and tracking services to the oil and gas and transportation industries. In addition, ORBCOMM has entered into agreements with 13 International Licensees that are expected to market and distribute ORBCOMM services in over 95 countries within North and South America, Europe, Asia, the Middle East and Africa following completion of the necessary ground infrastructure and receipt of the necessary regulatory and other approvals. ORBCOMM has also entered into agreements with six subscriber unit manufacturers, Panasonic, Scientific-Atlanta, Magellan, Stellar, Torrey and CTI, and has type approved ten subscriber unit models for commercial use with the ORBCOMM system. Four subscriber unit manufacturers have commenced production of subscriber units that can be used for electric utility meter, oil and gas storage tank, well and pipeline and environmental monitoring and commercial truck, trailer, container, rail car, heavy equipment, fishing vessel and government asset tracking applications.

SERVICE ROLL-OUT

     ORBCOMM believes that it will provide a reliable, cost-effective method of providing fixed asset monitoring, mobile asset tracking and messaging services to a broad range of customers around the world, enabling such customers to collect data from multiple locations, track assets on a global basis and transmit and receive short text messages outside the coverage area of other systems. ORBCOMM has launched 12 satellites to date and expects to launch 16 additional satellites in the third quarter of 1998, which will complete its planned 28-satellite constellation. An additional eight satellites that will create a 36-satellite enhanced constellation with increased capacity and improved service in equatorial regions are expected to be launched in the third quarter of 1999.

     Since early 1996, ORBCOMM has been providing limited commercial service in the United States through ORBCOMM's initial two satellites, each of which has a design life of four years beginning on the date it was placed in commercial service. ORBCOMM has begun to place in commercial service satellites that were launched in late 1997 and early 1998 and, as a result, ORBCOMM has begun to offer commercial service on a broader basis. ORBCOMM expects to have the ability to significantly expand its commercial services in the fourth quarter of 1998 in the United States and other temperate zones, when 16 additional satellites are expected to be placed in commercial service. Service outside the United States will be expanded as the necessary ground infrastructure is completed and the necessary regulatory approvals are received. Based on ORBCOMM's experience, ground infrastructure is generally completed within 12 to 24 months after execution of a ground procurement contract and regulatory approvals are generally received within two to 12 months after submission of a regulatory application. Enhanced service in equatorial regions is expected to be available in the fall of 1999, when the final eight satellites of the planned 36-satellite enhanced constellation are scheduled to be placed in commercial service. Certain ORBCOMM system satellites have experienced anomalies and outages. See "Risk Factors -- Technology Risks -- Design and Operation Risks and Existing Anomalies and Outages."


     The U.S. Ground Segment, including the Network Control Center and four Gateway Earth Stations, is operational. In March 1998, a Gateway located in Italy successfully completed acceptance testing. In each of South Korea and Japan, a Gateway is under construction and is expected to be completed by mid-1998. During 1998, ORBCOMM expects that certain of its International Licensees will be able to offer ORBCOMM services in portions of Europe, Japan, Brazil, South Korea and Morocco, subject to completion of the necessary ground infrastructure and receipt of the necessary regulatory and other approvals.

     As a development stage company, ORBCOMM has incurred losses since its inception and ORBCOMM believes it will continue to do so for at least the next two years. ORBCOMM's ability to become profitable and generate positive cash flow is dependent on the continued expansion of commercial services, adequate customer acceptance of ORBCOMM services and numerous other factors. See "Risk Factors -- Development Stage Enterprise," "Risk Factors -- Financing Risks" and "Risk Factors -- Market Demand -- Acceptance of ORBCOMM Services."

REVENUES

     Domestically, ORBCOMM generates revenues from the direct sale of satellite capacity to VARs, which sales to date have been primarily for resale to beta test customers. The pricing of satellite capacity is based on many variables, including the availability and cost of substitute services, the cost of providing service and the nature of the customer application. Pricing generally is based on a wholesale pricing structure that incorporates an initial activation charge, a recurring monthly charge for access to the ORBCOMM system and charges based on the customer's usage.

     ORBCOMM began generating revenue in April 1998 from the sale of data and messaging communications services and applications developed and distributed by the Internal VARs. The pricing of services provided by the Internal VARs is based on a pricing structure similar to the VAR pricing structure except that the Internal VAR pricing structure will generate additional revenues from value-added software, hardware and services provided to the customer.

     ORBCOMM has on occasion purchased and recently entered into agreements, and may enter into additional agreements in the future, to purchase subscriber units for resale. In the past, ORBCOMM has not generated substantial revenues from the sale of subscriber units. ORBCOMM recently committed to purchase $6.2 million of subscriber units (approximately 17,000 units) from certain manufacturers to accelerate initial customer sales by VARs, Internal VARs and International Licensees. ORBCOMM expects to sell these subscriber units to these entities at prices equal to or greater than cost, although there can be no assurance that ORBCOMM will be able to do so.

     Internationally, ORBCOMM generates revenues through license fees paid by, and through the sale of Gateways to, International Licensees. In addition, all International Licensees will pay a monthly satellite usage fee based on the greater of a percentage of gross operating revenues and a data throughput fee.

International Licensees' gross operating revenues are generally based on a wholesale pricing structure similar to the prices charged to VARs, which includes an activation charge, a recurring monthly access charge and a usage charge. On execution of a service license or similar agreement, an International Licensee purchases a Gateway or Gateway components from ORBCOMM pursuant to a Gateway procurement contract or arranges to share a Gateway with an International Licensee that is in close proximity. Cash received under the Gateway procurement contracts is generally accounted for as deferred revenues and recognized when the Gateway has successfully completed acceptance testing. License fees from service license or similar agreements are generally accounted for as deferred revenues and recognized over the term of the agreements or when ORBCOMM's obligations under the agreements are substantially complete.

OPERATING EXPENSES

     ORBCOMM owns and operates the assets that comprise the ORBCOMM system other than the FCC Licenses (which are held by OCC, with certain contractual rights relating thereto granted to ORBCOMM). Satellite-based communications systems are characterized by high initial capital expenditures and relatively low marginal costs for providing service. ORBCOMM has been depreciating certain of its assets beginning in 1996, when commercial operation of the ORBCOMM system began. Cost of products sold consists of the cost of sale of subscriber units sold to customers. ORBCOMM has agreed to pay to Magellan a subsidy for each Magellan subscriber unit sold, through March 1999, up to an aggregate of $2.4 million. Additionally, ORBCOMM incurs engineering expenses related to the development and operation of the ORBCOMM system and marketing, administrative and other expenses related to the operation of the ORBCOMM system. ORBCOMM has also incurred nominal expenses related to the development of Internal VARs which are included in marketing expenses. ORBCOMM anticipates that its expenses related to the continued development and operation of the Internal VARs (including the development of applications for customers) will increase substantially as ORBCOMM expands the marketing and distribution efforts of the Internal VARs.

RESULTS OF OPERATIONS

     ORBCOMM commenced limited commercial service in the United States in February 1996 and has generated nominal revenues and substantial negative cash flows to date. ORBCOMM's activities have focused primarily on the acquisition of U.S. regulatory approvals for the operation of the ORBCOMM system, the design, construction and launch of satellites, the design and construction of associated ground network and operating systems (including associated software), the development of subscriber unit manufacturing sources, the negotiation of agreements with VARs and International Licensees, the development of Internal VARs, the development of customer software and hardware applications, preliminary marketing and sales activities associated with ORBCOMM's limited commercial operations to date and the hiring of key personnel.

     For the three months ended March 31, 1997 and 1998, ORBCOMM generated revenues of $127,000 and $305,000, respectively. The cost of product sales associated with revenues for the three months ended March 31, 1997 and 1998 was $124,000 and $286,000, respectively. For the year ended December 31, 1995, ORBCOMM generated revenues of $2.3 million, of which $900,000 represented a contract extension fee received from a potential International Licensee and $1.4 million represented contractual marketing services to OCC. For the years ended December 31, 1996 and 1997, ORBCOMM generated revenues of $400,000 and $268,000, respectively. The cost of product sales associated with revenues for the years ended December 31, 1996 and 1997 was $268,000 and $517,000, respectively. Revenues generated are primarily related to the sale of subscriber units and the provision of limited communications services to customers.

     For the three months ended March 31, 1997 and 1998, ORBCOMM incurred $1.7 million and $1.9 million, respectively, of ORBCOMM system depreciation expenses. For the years ended December 31, 1995, 1996 and 1997, ORBCOMM incurred $0, $6.2 million and $7.3 million, respectively, of ORBCOMM system depreciation expenses. ORBCOMM began depreciating its initial two satellites in 1996, when such satellites commenced commercial operations.

     For the three months ended March 31, 1997 and 1998, ORBCOMM incurred $1.6 million and $2.7 million, respectively, of ORBCOMM system engineering expenses. For the years ended December 31, 1995, 1996 and 1997, ORBCOMM incurred $0, $5.5 million and $8.2 million, respectively, of ORBCOMM system engineering expenses. ORBCOMM capitalized a portion of engineering direct labor costs that relate to hardware and system design, development and coding of the software products that enhance the operation of the ORBCOMM system in amounts totaling $831,000 and $2.0 million, respectively, for the three months ended March 31, 1997 and 1998 and $0, $1.2 million and $4.6 million, respectively, for the years ended December 31, 1995, 1996 and 1997. For the three months ended March 31, 1997 and 1998, ORBCOMM incurred $1.8 million and $4.3 million, respectively, of marketing expenses. For the years ended December 31, 1995, 1996 and 1997, ORBCOMM incurred $2.2 million, $6.8 million and $10.7 million, respectively, of marketing expenses related to the marketing of ORBCOMM services. For the three months ended March 31, 1997 and 1998, ORBCOMM incurred $1.3 million and $2.1 million, respectively, of general, administrative and other expenses related to the operation of the ORBCOMM system. For the years ended December 31, 1995, 1996 and 1997, ORBCOMM incurred $50,000, $4.8 million and $9.7 million, respectively, of general, administrative and other expenses related to the operation of the ORBCOMM system. The increase in engineering, marketing and administrative expenses since 1995 is attributable primarily to increased staffing and expansion of commercial network operations and operational support services for the commencement of commercial service.


     ORBCOMM recognized interest income (excluding interest expense of $206,000 and $210,000) on the invested portion of the MetLife Note and the proceeds of the Notes Offering of $2.2 million and $428,000 for the three months ended March 31, 1997 and 1998, respectively. ORBCOMM recognized interest income (excluding interest expense of $0, $307,000 and $833,000) on the invested portion of the MetLife Note and the proceeds of the Notes Offering of $59,000, $3.9 million and $5.4 million for the years ended December 31, 1995, 1996 and 1997, respectively. ORBCOMM capitalized interest as part of the historical cost of the ORBCOMM system of $6.0 million and $6.0 million for the three months ended March 31, 1997 and 1998, respectively, and $426,000, $10.0 million and $24.1 million for the years ended December 31, 1995, 1996 and 1997, respectively.


     ORBCOMM expects engineering and marketing and administrative expenses to continue to increase during 1998 due to a continued increase in the number of employees, expanded commercial network operations, continued development of the Internal VARs and operational support for the commencement of commercial service. In addition, with the planned completion of the launch of the 28-satellite constellation in the third quarter of 1998, ORBCOMM expects depreciation expense associated with the ORBCOMM system to increase substantially.

     As of March 31, 1998 and December 31, 1997, 1,098 and 880 subscriber units, respectively, were either generating revenues or being used in beta tests. This figure does not include subscriber units used for demonstration purposes, delivered to resellers or on back order with subscriber unit manufacturers.

LIQUIDITY AND CAPITAL RESOURCES


     ORBCOMM is a development stage enterprise and has incurred cumulative net losses from inception. ORBCOMM has financed its operations to date primarily with capital contributions from its current Partners and through financing activities. For the three months ended March 31, 1998, net cash used in operating activities was $7.1 million primarily as a result of a net loss, excluding non-cash charges for depreciation and amortization of $2.1 million and an increase in inventory for the construction of Gateways of $3.0 million. This use of cash was partially offset by an increase in deferred revenue of $4.4 million, and an increase in accounts payable to Orbital of $8.4 million less a semi-annual interest payment on the Notes. For the year ended December 31, 1997, net cash used in operating activities was $12.3 million, primarily as a result of a net loss excluding non-cash charges for depreciation and amortization of $23.4 million and an increase in inventory for the construction of Gateways of $15.8 million. This use of cash was partially offset by an increase in accounts payable and accrued liabilities of $20.9 million and an increase in deferred revenue of $7.1 million. Net cash of $84,000 and $4.6 million was used in operating activities during 1995 and 1996, respectively. As of December 31, 1996 and 1997, ORBCOMM had $3.9 million and $19.6 million, respectively, of inventory for construction of Gateways scheduled for delivery to the International Licensees over the next two years. As of December 31, 1997, ORBCOMM had received $3.7 million under service license or similar agreements and $9.6 million under ground segment agreements that are recorded as deferred revenue. As of March 31, 1998 cash and investments had been reduced by $6.8 million. Given the additional $20.0 million of capital contributions by the current Partners in the first quarter of 1998, the reduction primarily reflects capital expenditures, operating expenses and a semi-annual interest payment. As of December 31, 1997, cash and investments had been reduced by $114.6 million, which decrease was attributable to capital expenditures, operating expenses and interest payments. This was offset by an increase in accounts payable to Orbital under the Procurement Agreement as a result of the achievement of milestones under the Procurement Agreement, including the launch of eight satellites in December 1997.

     Cash flows used in investing activities for the three months ended March 31, 1998 were $9.5 million primarily as a result of additional capital expenditures and purchases and sales of securities. For the three months ended March 31, 1998, ORBCOMM invested $19.4 million, including $6.0 million of capitalized interest, for satellite constellation design, construction and launch services and design and construction of the U.S. Ground Segment. Cash flows used in investing activities for the year ended December 31, 1997 were $27.3 million primarily as a result of additional capital expenditures and purchases and sales of securities. In 1997, ORBCOMM invested $100.7 million, including $24.1 million of capitalized interest, for satellite constellation design, construction and launch services and design and construction of the U.S. Ground Segment. This use of cash was partially offset by $73.8 million of net proceeds of the sale of securities. For the years ended December 31, 1995 and 1996, $38.3 million and $165.8 million, respectively, were used in investing activities, primarily for capital expenditures and purchases and sales of securities. In 1995 and 1996, ORBCOMM invested $38.3 million and $69.2 million, respectively, on capital expenditures. In 1995 and 1996, investing activities also included $0 and $96.5 million, respectively, of cash used to purchase securities.

     Cash flows provided by financing activities for the three months ended March 31, 1998 were $19.7 million. This amount principally reflects additional capital contributions of ORBCOMM's current Partners of $20.0 million, partially offset by the repayment of debt. Cash flows used in financing activities for the fiscal year ended December 31, 1997 were $1.2 million, $1.0 million of which was used to repay a portion of the principal of the MetLife Note. Cash flows related to financing activities for the fiscal years ended December 31, 1995 and 1996 resulted in increases of $35.2 million and $225.4 million, respectively. These increases reflect additional contributions by the current Partners of $38.1 million and $62.7 million in 1995 and 1996, respectively, and net proceeds of approximately $164.5 million from the Notes Offering in 1996.

     Expected future uses of cash include continued hiring of employees, capital expenditures related to the completion of the ORBCOMM constellation, debt servicing and working capital requirements. In addition, ORBCOMM intends to continue to increase marketing and product development expenditures in anticipation of expanded commercial operations. The total cost of the 36-satellite enhanced constellation is expected to be $332.0 million. Of this amount, $244.0 million is for the design, development and construction of the satellite constellation and launch services, $39.0 million is for the design and construction of the U.S. Ground Segment, $17.0 million is for insurance and approximately $32.0 million is for other system costs such as engineering and billing system costs. Through March 31, 1998, $255.9 million had been spent for the ORBCOMM system, excluding a total of $40.5 million of capitalized interest costs. The foregoing information reflects ORBCOMM's current estimate of its funding requirements for the ORBCOMM system. Actual amounts may vary from such estimates for a variety of reasons, including delays or launch or satellite failures. See "Risk Factors -- Forward Looking Statements and Market Estimates."

     ORBCOMM expects to continue to generate negative cash flows through all of 1998 and at least a portion of 1999. ORBCOMM expects that a portion of its cash requirements will be met through cash expected to be generated from operations. ORBCOMM's ability to generate significant revenues is subject to numerous uncertainties. In 1998, ORBCOMM expects to receive additional cash payments of approximately $40.0 million under agreements with International Licensees assuming certain milestones are achieved, including: (i) acceptance of Gateways by the International Licensees; (ii) launch of additional satellites by ORBCOMM; and (iii) receipt of regulatory approvals by the International Licensees. ORBCOMM's service and equipment contracts are U.S. dollar based and do not generate foreign currency risk. Without giving effect to the Offering, ORBCOMM believes that the capital contributions of ORBCOMM's current Partners and the net proceeds of the Notes Offering and the MetLife Note will be sufficient to fund ORBCOMM's anticipated net cash loss from operations and capital expenditures through mid-1998. Additionally, Orbital has indicated that it will continue to defer invoicing of certain amounts otherwise due under the Procurement Agreement until consummation of the Offering. ORBCOMM expects, however, to pay such amounts ($34.9 million as of May 31, 1998) in full with a portion of the net proceeds of the Offering. See "Use of Proceeds."

     ORBCOMM believes that the net proceeds of the Offering and the application of the net proceeds therefrom to purchase Partnership Units, the capital contributions of ORBCOMM's current Partners, and the net proceeds of the Notes Offering and the MetLife Note will be sufficient to fund ORBCOMM's anticipated net cash loss from operations and capital expenditures through the third quarter of 1999. ORBCOMM may require additional capital and may seek to raise such additional capital through equity or debt financing or by entering into other strategic arrangements. There can be no assurance, however, that debt or equity financing will be available and, if so, that it will be available on terms acceptable to ORBCOMM or that strategic arrangements will be possible and, if so, that they will be possible on terms acceptable to ORBCOMM. See "Risk
Factors -- Financing Risks -- Additional Funding Requirements" and "Risk
Factors -- Forward Looking Statements and Market Estimates."

     ORBCOMM has made a preliminary assessment of potential "Year 2000" issues with respect to various of its computer-related systems. ORBCOMM has developed an initial corrective action plan that includes reprogramming impacted software when appropriate and feasible, obtaining vendor-provided software upgrades when available and completely replacing impacted systems when necessary. ORBCOMM currently expects that all identified "Year 2000" impacted systems will be corrected by the end of 1998, although there can be no assurance that ORBCOMM has identified all "Year 2000" impacted systems or that its corrective action plan will be timely and successful. ORBCOMM believes that the costs to correct its impacted systems will not materially affect its results of operations or its financial condition. In addition, ORBCOMM has not received any indication to date that the impact of "Year 2000" issues on its customers and suppliers will have a material adverse effect on ORBCOMM's financial condition and results of operations.

                                    BUSINESS

OVERVIEW

     ORBCOMM provides two-way monitoring, tracking and messaging services through the world's first commercial LEO satellite-based data communications system. ORBCOMM believes that it will provide a reliable, cost-effective method of providing fixed asset monitoring, mobile asset tracking and messaging services to a broad range of customers around the world, enabling such customers to collect data from multiple locations, track assets on a global basis and transmit and receive short text messages outside the coverage area of other systems.


     The ORBCOMM system architecture employs a network of independently operated satellites allowing ORBCOMM to provide service prior to completion of its satellite constellation. As additional satellites are added to the ORBCOMM system, ORBCOMM is able to provide enhanced service, including increased system capacity and availability, and increased system redundancy. ORBCOMM has launched 12 satellites to date and expects to launch 16 additional satellites in the third quarter of 1998, which will complete its planned 28-satellite constellation. An additional eight satellites that will create a planned 36-satellite enhanced constellation with increased capacity and improved service in equatorial regions are expected to be launched in the third quarter of 1999.



     Since early 1996, ORBCOMM has been providing limited commercial service in the United States through ORBCOMM's initial two satellites, each of which has a design life of four years beginning on the date it was placed in commercial service. ORBCOMM has begun to place in commercial service satellites that were launched in late 1997 and early 1998 and, as a result, ORBCOMM has begun to offer commercial service on a broader basis. ORBCOMM expects to have the ability to significantly expand its commercial services in the fourth quarter of 1998 in the United States and other temperate zones, when 16 additional satellites are expected to be placed in commercial service. Service outside the United States will be expanded as the necessary ground infrastructure is completed and the necessary regulatory approvals are received. Based on ORBCOMM's experience, ground infrastructure is generally completed within 12 to 24 months after execution of a ground procurement contract and regulatory approvals are generally received within two to 12 months after submission of a regulatory application. Enhanced service in equatorial regions is expected to be available in the fall of 1999, when the final eight satellites of the planned 36-satellite enhanced constellation are scheduled to be placed in commercial service. Certain ORBCOMM system satellites have experienced anomalies or outages. See "Risk Factors -- Technology Risks -- Design and Operation Risks and Existing Anomalies and Outages" and "Risk Factors -- Regulatory Risks -- International Licensing Risks."


     ORBCOMM is targeting specific markets for its communications services, including those in which potential customers currently have geographically limited or otherwise inefficient methods of obtaining information. ORBCOMM's current primary target markets include: (i) fixed asset monitoring services for electric utility meters, oil and gas storage tanks, wells and pipelines and environmental projects; (ii) mobile asset tracking services for commercial trucks, trailers, containers, rail cars, heavy equipment, fishing vessels, barges and government assets; and (iii) messaging services for consumers and commercial and government entities. Future target markets are expected to include: (i) tracking, messaging and security services for automobiles; (ii) monitoring applications for home security systems; and (iii) additional U.S. and foreign government applications. Based on market analyses conducted by and on behalf of ORBCOMM, ORBCOMM estimates that the current addressable market worldwide for data and messaging services of the type that can be provided by Little LEO systems such as ORBCOMM's is in excess of 160 million subscriber units.

     ORBCOMM has made substantial progress toward its goal of full commercial operation of the ORBCOMM system. ORBCOMM has entered into agreements with over 45 VARs, each of which is authorized to market and distribute ORBCOMM services within specific regions and to targeted industries or markets. ORBCOMM has also established two Internal VARs to market and distribute monitoring and tracking services to the oil and gas and transportation industries. In addition, ORBCOMM has entered into agreements with 13 International Licensees that are expected to market and distribute ORBCOMM services in over 95 countries within North and South America, Europe, Asia, the Middle East and Africa following completion of the necessary ground infrastructure and receipt of the necessary regulatory and other approvals. ORBCOMM has also entered into agreements with six subscriber unit manufacturers, Panasonic, Scientific-Atlanta, also a VAR, Magellan, Stellar, Torrey and CTI, and has type approved ten subscriber unit models for commercial use with the ORBCOMM system. Four subscriber unit manufacturers have commenced production of subscriber units that can be used for electric utility meter, oil and gas storage tank, well and pipeline and environmental monitoring and commercial truck, trailer, container, rail car, heavy equipment, fishing vessel and government asset tracking applications. To date, ORBCOMM believes that approximately 8,000 subscriber units have been produced, of which Panasonic and Stellar have produced approximately 6,500 and 1,100 subscriber units, respectively. To date, ORBCOMM believes that approximately 1,100 subscriber units have been sold directly to entities other than ORBCOMM and its affiliates.


     The ORBCOMM system consists of small and relatively inexpensive satellites and subscriber units and a relatively low-cost ground infrastructure compared to Big LEO systems. Such systems are designed primarily to provide voice services and require satellite systems that are estimated to cost between $2.3 billion and $3.7 billion. ORBCOMM expects that the aggregate cost to design, construct, launch and place in commercial service the planned 36-satellite enhanced constellation and design and construct the U.S. Ground Segment, which includes the U.S. Gateway and the Network Control Center, will be approximately $332 million through the third quarter of 1999, when the final eight satellites of such enhanced constellation are expected to be launched, of which approximately $256 million had been spent through March 31, 1998, excluding capitalized interest. On consummation of the Offering and the application of the net proceeds therefrom to purchase Partnership Units, and taking into account the capital contributions of ORBCOMM's current Partners and the net proceeds of the Notes Offering and the MetLife Note, ORBCOMM believes that it will have sufficient funds to meet its anticipated net cash loss from operations and capital expenditures through the third quarter of 1999, when the last eight satellites of the planned 36-satellite enhanced constellation are expected to be launched. See "Risk Factors -- Financing Risks -- Additional Funding Requirements" and "Risk Factors -- Forward Looking Statements and Market Estimates."


SERVICE OFFERINGS

     ORBCOMM believes that it will provide a reliable, cost-effective method of providing fixed asset monitoring, mobile asset tracking and messaging services to a broad range of customers around the world. ORBCOMM intends to integrate the ORBCOMM system with related applications software and hardware developed by or for ORBCOMM, International Licensees or third parties that address the needs of specific industries and market segments. ORBCOMM's estimates of the current addressable market for various market segments, as set forth in this Prospectus, are based on a review and analysis of secondary market data supplemented with primary market research conducted by or on behalf of ORBCOMM.


     Fixed Asset Monitoring. ORBCOMM believes its services will provide a means of collecting data from assets in multiple locations around the world, thereby allowing customers to monitor productivity, minimize downtime and realize other operational benefits. Ultimately, ORBCOMM also expects to provide a method of controlling the functions of such assets, for example, by remotely operating valves, electrical switches and other devices, providing further operational, economic and competitive advantages. Primary applications currently include or are expected to include monitoring and control applications for: (i) electric utility meters; (ii) oil and gas storage tanks and wells; (iii) oil and gas pipelines; and (iv) environmental projects. Many of the customers for these applications manage numerous, widely dispersed assets in locations not currently or adequately served by other communications systems. ORBCOMM estimates that the size of the addressable market for these applications worldwide is approximately 61 million subscriber units in 1998. ORBCOMM subscriber units are currently being used for beta test or operational monitoring applications for electric utility meters, oil and gas storage tanks, wells and pipelines and environmental projects. Operational customers that are working with VARs and Internal VARs and purchasing ORBCOMM services include: (i) Barton Instrument Systems, LLC ("Barton Instrument"), which is working with one of the Internal VARs to test monitoring systems for oil and gas storage tanks, wells and pipelines; and (ii) the Salt River Valley Water Users' Association, which is working with Stevens Water Monitoring Systems, Inc. ("Stevens Water

Monitoring") on water monitoring systems. Beta test customers include: (i) Florida Power Corporation ("Florida Power"), which is working with Scientific-Atlanta to develop automatic meter reading systems for commercial and residential customers; and (ii) Acanthus Resource Ltd. ("Acanthus"), which is working with Intrex to test monitoring systems for oil and gas pipelines.



     Mobile Asset Tracking. ORBCOMM believes its services will provide a means to regularly and reliably track the location and report the status or condition of mobile assets around the world, thereby enabling customers to reduce downtime, repair costs, theft and other losses, improve service and more effectively utilize transportation, heavy equipment and other assets. Primary applications currently include or are expected to include tracking and monitoring applications for: (i) commercial trucks; (ii) trailers, containers and rail cars; (iii) heavy equipment; (iv) fishing vessels and barges; and (v) government assets. Certain of the customers in this market segment have no efficient means of tracking the location and may have no means of monitoring the status or condition of their assets. ORBCOMM estimates that the size of the addressable market for certain of these applications worldwide is approximately 13 million subscriber units in 1998. ORBCOMM subscriber units are currently being used for beta test or operational tracking applications for commercial trucks, trailers, containers, rail cars, heavy equipment, fishing vessels and military vehicles. Operational customers that are working with VARs and Internal VARs and purchasing ORBCOMM services include: (i) various fishing fleets that are working with SASCO, Inc. ("SASCO") to test a fleet tracking and messaging system; and (ii) Atlas Van Lines, which is using a trailer tracking system developed by ARINC. Beta test customers include: (i) Caterpillar Inc. ("Caterpillar"), which is working with Globitrac, Inc. ("Globitrac") to test a heavy equipment tracking and engine monitoring system; (ii) the U.S. Army, which is working with ARINC to test a military vehicle tracking system; (iii) the U.S. Postal Service, which has worked with ARCO Global Tracking Systems, Inc. ("ARCO") to test a commercial truck tracking system; and (iv) Burlington Northern Santa Fe Railroad ("Burlington Northern"), which is working with MobileNet, Inc. ("MobileNet") to deploy a roadway equipment asset tracking and utilization monitoring system.


     Messaging. The ORBCOMM system is designed to provide short, alphanumeric two-way paging-like communications services on a global basis. The ORBCOMM system is technically capable of transmitting messages of up to 64,000 characters in length, although due to regulatory and certain operational constraints ORBCOMM believes that the length of messages will be limited to approximately 2,000 characters. ORBCOMM believes that its customers will use the ORBCOMM system to transmit messages ranging from six to 200 characters in length. ORBCOMM plans to introduce messaging services in the United States in the fall of 1998 and thereafter on a global basis as the necessary ground infrastructure is completed, the necessary regulatory approvals are received and, in equatorial regions, as additional satellites are launched. ORBCOMM expects that messaging customers will include a broad range of consumer, commercial and government customers that require a means of communicating with various locations such as their offices, dispatch centers, command posts or homes or that require the ability to send priority messages or position information. Certain customers in this market segment currently have no cost-effective alternatives or rely on pagers, cellular phones or fleet dispatch systems, all of which services can be expensive, unavailable or inconvenient in certain locations. ORBCOMM estimates that the size of the addressable market for certain of these applications worldwide is approximately 40 million subscriber units in 1998. ORBCOMM expects that messaging subscriber units that can be used in the United States and certain other regions will be commercially available from Magellan in mid-1998 and thereafter from one or more other manufacturers.

     Future Applications. In addition to the addressable markets described above for data and messaging services, future target markets are expected to include: (i) tracking, messaging and security services for automobiles; (ii) monitoring applications for home security systems; and (iii) additional U.S. and foreign government applications. ORBCOMM estimates that the size of the addressable markets for automotive and home security system applications is approximately 52 million subscriber units in 1998.

BUSINESS STRATEGY

     ORBCOMM's business strategy is to provide data and messaging communications services to customers in fixed asset monitoring, mobile asset tracking and messaging markets worldwide. These services are being provided through the world's first commercial LEO satellite-based communications system. Key components of this strategy include:


     Reliable, Global Coverage. ORBCOMM believes that the integration of proven technologies into the ORBCOMM system and the redundancy provided by the ORBCOMM satellite constellation will enable it to provide reliable, global, two-way data and messaging communications services. ORBCOMM's distributed constellation architecture, consisting of numerous LEO satellites, is designed not only to provide global coverage but also to reduce potential risks associated with the loss or outage of one or more satellites. See "Risk Factors -- Technology
Risks -- Design and Operation Risks and Existing Anomalies and Outages."


     First-to-Market Advantage. ORBCOMM began providing limited commercial service in the United States in February 1996 with two satellites and expects to have the ability to provide expanded service in the United States and other temperate zones in the fourth quarter of 1998 and enhanced service in equatorial regions in the fall of 1999. ORBCOMM's first two satellites, as well an operational U.S. Gateway and type approved subscriber units, have permitted ORBCOMM to conduct a significant number of beta tests beginning in the second half of 1997 for companies in various industries including the heavy equipment, oil and gas and transportation industries. Based on published reports, ORBCOMM believes that other Little LEO constellations are not expected to be fully operational until after the year 2000. ORBCOMM believes that being first to market with its Little LEO system provides it with the opportunity to achieve a significant competitive advantage and therefore a greater market penetration because of its ability to: (i) establish certain industry standards for hardware and software applications; (ii) demonstrate the ORBCOMM system in an actual operating environment; (iii) deploy an installed base of subscriber units; (iv) solidify customer relationships; and (v) create relationships with leading VARs, International Licensees, subscriber unit manufacturers and other hardware and software developers.


     Affordable and Convenient Service. ORBCOMM believes that its small and relatively inexpensive satellites and subscriber units and relatively low-cost ground infrastructure, compared to Big LEO systems, which are designed primarily to provide voice services and require satellite systems that are estimated to cost between $2.3 billion and $3.7 billion, will enable it to provide customers with affordable and convenient data and messaging communications services. Each satellite is designed specifically for the transmission of short messages. This design eliminates a number of complex and expensive components such as customized spot beams, on-board switching and high-powered amplifiers that are required on larger, more complex satellites designed to carry voice, video and data traffic. The less complex and more compact design of the ORBCOMM satellites (which weigh approximately 90 pounds each with the exception of the two satellites launched in April 1995, which weigh approximately 104 pounds each) reduces the cost and time of production and enables ORBCOMM to launch multiple satellites using a single, relatively low-cost launch vehicle. As a result of ORBCOMM's relatively inexpensive satellites and relatively low-cost ground infrastructure, ORBCOMM believes that it will be in a position to offer affordable and convenient data and messaging communications services. Additionally, ORBCOMM monitoring and tracking subscriber units are small and lightweight, with substantial battery lives, and are or are expected to be available from suppliers at initial prices ranging from $250 to $750. ORBCOMM believes that as more subscriber units become commercially available and as the overall production volume for subscriber units increases, the price for subscriber units will decline.


     Global Marketing and Distribution of Services. ORBCOMM intends to target specific markets for ORBCOMM services, including those in which customers have geographically limited or otherwise inefficient methods of obtaining information using other systems. ORBCOMM believes that it can rapidly achieve a global presence by capitalizing on the customer relationships, technical expertise and other resources of the VARs, Internal VARs and International Licensees. Many of the VARs and International Licensees have an established market presence as a result of their current customer bases, industry knowledge, market-specific brand name recognition and distribution networks. ORBCOMM's National Account Program provides complementary marketing and application engineering services that support the marketing and distribution efforts of the VARs and Internal VARs. The Internal VARs enable ORBCOMM to broaden its distribution base, to capture additional revenue from value-added hardware, software and services provided directly to customers and to facilitate the development of application hardware and software that can hasten market development by ORBCOMM and the VARs in the United States and by the International Licensees internationally.

     Commitment and Expertise of Strategic Partners. Orbital, through OCC, and Teleglobe and TRI, through Teleglobe Mobile, had invested an aggregate of approximately $190 million in ORBCOMM through May 31, 1998. Orbital is a U.S.-based space and information systems company, with 1997 revenues of approximately $600 million, that designs, manufactures, operates and markets a broad range of space-related products and services, including satellites, launch vehicles, electronics and sensor systems, ground systems, satellite-based navigation and communications products and transportation management systems. Orbital manufactures and launches the ORBCOMM satellites. Teleglobe is a North American-based overseas telecommunications carrier, with 1997 revenues of approximately C$2 billion (approximately US$1.4 billion), whose network and service capabilities (including voice, data, Internet and value-added services) can be accessed in virtually all countries. TRI is a Malaysian holding company, with 1997 revenues of approximately RM2 billion (approximately US$500 million), that controls the largest cellular operator in Malaysia and has established cellular operations in Bangladesh, Cambodia and Tanzania. Orbital, Teleglobe and TRI have significant operating, regulatory and marketing experience in the satellite and communications industries, which has contributed to ORBCOMM becoming the operator of the first commercial global satellite-based data and messaging communications system. ORBCOMM has used and will continue to use the expertise and capabilities of its current Partners, including their expertise in the design, construction and launch of satellites and the marketing and operation of communications networks, to enhance the services offered by the ORBCOMM system.

PROJECT MILESTONES

  Milestones Achieved to Date

     Through March 31, 1998, ORBCOMM has achieved the following milestones:


     - Launch of Satellites and Commencement of Commercial Service. In April 1995, ORBCOMM's first two satellites were launched. In February 1996, after extensive testing, ORBCOMM commenced limited commercial service in the United States. Since December 1997, an additional ten satellites have been successfully launched on two separate launch vehicles. To date, ORBCOMM has placed eight of these satellites in commercial service.


     - Gateways. The U.S. Ground Segment, including the Network Control Center and four Gateway Earth Stations, is operational. The U.S. Gateway will be used to serve the United States, Canada and Mexico. In March 1998, a Gateway located in Italy successfully completed acceptance testing. In each of South Korea and Japan, a Gateway is under construction and is expected to be completed by mid-1998. ORBCOMM expects that many International Licensees will enter into agreements to share Gateways.

     - VARs. ORBCOMM has entered into agreements with over 45 VARs to provide services in the United States to various market segments, including the electric utility meter, oil and gas storage tank, well and pipeline, environmental monitoring, commercial trucks, trailers, containers, rail cars, heavy equipment, fishing vessels, barges and government market segments.

     - Internal VARs. ORBCOMM is engaged in direct sales activities to customers through the Internal VARs, which are currently focused on developing monitoring and tracking applications for use in the oil and gas and transportation industries. One of the Internal VARs has application software and an information system that are capable of monitoring oil and gas storage tanks and wells commercially available and being used by both operational and beta test customers.

     - International Licensees. ORBCOMM has entered into agreements with 13 International Licensees (one of which agreements is subject to approval by the board of directors of the International Licensee) that are expected to market and distribute ORBCOMM services in over 95 countries.

     - Monitoring and Tracking Subscriber Units. ORBCOMM has type approved ten subscriber unit models for commercial use with the ORBCOMM system. Four subscriber unit manufacturers have commenced production of subscriber units that can be used for electric utility meter, oil and gas storage tank, well and pipeline and environmental monitoring and commercial truck, trailer, container, rail car, heavy equipment, fishing vessel and government asset tracking applications.

     - ORBCOMM Customer Care and Billing System. In January 1998, ORBCOMM accepted a customer care and billing system from CSC Intelicom, Inc. for use by ORBCOMM and the International Licensees to provision and bill for subscriber units and provide certain customer care functions.


     - Operational and Beta Test Customers. ORBCOMM has completed or is in the process of conducting beta tests in a variety of market segments including the electric utility meter, oil and gas storage tank, well and pipeline and environmental monitoring and commercial truck, trailer, container, rail car, heavy equipment and government asset tracking market segments. Operational customers that are working with VARs and Internal VARs and purchasing ORBCOMM services include: (i) Barton Instrument, which is working with one of the Internal VARs to test monitoring systems for oil and gas storage tanks, wells and pipelines; (ii) Atlas Van Lines, which is using a trailer tracking system developed by ARINC; and (iii) the Salt River Valley Water Users' Association, which is working with Stevens Water Monitoring on water monitoring systems. Beta test customers include: (i) Caterpillar, which is working with Globitrac to test a heavy equipment tracking and engine monitoring system; (ii) Florida Power, which is working with Scientific-Atlanta to develop automatic meter reading systems for commercial and residential customers; (iii) the U.S. Army, which is working with ARINC to test a military vehicle tracking system; (iv) Burlington Northern, which is working with MobileNet to deploy a roadway equipment asset tracking and utilization monitoring system; and (v) Acanthus, which is working with Intrex to test monitoring systems for oil and gas pipelines.


     - FCC Authorizations. In October 1994, OCC was granted authority pursuant to the Original FCC License to construct, deploy and operate 36 LEO satellites in the United States. In May and June 1995, OCC received FCC authority to operate the U.S. Gateway and to operate subscriber units in the United States. On March 31, 1998, OCC was granted authority pursuant to the Supplemental FCC License to, among other things, construct, deploy and operate 12 additional satellites.

     - ITU Allocations. In 1992, certain portions of the radio spectrum were allocated by the ITU for use by Little LEO systems such as the ORBCOMM system on an international basis.


     - International Regulatory Approvals. In February 1996, ORBCOMM Canada received full regulatory approval to provide ORBCOMM services in Canada. In March 1998, Celcom Sdn. Bhd. (Celcom) of Malaysia received full regulatory approval to provide ORBCOMM services in Malaysia. In May 1998, ORBCOMM Japan Ltd. received full regulatory approval to provide ORBCOMM services in Japan. ORBCOMM, through the International Licensees and other third parties, currently has temporary, experimental, testing and demonstration or business licenses in Germany, Italy, South Korea, Spain, Sweden, Northern Ireland, Argentina, Chile, South Africa, Iceland and Namibia, which licenses permit a range of activities including the right to test and demonstrate or operate the ORBCOMM system on a temporary or otherwise limited basis.


     - Equity and Debt Funding. As of May 31, 1998, ORBCOMM's current Partners had invested an aggregate of $190 million in ORBCOMM. In addition, in August 1996, ORBCOMM completed the Notes Offering and received net proceeds of approximately $164 million. Collectively, the International Licensees also have committed significant additional resources for license fees, infrastructure, marketing, distribution and other expenses.

  Future Milestones

     ORBCOMM expects to achieve the following future milestones:

     - Additional Satellites. By the end of the third quarter of 1998, ORBCOMM expects to have placed in commercial service the balance of the satellites launched since December 1997. In addition, in the third quarter of 1998, ORBCOMM plans to launch 16 additional satellites in two planes of eight satellites each and, in the third quarter of 1999, ORBCOMM plans to launch an additional plane of eight satellites in an equatorial orbit.

     - Messaging Subscriber Units. By mid-1998, ORBCOMM expects that hand-held subscriber units will be commercially available from Magellan for messaging services and thereafter from one or more other manufacturers.

     - Internal VARs. In the third quarter of 1998, one of the Internal VARs plans to have a commercial product capable of tracking trailers and other assets available.

     - International Licensees. By December 1998, ORBCOMM plans to have executed agreements with several additional International Licensees. During 1998, ORBCOMM expects that certain of its International Licensees will be able to offer ORBCOMM services in portions of Europe, Japan, South Korea, Brazil and Morocco, subject to completion of the necessary ground infrastructure and receipt of the necessary regulatory approvals. In 1998, ORBCOMM expects to install a number of additional Gateways for International Licensees.

     - Commencement of Expanded Global Service. In the fourth quarter of 1998, following the planned launch and placement in commercial service of 16 additional satellites, ORBCOMM plans to offer expanded services in the United States and to be able to offer expanded services in other temperate zones on completion of the necessary ground infrastructure and receipt of the necessary regulatory approvals. In the fall of 1999, following the launch and placement in commercial service of the final eight satellites in the 36-satellite enhanced constellation in an equatorial orbit, ORBCOMM plans to be able to offer enhanced services in equatorial regions, subject to completion of the necessary ground infrastructure and receipt of the necessary regulatory approvals.

MARKETING AND DISTRIBUTION

     ORBCOMM markets its services to customers within the United States indirectly through VARs and directly through Internal VARs, and internationally through International Licensees that may distribute ORBCOMM services directly or through a distribution network.

     ORBCOMM's National Account Program, a sales and marketing initiative, supplements the activities of VARs and Internal VARs by identifying specific large corporations that are perceived as likely to purchase ORBCOMM services. The National Account Program and the VAR and Internal VAR activities are designed as complementary strategies, with the goals of coordinated penetration of targeted markets and the efficient use of the full range of ORBCOMM services.

     VARs. ORBCOMM has entered into agreements with over 45 VARs and is currently negotiating agreements with prospective VARs. The VARs have primary responsibility for marketing ORBCOMM services to industries or markets within specific regions in accordance with a marketing plan and program approved by ORBCOMM at the time of selection. The VARs are also responsible for developing applications, retail pricing, customer service, billing, training, customer support and maintaining an inventory of or having subscriber units available. ORBCOMM's relationship with a VAR is governed by a reseller agreement that establishes the VAR's responsibilities with respect to developing and maintaining customer relationships, as well as the cost of service to the VAR. In soliciting customers, the VAR "adds value" to the basic data service provided by ORBCOMM by integrating the ORBCOMM system with related applications software and hardware in a manner intended to address the needs of a particular industry or market segment.

     The VARs will provide one or more of ORBCOMM's monitoring, tracking and messaging services in one or more of the market segments identified by ORBCOMM within its target markets. See "-- Addressable Markets." The following chart identifies the number of reseller agreements that have been entered into by

ORBCOMM as of May 31, 1998 for each of the services it offers and for each of the market segments it has targeted:

       FIXED ASSET MONITORING                   MOBILE ASSET TRACKING                         MESSAGING
-------------------------------------   -------------------------------------   -------------------------------------
                            NUMBER OF                               NUMBER OF                               NUMBER OF
     MARKET SEGMENT         VARS (1)         MARKET SEGMENT         VARS (1)         MARKET SEGMENT         VARS (1)
-------------------------   ---------   -------------------------   ---------   -------------------------   ---------
Electric Utility                        Commercial Trucks........          10   Consumer.................           2
  Meters.................           1   Trailers, Containers and                Commercial...............          19
Oil and Gas Storage Tanks                 Rail Cars..............          21   Government...............          12
  and Wells..............           7   Heavy Equipment..........           7
Oil and Gas Pipelines....           3   Fishing Vessels and
Environmental Projects...          10     Barges.................           5
                                        Government Assets........          10

------------------------------
(1) For purposes of this chart, a VAR is included in multiple columns whenever such VAR is authorized to serve more than one market segment or provides more than one service.

     Internal VARs. ORBCOMM also markets and distributes its services directly to customers through Internal VARs. In 1997, ORBCOMM established two Internal VARs to market and distribute monitoring and tracking services to the oil and gas and transportation industries. In the future, ORBCOMM may establish additional Internal VARs to market and distribute applications to the automotive and other industries and to provide messaging services. The Internal VARs are working closely with customers to develop and integrate the ORBCOMM system with related applications and development hardware and software to address the specific needs of customers in particular industries and market segments.

     The Internal VAR for fixed asset monitoring applications has focused initially on developing applications to monitor oil and gas storage tanks and wells. The applications developed and to be developed by this Internal VAR involve the integration of sensors, subscriber units and automation equipment located in the field with the ORBCOMM system and, eventually, with information systems centrally located in the offices of customers. These integrated applications are expected to be used by customers to efficiently and accurately collect and deliver data from remote assets to central locations and, once collected, to assist in the management of such data. This Internal VAR has application software and an information system that are capable of monitoring oil and gas storage tanks and wells commercially available and being used by both operational and beta test customers. In the future, this Internal VAR intends to develop monitoring and control applications for chemical tanks, oil and gas pipelines, agricultural assets, such as grain silos and irrigation systems, water treatment facilities and environmental projects.

     The Internal VAR for mobile asset tracking applications is currently developing applications to track assets in the transportation industry. These applications involve the integration of subscriber units mounted on mobile assets with the ORBCOMM system and with applications software for use by customers in conjunction with their existing management information systems. Applications developed by this Internal VAR may also include a sensor, particularly in the case of applications developed to track mobile assets with controlled environments, such as refrigerated trailers, containers and rail cars. This Internal VAR plans to have a commercial product capable of tracking trailers and other assets available in the third quarter of 1998. In the future, this Internal VAR may develop applications to track and monitor intermodal power generation equipment and chassis.

     International Licensees. ORBCOMM expects to market and distribute its services outside the United States through International Licensees. ORBCOMM has executed agreements with 13 International Licensees (one of which agreements is subject to approval by the board of directors of the International Licensee) covering over 95 countries. ORBCOMM continues to negotiate agreements with potential International Licensees and expects to execute agreements with several additional International Licensees during 1998.

     ORBCOMM's relationship with International Licensees is governed by service license or similar agreements. Subject to certain limitations, these agreements grant to the International Licensee, among other things, the exclusive right to market services using the ORBCOMM satellites in a designated region and a limited right to use certain ORBCOMM proprietary technologies and intellectual property. In return, the International Licensees are responsible for, among other things, paying to ORBCOMM a monthly satellite usage fee and in certain cases a license fee, procuring and installing the necessary Gateways, obtaining the necessary regulatory approvals to provide ORBCOMM services in their designated regions and marketing and distributing ORBCOMM services in such regions. International Licensees generally are required to make the ORBCOMM system available to VARs in their designated regions on the same terms as resellers authorized by such International Licensees. These agreements generally have a ten-year term and provide that the International Licensee may request an extension of up to ten years, which ORBCOMM may not unreasonably deny. On the occurrence of certain events of default, the non-defaulting party may terminate the agreement.

     ORBCOMM selects the International Licensees primarily by evaluating their ability to successfully market and distribute ORBCOMM services. Key components of such an evaluation include the International Licensee's: (i) reputation in the marketplace; (ii) existing distribution capabilities and infrastructure;
(iii) financial condition and other resources; and (iv) ability to obtain the necessary regulatory approvals. International Licensees will pay fees for access to the ORBCOMM system in their region, including a monthly satellite usage fee. This fee is calculated as the greater of a percentage of gross operating revenues and a data throughput fee, which percentage and dollar amount may be adjusted by ORBCOMM in accordance with the terms of the agreements. Certain International Licensees are entitled to satellite usage fee credits if ORBCOMM fails to meet certain milestones with respect to the launch of the ORBCOMM system. As of May 31, 1998, ORBCOMM has received approximately $18.4 million in fees and other payments from the International Licensees. In 1998, ORBCOMM expects to receive additional cash payments of approximately $40.0 million under agreements with International Licensees assuming certain milestones are achieved, including: (i) acceptance of Gateways by the International Licensees;
(ii) launch of additional satellites by ORBCOMM; and (iii) receipt of regulatory approvals by the International Licensees.

ORBCOMM PRICING

     Services. In the United States, pricing of satellite capacity is based on many variables, including the availability and cost of substitute services, the cost of providing service and the nature of the customer application. Pricing generally is based on a wholesale pricing structure that incorporates an initial activation charge, a recurring monthly charge for access to the ORBCOMM system and charges based on the customer's usage. In charging for activation, access and usage, ORBCOMM has developed pricing structures in the United States that it believes suit the initial markets ORBCOMM is targeting. Additional pricing, including priority and other messaging pricing, is expected to be developed in the future as additional satellites in the ORBCOMM system are placed in commercial service. It is likely that multiple pricing alternatives will be offered in the United States, including peak/off-peak, volume discounts and annual contract commitment options. Retail pricing for ORBCOMM services will be largely outside the control of ORBCOMM and will be established by VARs or International Licensees or their respective distribution networks. See "Risk Factors -- Operating Risks -- Reliance on Third Parties."

     The pricing of services provided by the Internal VARs is based on a pricing structure similar to the VAR pricing structure except that the Internal VAR pricing structure will generate additional revenues from value-added software, hardware and services provided to the customer.

     Internationally, ORBCOMM earns revenues through license fees paid by, and through the sale of Gateways to, International Licensees. In addition, all International Licensees will pay a monthly satellite usage fee based on the greater of a percentage of gross operating revenues and a data throughput fee. International Licensees' gross operating revenues are generally based on a wholesale pricing structure similar to the prices charged to VARs, which includes an activation charge, a recurring monthly access charge and a usage charge.

     Subscriber Units. To access the ORBCOMM system, customers will use subscriber units. ORBCOMM has type approved ten subscriber unit models for use with the ORBCOMM system. Four subscriber unit manufacturers have commenced production of subscriber units. ORBCOMM monitoring and tracking subscriber units are or are expected to be available from suppliers at initial prices generally ranging from $250 to $750. ORBCOMM believes that as more subscriber units become commercially available and as the overall production volume for subscriber units increases, the price for subscriber units will decline. See "-- System

Architecture -- Subscriber Segment," and "Certain Relationships and Related Transactions -- Subscriber Unit Manufacture Agreement with Magellan."

ADDRESSABLE MARKETS

     Based on marketing analyses conducted by or on behalf of ORBCOMM, ORBCOMM estimates that the addressable market worldwide in 1998 for data and messaging services of the type that can be provided by Little LEO systems such as ORBCOMM's is in excess of 160 million subscriber units, including approximately 48 million subscriber units in the United States. ORBCOMM has defined its "addressable market" as certain market segments that possess a significant unsatisfied need for, and can afford, the products and services provided by Little LEO systems. ORBCOMM's addressable market estimates exclude several large potential markets due to the lack of available data to estimate the actual size of such markets and the potential demand in such markets for Little LEO services.

     ORBCOMM's estimates of the current addressable markets for various market segments, as set forth in this Prospectus, are based on a review and analyses of secondary market data supplemented with primary market research conducted by or on behalf of ORBCOMM. In estimating the size of the current addressable market for various market segments, the market analyses conducted by or on behalf of ORBCOMM estimated the total number of potential subscriber units in each market segment, and then reduced such total number based on factors such as whether there was a significant need for the type of services provided by the ORBCOMM system and an ability to pay for such services. While based on certain market, industry and demographic data, these addressable market estimates represent professional judgments and are predictive in nature. There can be no assurance that these addressable market estimates will prove to be accurate. There are a number of factors supporting the estimates that are of an inherently uncertain nature, including, but not limited to, the lack of precise industry and demographic data, the variance between different statistical sources and the need to extrapolate certain data for countries and regions that do not provide sufficient information. Furthermore, the analyses are based on gross domestic product growth predictions that are historically based and may not be met in the future. See "Risk Factors -- Forward Looking Statements and Market Estimates."

     ORBCOMM has identified a number of industries and industry segments in which a demand currently exists for fixed asset monitoring, mobile asset tracking and messaging services. ORBCOMM views these industries and industry segments as its primary target markets. ORBCOMM estimates that the addressable market comprising its primary target markets, including those for which it is actively developing applications, is approximately 112 million subscriber units. The following chart lists ORBCOMM's target markets and target market segments within ORBCOMM's addressable market and provides examples of specific data and messaging applications that have been, or may be, developed for customers in each of these markets.

           TARGET MARKET SEGMENTS                          APPLICATION EXAMPLES
---------------------------------------------  ---------------------------------------------
FIXED ASSET MONITORING
     Electric Utility Meters.................  monitoring of meter operation and power usage; load control
     Oil and Gas Storage Tanks and Wells.....  monitoring of tank level and leakage;
                                               monitoring and control of valves, pumps and
                                               compressors
     Oil and Gas Pipelines...................  monitoring of corrosion and flow; monitoring and control of valves, pumps and compressors
     Environmental Projects..................  monitoring of water level and quality

       TARGET MARKET SEGMENTS (CONT.)                  APPLICATION EXAMPLES (CONT.)
---------------------------------------------  ---------------------------------------------
MOBILE ASSET TRACKING
     Commercial Trucks.......................  tracking of location and operational information
     Trailers, Containers and Rail Cars......  tracking of location and status (e.g., temperature controls and condition of
                                               contents)
     Heavy Equipment.........................  tracking of location and operational information
     Fishing Vessels and Barges..............  tracking of location and operational information
     Government Assets.......................  tracking of personnel and equipment location
MESSAGING
     Consumer................................  high-priority personal communications and/or location information
     Commercial..............................  field communication, dispatch and/or location information
     Government..............................  field communication and/or location information


  FIXED ASSET MONITORING

     ORBCOMM estimates that the addressable market in 1998 for fixed asset monitoring services is approximately 61 million subscriber units. The fixed asset monitoring market segment includes a broad group of industries that require a means of regularly collecting data from, or in some cases controlling equipment in, multiple locations. Primary applications include or are expected to include monitoring and control applications for: (i) electric utility meters;
(ii) oil and gas storage tanks and wells; (iii) oil and gas pipelines; and (iv) environmental projects.

     Electric Utility Meters. ORBCOMM estimates that the addressable market in 1998 for electric utility meter monitoring services is approximately 59 million subscriber units. This market segment includes electric utility meters only and does not include gas or water meters. Currently, wireline, cellular and paging systems are being used to collect data from utility meters located in urban and suburban areas, in addition to traditional manual meter reading. For example, SkyTel Communications, Inc., formerly Mobile Telecommunications Technologies Corp. ("SkyTel"), recently announced a service agreement with Enron Energy Services, Inc., under which SkyTel will use its system to support meter reading and provide services for residential power customers nationwide primarily in urban areas. The ORBCOMM system is capable of reading electric utility meters in urban, suburban and rural areas. The ORBCOMM subscriber unit for electric utility meter monitoring currently has the capability to read meters and transmit data relating to usage to a central location. In the future, subscriber units may be programmed to turn power on and off and identify unauthorized usage.

     Oil and Gas Storage Tanks and Wells. ORBCOMM estimates that the addressable market in 1998 for oil and gas storage tanks is approximately 1.1 million subscriber units. ORBCOMM believes that this market segment comprises tanks used, among other things, in petroleum upstream (e.g., crude oil production) and petroleum downstream (e.g., retail outlets). ORBCOMM believes that its services could be used, among other things, to monitor tank levels and provide related tank management services, to assist in inventory management and to aid reporting and compliance efforts by tank operators. ORBCOMM estimates that the current addressable market in 1998 for the monitoring of wells is approximately 150,000 subscriber units. In less remote areas, private radio systems based on VHF radio frequency, multiple-address radio and microwave are currently being used to collect data for storage tanks and wells. These systems have been installed primarily for other communications purposes; therefore, the incremental cost of monitoring storage tanks and wells is low. However, asset monitoring based on private radio systems is not cost-effective in locations where the system cannot be combined with other communications functions. In addition to recording operations data such as tank level and leakage information, subscriber units using the ORBCOMM system could be programmed to operate tank and well valves, oil pumps and gas compressors.

     Oil and Gas Pipelines. ORBCOMM estimates that the addressable market in 1998 for oil and gas pipeline monitoring services is approximately 48,000 subscriber units. This market segment consists of gas compressors, oil pumps, pipeline rectifiers (which measure pipeline corrosion), offshore platforms and pipeline valves. For remote and hard-to-read meters, manual monitoring systems are typically used, which require personnel to travel to the site to read the meter. ORBCOMM believes that it will be able to offer a cost-effective means of gathering data from meters located in remote locations. In addition to recording operations data, subscriber units could be programmed to operate pipeline, pumps, compressors and valves on a routine basis, as well as in the event of a leak or other emergency.

     Environmental Projects. ORBCOMM believes that the environment monitoring market segment comprises numerous sites that monitor meteorological, hydrological and other environmental data such as rainfall, water levels and water quality. These sites are located in remote areas not served or inadequately served by wireline or terrestrial-based wireless communications systems. Based on discussions with VARs that target the environmental monitoring market, ORBCOMM believes that there are numerous sites globally that require water and air quality monitoring devices that measure substances such as bacteria, dissolved oxygen and concentrations of carbon monoxide and ozone, as well as provide meteorological data on wind speed and barometric pressure.

  MOBILE ASSET TRACKING

     ORBCOMM estimates that the addressable market in 1998 for mobile asset tracking services is approximately 13 million subscriber units. Primary applications include or are expected to include monitoring and tracking of: (i) commercial trucks; (ii) trailers, containers and rail cars; (iii) heavy equipment; (iv) fishing vessels and barges; and (v) government assets. ORBCOMM expects that it will provide companies in such industries with a cost-effective means to regularly and reliably track the location and status of assets globally, thereby enabling customers to reduce asset losses, improve service and more effectively utilize transportation assets.

     Commercial Trucks. ORBCOMM estimates that the addressable market for 1998 for the commercial truck market segment for tracking and messaging applications is approximately 6.7 million subscriber units. This market segment includes medium-weight owned trucks in smaller fleets. It also includes medium-weight leased trucks and heavy-weight trucks, both leased and owned, that need mobile communications to compete with larger fleets but have been unable to afford the current service offerings where equipment costs are approximately $3,000 per unit. Cellular systems (such as the system offered by HighwayMaster Communications, Inc. ("Highway Master")) can be used to provide tracking of and communications to trucks; however, geographic coverage is limited. Paging and narrowband personal communications services ("NPCS") may provide cost-effective alternatives for these smaller fleets. Paging services currently offer only a one-way short data link to the vehicle and NPCS is limited in geographic coverage. ORBCOMM believes that the addressable market also includes owner-operated vehicles contracted to larger, long-haul carriers. Shippers are requiring these carriers to be equipped with mobile communications, regardless of whether the motor carrier is using its own fleet of vehicles or contracting out to owner-operators. In response to their shipper customers, these larger carriers are therefore contributing to the cost of installing $3,000 mobile communications units on vehicles they do not own. They are also sharing the service expense with owner-operators.

     Trailers, Containers and Rail Cars. ORBCOMM estimates that the addressable market in 1998 for trailer, container and rail car tracking services is approximately 5.0 million subscriber units, which includes: (i) certain segments of the trailer market; (ii) intermodal marine and land containers containing temperature-controlled or high-value cargo; and (iii) rail cars used to transport temperature-controlled or high-value cargo.

     ORBCOMM estimates that the addressable market in 1998 for trailer tracking services is approximately 2.5 million subscriber units, including 780,000 subscriber units in the United States. The addressable market for trailer tracking services includes: (i) non-refrigerated trailers belonging to large trucking fleets that need to improve trailer utilization and operational efficiency; (ii) trailers that carry high-value goods in the medium and small truck fleet segment; and (iii) refrigerated trailers. Many trailers (both refrigerated and non-refrigerated) are currently being tracked by a GEO satellite-based system offered by Qualcomm, Inc. ("Qualcomm"). This system provides seamless coverage, but depends on larger power sources that require the trailer to be attached to the tractor. As a result, when the trailer is detached from the tractor, it can no longer be tracked. The GEO satellite-based services proposed by GE LogistiCom, a GE Capital Services Company ("GE LogistiCom") could be used to track untethered trailers, although ORBCOMM believes that the line-of-sight and certain other limitations imposed by this system could cause it to be a less effective tracking method. HighwayMaster has announced its intention to offer a cellular-based system to track untethered trailers, although this system's coverage will be limited to the range of cellular communications. Private trucking fleets may use systems internal to their companies where each trailer's number is manually recorded as trailers enter and leave a point of distribution. ORBCOMM believes it will be able to provide a cost-effective means of tracking untethered trailers based on their current location and will not be constrained by cellular coverage limitations, significant power source requirements or, in general, certain line-of-sight limitations of currently available solutions.

     ORBCOMM estimates that the addressable market in 1998 for intermodal marine and land container services is approximately 2.0 million subscriber units. The addressable market for marine land containers includes refrigerated containers, containers carrying valuable items subject to theft (e.g., electronics and cigarettes) and general freight containers that need to be tracked for security and liability purposes. Currently, intermodal container transportation systems use manual and radio tag systems to record containers as they enter and leave distribution facilities. These systems therefore record only where the container has been. The ORBCOMM system will be capable of tracking the current location of the asset, as well as monitoring its status and the condition of its contents.

     ORBCOMM estimates that the addressable market in 1998 for tracking rail cars is approximately 550,000 subscriber units. The addressable market for rail cars includes rail cars used to transport high-value cargo (e.g., automobiles, cigarettes, refrigerated goods and paper rolls) or hazardous cargo comprising bulk materials. The American Association of Railroads has mandated the use of automatic equipment identifiers ("AEI") on rail cars. AEI systems consist of a radio tag mounted on the rail car and a reader that records the identity of the car as it passes by. AEIs therefore share the same limitations as bar code systems because they record only where the rail car has been, not its current location, status or the condition of its contents. The ORBCOMM system will be capable of tracking the current location of the railcar, as well as monitoring its status or the condition of its contents.

     Heavy Equipment. ORBCOMM estimates that the addressable market in 1998 for heavy equipment is approximately 249,000 subscriber units. The addressable market for heavy equipment includes equipment used in various large-scale construction, infrastructure and mining operations. Currently, heavy equipment and machine diagnostic information is collected manually and provided to equipment manufacturers and operators for warranty programs and maintenance operations. ORBCOMM believes that the ORBCOMM system will enable equipment manufacturers and operators to automatically collect diagnostic information from remote locations on a more timely and efficient basis.

     Fishing Vessels and Barges. ORBCOMM estimates that the addressable market in 1998 for commercial fishing vessels is approximately 635,000 subscriber units. Fishing vessels usually remain at sea for extended periods and operate on extremely tight margins and therefore must carefully control their operating costs. As a result, they need cost-effective communications systems to meet safety and regulatory requirements and to exchange commercial and operational information with their offices, fuel providers, provisioners and packing houses. Commercial deep sea fishing vessels currently use either high-frequency radio or one of the Inmarsat services. High-frequency radio is not considered cost-effective and is difficult to use, while use of the Inmarsat system requires a considerable up-front investment of capital. Commercial fishing vessels operating in coastal waters may also acquire service from American Mobile Satellite Corporation ("AMSC") or use cellular telephone service, particularly in the Gulf of Mexico. The ORBCOMM system is capable of providing remote tracking and operational data to a central location from a fishing vessel anywhere in the world. Given the limitation of AMSC's geographic coverage and the high cost of cellular roaming, the ORBCOMM system may provide a more efficient, cost-effective communications service for both deep sea and coastal fishing vessels. ORBCOMM believes that its service will provide barge operators with cost-effective tracking applications.

     Government Assets. ORBCOMM estimates that the addressable market in 1998 for its current target market application of tracking military combat equipment is approximately 126,000 subscriber units. ORBCOMM believes that use of Little LEO systems such as the ORBCOMM system will provide government users with cost-effective solutions, low probability of interception and detection and worldwide availability. ORBCOMM expects to compete to provide Little LEO service to the U.S. government, including in connection with certain programs that have already been announced by the U.S. government. The U.S. Department of Defense ("DoD") is developing the Global Transportation Network ("GTN") to track personnel, aircraft and weapon systems anywhere in the world. Effective military logistics requires location identification and the ability to communicate tasking instructions. Asset tracking is required at all locations from rear depots to front-line combat elements, with integrated communications providing the essential link. The GTN is a $418 million program that is being developed because no global system currently exists to satisfy the requirements for tracking the status of assets. The U.S. military has been relying on manual record keeping to track assets and this process has recently been supplemented by distributed database systems communicating over DoD-owned and/or -leased lines. Asset tracking is currently performed at the endpoints of the distribution chain. For this reason, a misdirected shipment can only be relocated by tracing forward from its most recent known location, and this can take weeks to accomplish. ORBCOMM believes its services will provide tracking data on demand or on a scheduled basis for use by the government for the location of personnel and military equipment. ARINC, one of ORBCOMM's VARs, was awarded a Task Order by the U.S. Army to develop, test and field a demonstration of a prototype Movement Tracking System. This system, which uses the ORBCOMM system with Panasonic and Stellar subscriber units, was demonstrated on several of the U.S. Army's palletized load system vehicles over a 30-day period during the spring of 1998 at the U.S. Army's test center in Aberdeen, Maryland.


  MESSAGING

     ORBCOMM estimates that the addressable market in 1998 for messaging services is approximately 40 million subscriber units (excluding many government customers). The messaging market segment includes a broad range of consumer, commercial and government customers. ORBCOMM expects that the ORBCOMM system will complement existing and planned wireline and terrestrial-based wireless communications systems by providing coverage in geographic areas where such services are not offered or by enhancing data applications currently being offered by such systems. Internationally, ORBCOMM believes that it will be able to offer services in developing countries or remote regions where basic telephone service or data and messaging communications services are not available. With coverage of virtually all of the Earth's surface when fully operational, ORBCOMM believes that it will be able to efficiently and cost-effectively offer messaging services in these geographic areas through the ORBCOMM system.

     Consumer. ORBCOMM estimates that the addressable market in 1998 for messaging applications for consumers is approximately 35 million subscriber units worldwide. This segment includes: (i) consumers who frequently engage in "back-country" activities (e.g., hunting, hiking, camping, and backpacking); and
(ii) boating enthusiasts who travel a considerable distance outside the range of wireline and terrestrial-based wireless communications systems and whose boats are generally over 26 feet in length and have overnight accommodations suitable for extended travel. Recreational boaters typically use VHF radio and/or cellular telephone where terrestrial-based wireless communications systems are available. Some individuals rely on high-frequency radio and a very small number employ Inmarsat services. However, due to the significant limitations of these alternatives in terms of geographic coverage or expense, there are few viable communications alternatives currently available to back-country or boating enthusiasts. The primary market requirements of these customers are based on a concern for safety and the desire for a reliable, cost-effective, lightweight, personally portable unit. ORBCOMM believes that its proposed messaging services and hand-held subscriber units will enable it to meet these market requirements.

     Commercial. ORBCOMM estimates that the addressable market in 1998 for messaging applications for remote workers is approximately 3.7 million subscriber units worldwide. This segment includes mobile and remote workers who frequently use terrestrial-based wireless communications in their jobs but require the extension of coverage that ORBCOMM believes it will be able to provide. These workers spend a significant portion of their time away from an office and require ubiquitous messaging while in remote areas as well as reliable, cost-effective, lightweight and personally portable units. The industries typically populated by these workers include mining, construction, energy, forestry and utilities. ORBCOMM believes that it can provide these workers with messaging services through hand-held subscriber units and laptop-compatible modems.

     Government. ORBCOMM estimates that the addressable market in 1998 for military personnel engaged in direct combat roles is approximately 460,000 subscriber units worldwide. ORBCOMM believes that subscriber units will be able to be used to send command and control messages between military personnel. The Defense Messaging System ("DMS") is a $1.5 billion project with an annual operating budget of $45 million designed to provide messaging for the DoD, NATO and certain civilian agencies. ORBCOMM believes that Little LEO systems would complement existing and other planned communications services. Today, numerous independent email systems, including the Autodin system, provide messaging services throughout the military. Autodin messages are sent between fixed terminals located throughout the world. ORBCOMM believes that in the DMS implementation, when the ORBCOMM system is fully operational, it could offer users the ability to send and receive messages regardless of location.

  FUTURE APPLICATIONS

     In addition to the current primary target market segments described above for data and messaging communications services, ORBCOMM believes that with the commercial operation of its satellite constellation, the ORBCOMM system's combination of capabilities may stimulate demand in other potential markets.

     Automotive. ORBCOMM believes that the global remote coverage expected to be provided by the ORBCOMM system will address private car owners' safety and security concerns and could complement services such as General Motors' OnStar(R) and Ford's RESCU(R), each of which relies on the limited coverage of terrestrial-based wireless communications systems. ORBCOMM also believes that certain vehicles operating in fleets in and out of remote areas in dispatch mode have similar safety and security concerns and would also value the ORBCOMM system's ubiquitous coverage. This segment also includes taxis and special vehicles such as emergency-response vehicles, regional police, buses, tow trucks, snowplows and road maintenance vehicles. ORBCOMM estimates that the addressable market in 1998 for the automotive market segment is approximately
6.6 million subscriber units, comprising 3.7 million luxury cars, 2.2 million taxis and 630,000 special vehicles.

     Home Security Systems. ORBCOMM estimates that the addressable market in 1998 for home security systems is approximately 46 million subscriber units. In addition to security system monitoring, home security units could be used to remotely turn on or off alarms, lights or home appliances. Home security systems have historically relied on telephone lines for communication with central offices but such lines can be intentionally disabled. Wireless systems are now being adopted to eliminate this problem and ensure service quality. The ORBCOMM system is designed to support messaging to and from central security offices, as well as emergency communications with ambulances, police and other public safety personnel. ORBCOMM could supplement terrestrial-based wireless systems by providing communications with home security systems in remote areas. While ORBCOMM's current business plan does not include sales to the home security system market, ORBCOMM continues to assess this market and anticipates that it may in the future commence marketing and sales efforts in this area.

     U.S. Government. ORBCOMM believes that there are additional DoD programs that may use the services of Little LEO systems. These programs include: the Commercial Satellite Communications Initiative, budgeted for $1.6 billion; the Global Command and Control System, budgeted for $500 million; the Combat Search and Rescue program to locate downed pilots, budgeted for $220 million; the Air Mobility Command and Control Information Processing System, budgeted for $210 million; the Mobile Satellite Service program, budgeted for $87 million; and the Joint Surveillance System, budgeted for $85 million. There are also a number of civil government applications suitable for Little LEO systems. The Post-FTS 2000 is a program to provide long distance domestic and international wireless Internet access, data and email to U.S. government civilian agencies. It is a ten-year contract providing an estimated $300 to $400 million in revenues to service providers. The existing Post-FTS 2000 provides domestic long distance calling service to the federal government only. The new contract for service includes wireless, mobile and international services. The U.S. Departments of State, Justice and Transportation are also developing wireless email and messaging programs.

     Foreign Governments. Use of Little LEO systems such as the ORBCOMM system is expected to provide foreign governments with cost-effective applications, low probability of interception and detection and worldwide availability. Potential defense applications include: (i) transmission of Global Positioning System ("GPS")-determined position data for maneuvering units and recovering downed pilots; (ii) transmission of data for air defense, fire support and asset tracking; and (iii) tactical messaging. Potential civil government applications include wide-area secure communications, monitoring and control of natural resources and search and rescue functions.

RISK MITIGATION STRATEGY

     System Design. ORBCOMM believes that the design of the ORBCOMM system reduces ORBCOMM's exposure to cost overruns associated with the production and launch of the ORBCOMM satellites due to launch or in-orbit failure. The principal elements that contribute to this reduced exposure profile include the:
(i) integration of proven technologies into the ORBCOMM system; (ii) procurement on a firm fixed-price basis of nearly all of the components of the ORBCOMM system (other than certain communications software) from a single contractor (Orbital) that is generally responsible for end-to-end satellite performance and integration; (iii) use of launch vehicles that provide ORBCOMM with flexible launch schedules; and (iv) conduct of early development and prototyping. ORBCOMM's distributed constellation architecture, consisting of numerous LEO satellites, is designed not only to provide global coverage but also to reduce potential risks associated with the loss or outage of one or more satellites. Under the Procurement Agreement, in the event the satellites constructed and launched by Orbital do not perform after launch in accordance with agreed on performance criteria, ORBCOMM is entitled to withhold payment to Orbital of up to $2 million per plane of eight satellites. See "Risk Factors -- Technology Risks -- Schedule Delays," "Risk Factors -- Technology Risks -- Cost Increases" and "Risk Factors -- Technology Risks -- Limited Insurance."

     Operations. The two ORBCOMM satellites launched in April 1995 have provided ORBCOMM with significant information regarding actual satellite performance in a space environment. As a result of the analysis of this information, as well as information obtained prior to their launch, ORBCOMM, in conjunction with Orbital, undertook a redesign of certain system elements of the satellites. These design changes were incorporated in the ten satellites launched since December 1997, as well as the remaining satellites being constructed under the Procurement Agreement. The ORBCOMM satellites will continue to provide ORBCOMM with valuable information regarding satellite performance. Such information can be used by ORBCOMM and Orbital in the design of future satellites to be procured under the Procurement Agreement or any similar agreements that could be negotiated between Orbital and ORBCOMM in the future. In addition, the ORBCOMM system is designed to operate satisfactorily in the event ORBCOMM experiences a launch or in-orbit failure of several of its satellites.

     The ORBCOMM system has been granted FCC approval to use radio frequencies in the United States in the 148.0-149.9 MHz band and the 137.0-138.0 MHz and 400.075-400.125 MHz bands for its uplink and downlink feeds, respectively. The VHF frequencies are located just above those used for FM radio broadcasts and just below those used for VHF marine push-to-talk radios. ORBCOMM believes that the substantial technology and manufacturing base that already exists for a wide variety of communications devices that operate near the frequency ranges used by the ORBCOMM system facilitates the development of relatively inexpensive subscriber units for the ORBCOMM system. See "Regulation."

     System Maintenance. ORBCOMM has adopted a risk management policy associated with the maintenance of the ORBCOMM system that provides for the planned negotiation of a fixed price amendment to the Procurement Agreement for the procurement of up to eight replacement satellites in 2000-2001. Obtaining replacement satellites is expected to enable ORBCOMM to launch satellites more quickly following an in-orbit or launch failure as soon as a launch vehicle is available and to replenish in-orbit satellites as necessary, thereby prolonging the life of the first generation ORBCOMM constellation. See "Risk Factors -- Technology Risks -- Schedule Delays," "Risk
Factors -- Technology Risks -- Cost Increases" and "Risk Factors -- Technology Risks -- Limited Insurance."

     Insurance. ORBCOMM's insurance strategy implements a risk management plan for the protection of the ORBCOMM system. To protect against launch costs that may be incurred as a result of a launch vehicle failure, ORBCOMM has obtained launch insurance for each of the next two planned Pegasus satellite launches. The Second Pegasus Launch is insured only as to the replacement value of the launch vehicle in the event of a launch vehicle failure. Unless there is a loss of three or more satellites in the plane of eight satellites launched in December 1997, the Second Pegasus Launch will not be insured as to the satellite payload of eight satellites. The Third Pegasus Launch is insured as to the replacement of the launch vehicle in the event of a launch vehicle failure. The Third Pegasus Launch is also insured as to the satellite payload of eight satellites, but only if the Second Pegasus Launch fails, causing the loss of three or more satellites or if there is a loss of three or more satellites in either of the planes of eight satellites that were launched prior to the Third Pegasus Launch. With respect to the Fourth Pegasus Launch, in the event that either the Second Pegasus Launch or the Third Pegasus Launch fails, resulting in the loss of three or more satellites, or if there is a loss of three or more satellites in any of the planes of eight satellites that were launched prior to the Fourth Pegasus Launch, ORBCOMM has insurance that would cover the cost of obtaining a replacement launch vehicle and eight replacement satellites. In the event that neither the Second Pegasus Launch nor the Third Pegasus Launch fails, resulting in the loss of three or more satellites, ORBCOMM does not currently have insurance that would cover the costs of obtaining a replacement launch vehicle or eight replacement satellites; however, ORBCOMM expects to obtain insurance for such circumstance prior to such launch assuming such insurance is available on commercially reasonable terms.

     ORBCOMM has no insurance against in-orbit satellite failure for the two satellites that were launched in April 1995 or for the two satellites launched in February 1998 on a Taurus launch vehicle. ORBCOMM has procured satellite insurance against the in-orbit failure of satellites in each of the first three planes of eight satellites it has launched or will launch using the Pegasus launch vehicle (including the plane of eight satellites launched in December
1997). This in-orbit insurance covers all eight satellites in a single plane for a period of five years after the successful placement in orbit of such plane, but only in the event that three or more in-orbit satellites in such plane fail after their successful placement in orbit, and only if three or more satellites originally intended as ground spares have been used to replace satellites lost in an unsuccessful launch or as a result of in-orbit failure. Furthermore, ORBCOMM plans to procure in-orbit insurance for each plane of eight satellites for the three years following the initial five years of service of each such plane if such insurance is available on commercially reasonable terms. See "Risk Factors -- Technology Risks -- Limited Insurance."

     As is typically the case with satellite insurance policies, in the event there is a covered loss under ORBCOMM's insurance policy for the ORBCOMM constellation, prior to the occurrence of the next event that would be subject to such policy, ORBCOMM will be required to satisfy the insurance underwriters that it has addressed the technological and/or other issues associated with the covered loss.

SYSTEM ARCHITECTURE

     The ORBCOMM system comprises three operational segments: (i) a space segment consisting of a constellation of 36 LEO satellites; (ii) a ground and control segment consisting of the Network Control Center that serves as the global control for the satellites and Gateways, the major elements of which include Gateway Earth Stations that send signals to and receive signals from the satellites, and a message switching system that processes the message traffic; and (iii) a subscriber segment consisting of subscriber units used by customers to transmit and receive messages to and from satellites.

     Overview. To use the ORBCOMM system, an initial message or other data is generated by a subscriber unit. From that source, the data is transmitted to the nearest ORBCOMM satellite, which confirms receipt to the unit. The satellite downlinks the data to the Gateway Earth Station portion of a Gateway, which then transmits the data to the associated Gateway Control Center. Within the Gateway Control Center, the data is processed using a combination of ORBCOMM-developed and commercial email software, and transmitted to its ultimate destination which may be to another subscriber unit or pager or to a personal or business address using public/private X.25 data networks, the Internet, text-to-fax conversion or modems connected to a telephone network. If desired, an acknowledgment message is returned to the sender. To mitigate design and implementation risks and to control costs, the ORBCOMM system architecture, where possible, makes use of existing, mature technologies and conforms to internationally accepted standards. The ORBCOMM system network architecture comprises a multi-nodal packet network using X.400 messaging and Time Division Multiple Access ("TDMA") as the enabling technologies.

     The three operational segments of the ORBCOMM system are shown below:

 [GRAPHIC ILLUSTRATING CERTAIN COMPONENTS OF THE ORBCOMM SYSTEM, INCLUDING TWO SATELLITES, TWO GATEWAY EARTH STATIONS, THE NETWORK/SATELLITE CONTROL CENTER,
SEVERAL CUSTOMERS AND SEVERAL PIECES OF EQUIPMENT, EACH OF WHICH IS SUPERIMPOSED
 ON A CROSS-SECTION OF THE EARTH, WITH ARROWS CONNECTING THE VARIOUS COMPONENTS
  OF THE ORBCOMM SYSTEM, INDICATING THE PATH OF A MESSAGE THROUGH THE ORBCOMM
                                    SYSTEM.]

     Space Segment. The enhanced space segment will consist of a constellation of 36 LEO satellites comprising: (i) four planes of eight satellites; and (ii) two planes of two satellites each in highly inclined orbits between approximately 740 and 825 kilometers above the Earth. Currently, two planes of two satellites and one plane of eight satellites have been launched. The satellites are produced by Orbital and generally have been or will be launched in groups of eight using Orbital's Pegasus launch vehicle. One plane of two satellites was placed in a high-inclination orbit using a Pegasus launch vehicle and the other plane of two high-inclination satellites was launched using a Taurus launch vehicle, in both cases sharing the launch vehicles with other non-ORBCOMM satellites.

     The most significant characteristics of the satellites that comprise the space segment of the ORBCOMM system, including their design specifications, coverage and design life, as well as licensing and launch information for the satellites, are summarized in the following table.

                                  NUMBER OF                                              LAUNCH   DESIGN
                                SATELLITES(1)       PLANE              LAUNCH DATE       VEHICLE  LIFE(2)
                                -------------       -----         ---------------------  -------  -------
FM 1-2-launched(3)                          2     70 degrees      April 1995             Pegasus  4 Years
FM 3-4-launched                             2    108 degrees      February 1998           Taurus  8 Years
FM 5-12-launched                            8     45 degrees      December 1997          Pegasus  8 Years
FM 13-20-licensed                           8     45 degrees      Third Quarter 1998(4)  Pegasus  8 Years
FM 21-28-licensed                           8     45 degrees      Third Quarter 1998(4)  Pegasus  8 Years
FM 29-36-licensed(5)                        8      0 degrees      Third Quarter 1999(4)  Pegasus  8 Years

------------------------------
(1) Each of the satellites that comprise the ORBCOMM system is an Orbital MicroStar(TM) satellite, weighing approximately 90 pounds (approximately 104 pounds in the case of the two satellites launched in April 1995) and measuring approximately 41 inches in diameter, 6.5 inches in height, 170 inches in deployed length and 88 inches in deployed width at solar arrays.
(2) The "design life" period of each satellite begins on the date the satellite is placed in commercial service.

(3) Since mid-February 1998, one of these satellites has been experiencing an outage. See "Risk Factors -- Technology Risks -- Design and Operation Risks and Existing Anomalies and Outages."

(4) Each of the future launch dates identified represents the currently targeted launch date.
(5) Pending FCC approval of its request to change the orbital plane of these satellites.

     Orbital and ORBCOMM intend to incorporate information gathered from operational satellites to improve, where possible, the performance of the remaining satellites.

     The satellites are equipped with a VHF communications infrastructure capable of operation in the 137.0-150.05 MHz and the 400.075-400.125 MHz bands. The use of the spectrum is managed by an on-board computer that employs an ORBCOMM-developed Dynamic Channel Activity Assignment System (the "DCAAS"). The DCAAS continuously scans the authorized spectrum, identifies frequencies in use and assigns channels to minimize the possibility of interference. The DCAAS is expected to change the frequency of the uplink random access channels every five seconds. The ORBCOMM satellites can also transmit a UHF beacon that provides subscriber unit manufacturers with the ability to supply enhanced, cost-effective, Doppler positioning.


     Since late December 1997, ORBCOMM has launched ten satellites. To date, ORBCOMM has placed eight of these satellites in commercial service. ORBCOMM expects to place the remaining two satellites in commercial service by the end of the third quarter of 1998. Eight of the satellites launched since December 1997 experienced an anomaly in their solar power system resulting in reduced power margins. ORBCOMM believes, based on tests performed to date, that these satellites, all of which were designed to produce approximately 225 watts of power, are currently capable of producing between approximately 120 to 220 watts of power, which is greater than the power required to operate the satellites. Accordingly, ORBCOMM believes that each satellite will be capable of producing sufficient power to meet its planned service requirements during its design life.


     Of the satellites experiencing power anomalies, two satellites have experienced an anomaly in their subscriber transmitters that currently results in the inability of such satellites to transmit data to subscriber units. Orbital and ORBCOMM are developing software that is intended to bypass the anomaly so that such satellites can perform substantially all of their functions, although, even if successful, the coverage footprint of the affected satellites will be reduced. Orbital and ORBCOMM are also taking similar action, with a similar effect, to reduce the likelihood that such an anomaly will occur with respect to the other in-orbit satellites launched since December 1997. Orbital and ORBCOMM believe they have identified the reason for both of these anomalies and that they are being addressed on future satellites.

     With respect to its initial two satellites launched in April 1995, ORBCOMM has experienced certain technical difficulties including outages of certain electronic systems and subsystems, resulting in the inability during such outages to process customer communications. Since mid-February 1998, one of the initial two satellites launched in April 1995 has been experiencing such an outage.

     There can be no assurance that Orbital and ORBCOMM will be successful in resolving these anomalies or outages or that similar anomalies or outages will not occur on any of the ORBCOMM satellites. The inability to resolve or prevent such anomalies or outages could have a material adverse effect on ORBCOMM's ability to provide service, financial condition and results of operations.

     ORBCOMM has an option to procure a second generation of substantially similar satellites from Orbital that would replace the system it is now deploying at the end of the current system's expected life. The option, priced at $166.1 million (subject to adjustment for inflation and excluding taxes, if any, and the cost of launch and satellite insurance) can be exercised by ORBCOMM at any time prior to December 31, 1999. However, such option would only be exercised by ORBCOMM at the specified price if the satellites for the second generation will be substantially similar to those of the current system.

     The Procurement Agreement requires Orbital to demonstrate compliance with the detailed technical satellite performance requirements defined in the ORBCOMM system specifications, which specifications describe the end-to-end satellite performance. Except for the communications software, which is the responsibility of ORBCOMM, Orbital is responsible for the performance of the satellites and the U.S. Ground Segment, including the satellite management functionality of the Network Control Center. Orbital must comply with a verification and test plan, which defines the detailed verification tests and acceptance criteria for each of the ORBCOMM system elements.

     The Procurement Agreement with Orbital currently provides for the launch of 34 satellites, of which ten satellites have been launched since December 1997. Orbital's Pegasus vehicle is launched from beneath a modified Lockheed L-1011 owned by Orbital and is capable of deploying satellites weighing up to 1,000 pounds into LEO. To date, Orbital has conducted 21 Pegasus missions, with approximately a 90% success rate.

     Gateway Earth Stations and the subscriber units comprising the ORBCOMM system communicate with the satellites in the same band, thus eliminating the design complexity, as well as the associated mass, power and cost of supporting multiple radio payloads on a single satellite. The satellite also contains an intelligent packet-routing capability, including a limited store-and-forward capability.

     Ground and Control Segment. The ground and control segment consists of Gateways strategically located throughout the world and the facilities to monitor and manage all network elements to ensure continuous, consistent operations in the provision of quality service. The role of the Gateway is to provide access to the space segment and interface to public and private data networks. The major elements of a Gateway include:

     - Gateway Earth Stations, each of which is composed of two radomes, with enclosed VHF tracking antennae, one of which is redundant, and associated pedestal, controller and radio equipment;

     - a Gateway message switching system located within each Gateway Control Center, which processes the message traffic and provides the interconnection to the terrestrial networks; and

     - a Gateway management system located within each Gateway Control Center, which manages the Gateway elements.

     To provide services using the ORBCOMM system in a particular region, an appropriately located Gateway is required. Gateways cover a circular area with a radius of approximately 3,300 miles. All elements of the U.S. Gateway are operational, including four Gateway Earth Stations located in New York, Arizona, Georgia and Washington and a Gateway Control Center located in Virginia. The U.S. Gateway will be used to serve the United States, Canada and Mexico. In March 1998, a Gateway, including one Gateway Earth Station, located in Italy successfully completed acceptance testing. A Gateway Earth Station has been constructed in each of South Korea and Japan, with each of the associated Gateway Control Centers expected to be installed by mid-1998. ORBCOMM expects that many International Licensees will enter into agreements to share Gateways. The procurement of each of the existing Gateways located outside the United States was funded by the relevant International Licensee. ORBCOMM has entered into and will continue to enter into agreements with International Licensees for the construction of additional Gateways outside the United States. The cost and implementation of future Gateways is expected to be borne by existing and future

International Licensees, although generally all of the hardware and software comprising the Gateways is procured by the International Licensees from ORBCOMM.

     Each Gateway Earth Station comprises two radomes and enclosed antennae, each of which weighs approximately 3,300 pounds and is approximately 28 feet in diameter. The total height of the structure, measured from the top of the radome to the foot of the base, is approximately 33 feet. Each Gateway Earth Station is unmanned, and contains a freestanding shelter and an optional fuel tank and power generator. The Gateway satellite links have been designed to make use of single uplink and downlink channels for all ORBCOMM satellites by using a TDMA protocol. This protocol will permit several Gateways to communicate simultaneously with a single satellite. The TDMA protocol has several advantages, including the ability to provide a virtually seamless handover of a satellite from Gateway Earth Station to Gateway Earth Station under the centralized control of the Gateway Control Center.

     The control segment of the ORBCOMM system is housed at the Network Control Center. The control segment includes a network management system, which monitors the status of all network elements and a space vehicle management system. Currently, there is no back-up Network Control Center, although the existing Network Control Center is equipped with back-up hardware, and associated software is backed up and stored off-site. In addition, the Network Control Center is equipped with an automatic emergency generator to provide a backup for normal building power. Requirements have been developed for a back-up Network Control Center to be constructed in 1999. Through the U.S. Gateway, managed from the Network Control Center, ORBCOMM has access to the space segment for command and control purposes, although, consistent with the rules and regulations of the FCC, OCC maintains ultimate control over the ORBCOMM system.

     Subscriber Segment. The subscriber segment consists of various models of subscriber units, some of which are intended for general use, and some of which are designed to support specific applications, although even in the case of the general use subscriber units, the configuration of these units may make them more or less suitable for certain applications. The subscriber unit models will include: (i) externally powered subscriber units for fixed applications such as pipeline monitoring, remote device control or environmental monitoring; (ii) self-contained, battery- and/or solar-powered subscriber units that would support applications where commercial or other external power is not available, including messaging applications; and (iii) vehicular-powered subscriber units that could be used in asset tracking, cargo monitoring or vehicular operation monitoring.

     To ensure the availability of subscriber units having different functional capabilities in sufficient quantities to meet demand, ORBCOMM has provided extensive design specifications and technical and engineering support to various subscriber unit manufacturers. ORBCOMM has also entered into agreements with six subscriber unit manufacturers. ORBCOMM has type approved ten subscriber unit models for commercial use with the ORBCOMM system. Four subscriber unit manufacturers have commenced production of subscriber units that can be used for electric utility meter, oil and gas storage tank, well and pipeline and environmental monitoring and commercial truck, trailer, container, rail car, heavy equipment, fishing vessel and government asset tracking applications. Hand-held messaging subscriber units are expected to be commercially available from Magellan in mid-1998 and thereafter from one or more other manufacturers. ORBCOMM recently committed to buy $6.2 million of subscriber units (approximately 17,000 units) from certain manufacturers to accelerate initial customer sales by VARs, Internal VARs and International Licensees. ORBCOMM expects to sell these subscriber units to these entities at prices equal to or greater than cost, although there can be no assurance that ORBCOMM will be able to do so. In addition, ORBCOMM recently agreed to pay Magellan a subsidy for each Magellan subscriber unit sold through March 1999, up to an aggregate of $2.4 million.

     The subscriber units targeted for industrial or telemetric applications are designed to interface with sensors or control devices through an industry-standard serial interface using a proprietary communications protocol, developed to take advantage of the packet nature of the ORBCOMM system. The subscriber units targeted for the messaging market will incorporate interfaces such as integrated keyboards or touch-sensitive screens. Additionally, while the ORBCOMM satellites are designed to support Doppler position determina-tion in the subscriber units, certain subscriber unit models are also equipped with GPS receivers, permitting more rapid and more accurate location determination.

COMPETITION

     Competition in the communications industry is intense, fueled by rapid and continuous technological advances and alliances between industry participants seeking to use such advances on an international scale to capture significant market share. At this time, the ORBCOMM system is the only commercially operational Little LEO system.

     ORBCOMM commenced limited commercial service in the United States on February 1, 1996. ORBCOMM believes that commencement of commercial service provides it with a substantial head-start in developing markets, distribution systems, subscriber products and applications and a customer base globally. ORBCOMM expects that potential competitors will include other Little LEO systems that have been licensed by the FCC, certain GEO-based systems, certain terrestrial-based data communications systems and various Big LEO and MEO systems.

     Other Little LEO Systems. In addition to OCC, four other entities have been licensed by the FCC to provide Little LEO satellite services in the United States. Leo One USA Corporation ("Leo One") has been licensed for a 48-satellite system, which is expected to provide a variety of commercial Little LEO services. Final Analysis Communications Services, Inc. ("Final Analysis") has been licensed for a 26-satellite system, which is expected to provide a variety of Little LEO services. E-SAT, Inc. ("E-SAT") has been licensed for a six-satellite system, which is expected to provide remote meter reading services. Volunteers in Technical Assistance ("VITA") has been licensed for two satellites to transmit health, research and scientific data on a delayed basis between developing countries and the United States. See "Regulation -- U.S. FCC Regulation."

     Based on published reports, ORBCOMM does not believe that any of the other Little LEO constellations that were recently licensed in the second licensing round by the FCC will have systems fully operational until after the year 2000. ORBCOMM believes that it holds a substantial advantage over these potential competitors by having already designed, constructed and launched a fully functional system, by executing service license or similar agreements with International Licensees covering over 95 countries outside the United States and by achieving, in large part, international coordination of its designated frequencies through the ITU. Over the course of the next several years, ORBCOMM is expected to obtain further advantages over these potential competitors by establishing certain standards in the industry, developing operational expertise, launching the remaining satellites in the ORBCOMM system, signing agreements with additional subscriber unit manufacturers, signing reseller agreements, service license and similar agreements with additional marketing entities and expanding its marketing activities generally as the ORBCOMM system matures.

     Plans for other Little LEO systems have been announced in Australia, Belgium, Brazil, Canada, France, Mexico, Russia, South Korea, Tonga and Uganda, although ORBCOMM believes that, without additional allocations of spectrum in the United States, these systems will be unable to offer services in the United States. The ORBCOMM system is protected from harmful interference from other systems on a global basis, with the sole exception of the French candidate system, which, as a result of its prior notification to the ITU may not be interfered with by the ORBCOMM system anywhere in the world.

     GEO Systems. In addition, ORBCOMM believes that it competes or will compete in certain of its market segments with existing operators and users of certain GEO-based systems such as AMSC, Qualcomm, GE LogistiCom and companies providing services using the Inmarsat system. AMSC offers SKYCELL mobile data services, both satellite only and "dual-mode," i.e., satellite and terrestrial, through the public data network that can reach both densely populated urban areas and sparsely populated rural areas. AMSC has recently acquired Motorola's ARDIS two-way terrestrial-based wireless messaging network, which will complement AMSC's existing satellite-based voice and data communications services by allowing AMSC to offer a hybrid solution that will have the ability, among other things, to serve urban areas and to penetrate buildings, which AMSC's satellite-based system is currently unable to do effectively or at all. Qualcomm designs, manufactures, distributes and operates the OmniTRACS Communications System, a satellite-based, two-way mobile communications and tracking system that provides messaging, position reporting and other services for transportation companies and other mobile and fixed site customers using certain GEO satellites. GE LogistiCom has announced plans to offer a trailer tracking application in North America using capacity on the AMSC satellite system. In addition, various companies using the Inmarsat system are providing fishing vessel and other marine tracking applications. ORBCOMM believes that the ORBCOMM system has certain advantages over these other systems including worldwide coverage, lower equipment costs in most cases and substantially reduced line-of-sight limitations.

     Terrestrial-Based Data Communications Systems. While the ORBCOMM system is not intended to compete in general with existing and planned terrestrial-based data communications systems, in certain of its market segments ORBCOMM believes it competes or may compete with certain of these systems including the systems operated by HighwayMaster, ARDIS, BellSouth Mobile Data Systems (formerly RAM Mobile Data) and SkyTel. The architecture of these systems may provide certain advantages relative to the ORBCOMM system, including in-building penetration. HighwayMaster operates a wireless enhanced services network providing integrated mobile voice, data, tracking and fleet management information services to trucking fleets and other operators in the long-haul segment of the transportation industry. The terrestrial-based wireless systems operated by ARDIS and BellSouth Mobile Data Systems are capable of providing geographically limited data communications services to a variety of end users. SkyTel provides messaging services in cities in the United States. SkyTel is using its messaging network to provide fixed location services, specifically utility meter reading in urban areas. Because of the inherent coverage limitations of a terrestrial-based data communications systems, ORBCOMM believes that the ORBCOMM system will also complement these systems, which provide cost-effective services primarily in metropolitan areas where subscriber densities justify construction of radio towers. Such systems generally do not have sufficient coverage outside metropolitan areas, making them less attractive to certain market segments. ORBCOMM believes that the ORBCOMM system presents an attractive complement to terrestrial-based data communications systems because it can provide geographic gap-filler service at affordable costs without the need for additional infrastructure investment. The ORBCOMM system's ability to serve as a geographic gap-filler may be reduced, however, as terrestrial-based communications systems expand their coverage.


     Big LEO and MEO Systems. The Big LEO and MEO systems are designed primarily to provide two-way voice services that require larger, more complex satellites than the ORBCOMM satellites and larger constellations to provide global coverage. As a result, the cost of the Big LEO and MEO systems is significantly greater than those of the ORBCOMM system. However, the marginal cost on a per-message basis of providing services similar to those expected to be offered by ORBCOMM could be relatively low for a Big LEO or MEO system that is unable to sell most of its capacity for voice or high-volume data services. Based on publicly available information, Iridium LLC ("Iridium") anticipates an initial service date in September 1998 for a proposed 66-satellite constellation to provide voice and other communications services with usage charges of approximately $3.00 per minute plus "tail charges" (land-line extension charges). The total system cost is expected to be approximately $3.7 billion. The Globalstar, L.P. ("Globalstar") system is expected to cost approximately $2.3 billion and consists of a constellation of 48 satellites, with wholesale usage charges of approximately $0.35 to $0.55 per minute. The initial service date for the Globalstar system is anticipated to be in early 1999. Another satellite system designed primarily to provide voice communications is the ICO Global Communications ("ICO") system. The ICO system is scheduled to commence full commercial service in the year 2000.


     ORBCOMM may also face competition in the future from companies using new technologies and new satellite systems. ORBCOMM's business could be adversely affected if competitors begin operations or existing or new communications service providers penetrate ORBCOMM's target markets. A number of these new technologies, even if they are not ultimately successful, could have an adverse effect on ORBCOMM's financial condition and results of operations.

EMPLOYEES

     As of May 31, 1998, ORBCOMM had 327 full-time employees, none of whom is subject to any collective bargaining agreement. The Company has no full-time employees. ORBCOMM's management considers its relations with employees to be good.

PROPERTIES

     ORBCOMM currently leases approximately 37,000 square feet of office space in Herndon, Virginia, as well as approximately 25,000 square feet of office space in Dulles, Virginia from Orbital. ORBCOMM also leases approximately 28,000 square feet of additional space at various sites in Virginia and Maryland for, among other purposes, self-storage, space to assemble certain portions of the Gateway and for use by employees and a contractor. ORBCOMM currently operates four Gateway Earth Stations. ORBCOMM owns the properties on which the St. Johns, Arizona and Arcade, New York Gateway Earth Stations are located and leases, subject to long-term lease agreements, the properties on which the Ocilla, Georgia and East Wenatchee, Washington Gateway Earth Stations are located.

LEGAL PROCEEDINGS

     Neither ORBCOMM nor the Company is a party to any pending legal proceedings material to their financial condition or results of operations. For a discussion of regulatory issues affecting ORBCOMM, see "Regulation."

                                   REGULATION

U.S. FCC REGULATION

     Regulation of NVNG Systems. All commercial non-voice, non-geosynchronous ("NVNG") satellite systems, or Little LEO systems such as the ORBCOMM system, in the United States are subject to the regulatory authority of the FCC, which is the U.S. government agency with jurisdiction over commercial uses of the radio spectrum. Little LEO operators must obtain authorization from the FCC to launch and operate their satellites to provide services in assigned spectrum segments.

     In January 1993, the FCC allocated spectrum segments for NVNG MSS and issued a Notice of Proposed Rulemaking to govern the NVNG application process. In October 1993, the FCC formally adopted its licensing and service rules for NVNG systems (the "NVNG Order"). The NVNG Order imposes duty limits on subscriber units operating in the band 148.0-149.9 MHz. Subscriber units are limited to transmitting no more than one percent of the time during any 15-minute period and no transmission may exceed 450 milliseconds. ORBCOMM believes that its services can be provided within these limitations.

     First Processing Round. On February 28, 1990, OCC filed an application with the FCC for a Little LEO system. See "-- International Regulation -- ITU Spectrum Allocations." Starsys Global Positioning, Inc. ("Starsys") filed a Little LEO system application with the FCC several months later, whereupon the FCC established a cut-off date for the filing of applications to be considered concurrently with these proposals. A third applicant, VITA, also filed a Little LEO system application in this initial processing round.

     Original FCC License. On October 20, 1994, the FCC granted OCC the Original FCC License to construct, launch and operate 36 satellites, in four inclined and two near-polar orbital planes, for the purpose of providing two-way data and messaging communications and position determination services. In 1995, the FCC granted OCC licenses to operate four Gateway Earth Stations and to deploy up to 200,000 subscriber units in the continental United States.

     The frequency bands in which the ORBCOMM system is authorized to operate are as follows:

Uplink:                        148.0-149.9 MHz
Downlink:                      137.0-138.0 MHz and 400.075- 400.125 MHz

     The Original FCC License authorizes OCC to offer service as a private carrier and extends ten years from the operational date of the first ORBCOMM satellite, FM1, which was April 3, 1995. The milestone requirements of the Original FCC License mandate that OCC launch its first two satellites by December 1998 and its remaining 34 authorized satellites by December 2000. OCC has already met the first milestone with the launch of its first two satellites, FM1 and FM2, in April 1995, and the launch of ten additional satellites in 1997. OCC has set an aggressive launch schedule for the remaining 24 authorized satellites that, if successful, will result in OCC reaching the second milestone by the third quarter of 1999. In addition, OCC is required to apply for a license renewal three years prior to the expiration of the Original FCC License. While, based on past experience, OCC believes that the FCC generally grants license renewals to existing licensees where the licensee has satisfied the requirements of the license, there can be no assurance that the Original FCC License would be renewed should OCC apply. See "Risk Factors -- Regulatory
Risks -- Domestic Licensing Risks."

     Under the terms of a coordination agreement between Starsys and OCC, which was incorporated into the terms of the Original FCC License, OCC is required to shut down its left-hand circular polarization ("LHCP") satellite-tosubscriber downlink channels under certain circumstances when operation of such channels would interfere with the Starsys system. To further lessen the possibility of co-polarization interference, OCC also agreed to modify its frequency plan to locate its LHCP channels in the lower portion of the 137.0-138.0 MHz band. The FCC imposed these restrictions on OCC's domestic operations and reserved the right to consider extending these restrictions to OCC's international operations if notified of actual sharing difficulties between the ORBCOMM system and Starsys. The Original FCC License also provides that the ORBCOMM system is permitted to operate throughout the 148.0-149.9 MHz band only until such time as Starsys is prepared to launch its first satellite. Once Starsys so notifies the FCC, or earlier if required by the FCC, OCC agreed to limit its operations to the upper half of this band, permitting Starsys to operate its spread spectrum system in the lower half of the band. This latter requirement has since been superseded by the FCC's October 1997 final order. See "-- Second Processing Round."

     Although Starsys has returned its license to the FCC, under the new rules that took effect on January 2, 1998, the FCC authorized E-SAT to operate in the spectrum previously licensed to Starsys consistent with the provisions of Starsys' first processing round authorization.

     Second Processing Round. On November 16, 1994, the FCC closed the application filing period for a second processing round for NVNG applications. As a result of consolidation in the satellite services industry, the total number of applicants that participated in the second-round (including OCC) was reduced from eight to five. The FCC's International Bureau, acting on delegated authority, granted Leo One application for a 48-satellite Little LEO system on February 13, 1998 and granted OCC's second-round application as well as the applications of the other second-round applicants, Final Analysis, E-SAT and VITA, on March 31, 1998. See "Business -- Competition -- Other Little LEO Systems." OCC has filed applications for review of the International Bureau orders granting licenses to Leo One and Final Analysis because OCC believes that the general obligation imposed in those orders to complete coordination before commencing operations may not provide adequate protection to OCC's subscriber uplink operations in the 148-149.9 MHz band.

     In connection with the second processing round for Little LEO applications, the FCC issued an order in October 1997 (the "Final Order") allowing each of the three commercial narrowband second-round applicants to have permanent access to approximately 355 kHz of spectrum in the lower portion of the 148.0-149.9 MHz band. The Final Order made additional spectrum available for second-round applicants while at the same time superseding the requirement in the Original FCC License that ORBCOMM discontinue its use of the lower half of this band once Starsys launches its system.

     Supplemental FCC License. The Supplemental FCC License, among other things, increases the total number of authorized satellites from 36 to 48. The term of the authorization for the additional 12 satellites is ten years from the operational date of the first ORBCOMM satellite, which was April 1995. The Supplemental FCC License also requires that OCC begin construction of the first two of the additional 12 satellites by March 1999 and of the remaining ten satellites no later than March 2001. The Supplemental FCC License also requires that the first two satellites be launched by September 2002 and the remaining ten satellites be launched by March 2004, respectively. Failure to meet these milestones will render the

Supplemental FCC License null and void, unless the FCC grants an extension of these milestones. In addition, OCC is required to apply for a license renewal three years prior to the expiration of the Supplemental FCC License. While, based on past experience, OCC believes that the FCC generally grants license renewals to existing licensees where the licensee has satisfied the requirements of the license, there can be no assurance that the Supplemental FCC License would be renewed should OCC apply. See "Risk Factors -- Regulatory
Risks -- Domestic Licensing Risks."

     The Supplemental FCC License also: (i) permits the ORBCOMM system to use fewer, potentially higher, data rate customer downlink channels; (ii) allows for a change in the orbital altitude of the ORBCOMM satellites in the non high-inclination planes from 775 kilometers to approximately 825 kilometers above Earth; and (iii) permits the launch of eight of the high-inclination satellites to 108 degrees instead of 70 degrees. The additional 12 satellites authorized by the Supplemental FCC License will also improve the ORBCOMM system's high-latitude coverage over Alaska, Canada and Europe as well as provide additional capacity and greater in-orbit redundancy. In addition, ORBCOMM believes that the grant of the Supplemental FCC License will facilitate coordination of the ORBCOMM system with Russia and France. See "-- International Regulation -- ITU Coordination."

     Finally, the Supplemental FCC License provided OCC a secondary right to use a portion of the 149.9-150.05 MHz for its feeder links, which right is contingent on Final Analysis moving its feeder link to another location, which it has indicated it desires to do. However, before Final Analysis can move its feeder link, additional spectrum needs to be made available by the ITU for MSS, which is not likely to happen until at least 1999, if at all. See
"-- International Regulation -- ITU Spectrum Allocation."

     Additional Domestic Regulatory Activities. On April 15, 1998, OCC filed the Modification Request with the FCC to permit it to launch eight of its authorized satellites in an equatorial orbit (rather than a 45 degree orbit) and to increase the spacing between the other three planes of satellites. OCC believes that the FCC will grant the Modification Request on a timely basis because there would be no adverse effect on any other Little LEO licensee or other service.

INTERNATIONAL REGULATION

     Summary. The ORBCOMM system operates in frequencies that were allocated on an international basis for use by Little LEO systems at the World Administrative Radio Conference held in 1992 ("WARC-92"). The United States, on behalf of various Little LEO service providers, including OCC, pursued international allocations of additional frequencies for use by the Little LEOs at WRC-95 with limited success, as noted above. The United States also requested additional frequencies for use by the Little LEOs at WRC-97, which resulted in the allocation, on a footnote basis, of additional spectrum in the 454-455 MHz band, which is adjacent to certain additional spectrum that was allocated for use during WRC-95. In addition to cooperating with these efforts by the United States to secure additional spectrum for Little LEO systems, OCC was required to and has in fact, through the FCC, engaged in international coordination procedures with other countries with respect to other satellite systems under the aegis of the ITU. OCC has completed these international coordination procedures, with the exception of those efforts involving France and Russia. OCC was also required, by the FCC and the U.S. Department of State, to engage in economic and/or technical coordination with two international satellite systems, Intelsat and Inmarsat. These coordinations were completed successfully with respect to the planned 36-satellite enhanced constellation as of 1995. Finally, the ORBCOMM system must receive operational authority from each of the foreign countries in which it proposes to provide service. It will be the responsibility of the International Licensee in each country to obtain such authority.

     ITU Spectrum Allocations. The ORBCOMM system operates both in the United States and internationally using frequencies allocated for Little LEO systems in the International Table of Frequency Allocations (the "International Table"). The International Table identifies radio frequency segments that have been designated for specific radio services by the member nations of the ITU. The International Table is revised periodically at WRCs. Between WRCs, the member nations of the ITU, in connection with private industry, prepare and propose recommendations for international allocations to be considered at the next

WRC. Preparatory analyses and recommendations are considered in appropriate technical study groups for specific topics.

     Little LEO systems require use of radio spectrum on a global basis to reach their full commercial potential. At WARC-92, with the sponsorship of the U.S. government and a number of other key administrations, major portions of the 137 to 150 MHz band and a narrow portion of the spectrum band at 400 MHz were allocated on a global basis to Little LEO systems. The specific frequency allocations for uplink and downlink operations included the following:


        Uplink:        148.0-149.9 MHz (1.9 MHz on a primary basis)
        Downlink:      137.0-138.0 MHz (675 kHz on a primary basis; 325 kHz on a
                         secondary basis)
                       400.15-401.00 MHz (850 kHz on a primary basis)


     In addition, 3 MHz of uplink and 3 MHz of downlink frequencies were allocated on a secondary basis. The band 400.075-400.125 MHz licensed for use by the ORBCOMM system already was allocated previously on a global basis to Time and Frequency Standard service and, therefore, was not subject to consideration at WARC-92. ORBCOMM's planned use of this bandwidth complies with the regulations governing its use. At WARC-92, a footnote to the Table of Allocations was adopted providing that MSS uplinks in the band 148-149.9 MHz would be secondary in more than 100 countries. Earth stations in these countries would neither be protected from interference, nor permitted to cause interference to terrestrial services.

     A designation of "primary" places the Little LEO systems on an equal footing with existing users of these frequencies, subject to the provision that the Little LEO systems not interfere with existing users or constrain their growth and, with respect to certain countries and certain frequency bands, that the Little LEO systems not claim protection from existing users. A "secondary" designation means that the other users of the same frequencies have priority over the Little LEO systems and are not required to accommodate or avoid interference with them. The procedures for "coordinating" Little LEO services with other registered users of the band were established at WARC-92.

     At WRC-95, the U.S. government and other administrations sought an additional allocation of 6.65 MHz of spectrum for Little LEO systems. This proposal was largely unsuccessful due to the late identification of candidate bands. At WRC-97, the U.S. government and other administrations again sought an additional allocation of spectrum for Little LEO systems, which requests were again met with only limited success. Consideration of additional bandwidth allocations is currently scheduled to be on the agenda for the next WRC scheduled for 1999. There can be no assurance that such additional allocations will be approved.

     Finally, a portion of the Transit band between 149.9-150.05 MHz and 399.9-400.05 MHz was allocated to Little LEOs effective on January 1, 1997. OCC has determined, however, that the upper portion of the transit band is not particularly useful to the ORBCOMM system.

     ITU Coordination. The United States, on behalf of OCC, is required to coordinate the frequencies used by the ORBCOMM system through the ITU. ITU frequency coordination is a necessary prerequisite to obtaining interference protection from other NVNG satellite systems. There is no penalty for launching a satellite system prior to completion of the ITU coordination process, although protection from interference through this process is afforded only as of the date of successful completion of the process and notification of the satellite by the ITU.

     The FCC, on behalf of OCC, has notified the ITU that the ORBCOMM system was placed in service on April 3, 1995 and that it has operated without complaint of interference since that time. The FCC also informed the ITU that OCC has successfully completed its coordination with all other administrations except Russia and France. ORBCOMM believes that grant of the Supplemental FCC License will facilitate its coordination efforts with Russia and could facilitate its coordination efforts with France. OCC expects that it will successfully complete the ITU coordination process with Russia and France by December 1998, at which time ORBCOMM's 36-satellite enhanced constellation will be fully registered with the ITU. The FCC must modify ORBCOMM's ITU registration documentation and proceed with a supplementary coordination process with respect to the 12 satellites authorized under the Supplemental FCC License. This process is not expected to affect coordination of ORBCOMM's 36-satellite system. Satellite systems subsequent to the ORBCOMM system must coordinate with OCC to protect the ORBCOMM system from interference.

     ITU coordination is also required for the uplink ground segment of the ORBCOMM system, but is the responsibility of individual administrations. Depending on the location of particular ground stations, the applicable coordination distance specified in the ITU procedures may extend across international boundaries and require coordination by more than one governmental authority. For example, two of the four U.S. Earth Stations have a coordination distance that extends into Canada, and thus require coordination with Canada prior to ITU notification or registration.

     At WRC-95, France proposed a reduction in the threshold for coordination with terrestrial services, which would require additional coordination of MSS systems. France raised this proposal again at WRC-97. This proposed change was not adopted at either WRC-95 or WRC-97, but there can be no assurance that it will not be proposed and adopted at the next WRC scheduled for 1999, or that, if adopted, additional coordination requirements would not be imposed on the ORBCOMM system, to the extent that OCC may not have completed the ITU coordination process.

     Coordination with Intelsat and Inmarsat. Pursuant to the Intelsat treaty, international satellite operators are required to demonstrate that they will not cause economic or technical harm to Intelsat. OCC was notified in March 1995 that this coordination with Intelsat had been completed successfully with respect to the planned 36-satellite enhanced constellation. Further coordination will be required as to the 12 satellites licensed under the Supplemental FCC License. ORBCOMM anticipates that it will successfully complete such coordination with Intelsat.

     The Inmarsat treaty similarly requires both technical and economic harm coordination. OCC was notified in October 1995 that it had successfully completed both technical and economic coordination with Inmarsat with respect to the planned 36-satellite enhanced constellation. Further coordination will be required as to the 12 satellites licensed under the Supplemental FCC License. As with the Intelsat coordination, ORBCOMM anticipates that it will successfully complete such coordination with Inmarsat.

     Regulation of Service Providers. Primary responsibility for obtaining local regulatory approval to offer ORBCOMM system services in countries outside the United States will reside with the various International Licensees. In all cases, the proposed International Licensees are private companies, reflecting the expectation that the ORBCOMM system will be licensed as a value-added service rather than as a regulated basic service. International Licensees and proposed International Licensees have had discussions with regulators in certain major target countries and have advised ORBCOMM that such discussions indicate that favorable regulatory treatment can be anticipated.

     The process for obtaining regulatory approval in foreign countries generally conforms to the following process. The International Licensee requests regulatory approval from the appropriate national regulatory body, which has the sole authority to grant an operating license. Obtaining such local regulatory approvals normally requires, among other things, that the International Licensee demonstrate the absence of interference to other authorized uses of the spectrum in each country. In some countries, this process may take longer due to heavier shared use of the applicable frequencies and, in certain other countries, may require reassignment of some existing users. The national regulatory authority will be required to associate with the ORBCOMM ITU submission. The national regulatory authority also will be required to submit so-called Appendix 3 information to the ITU to coordinate and protect ORBCOMM Gateway Earth Stations in the territory or region from interference by other ground systems in neighboring countries.

     To date, ORBCOMM has executed 13 agreements with International Licensees covering over 95 countries within North and South America, Europe, Asia, the Middle East and Africa. ORBCOMM or the International Licensees or third parties have received full or limited regulatory approvals in a total of 14 countries. In particular, in addition to the United States, full regulatory approvals to provide ORBCOMM services have been received in Canada, Japan and Malaysia. ORBCOMM, through the International Licensees and other third parties, currently has temporary, experimental, testing and demonstration or business licenses in Germany, Italy, South Korea, Spain, Sweden, Northern Ireland, Argentina, Chile, South

Africa, Iceland and Namibia, which licenses permit a range of activities including the right to test and demonstrate or operate the ORBCOMM system on a temporary or otherwise limited basis.

     ORBCOMM provides technical and regulatory assistance to its International Licensees in pursuing operating authority. The assistance provided by ORBCOMM includes actual in-country demonstrations that the ORBCOMM system can share use of the allocated spectrum with existing users while neither causing harmful interference nor constraining operations and growth of those systems. While International Licensees have been selected, in part, based upon their perceived qualifications to obtain the requisite foreign regulatory approvals, there can be no assurance that they will be successful in doing so, and if they are not successful, ORBCOMM services will not be available in such countries. In addition, the continued operations of the International Licensees may be subject to other regulatory requirements or regulatory or other changes in each foreign jurisdiction.

                                   MANAGEMENT

BOARD OF DIRECTORS, MEMBERS AND EXECUTIVE OFFICERS

The Company


     The following table sets forth information concerning the executive officers and directors of the Company as of the date of this Prospectus. The current members of the Company's Board of Directors (the "Company Board") have been selected by Orbital and Teleglobe and will hereafter be elected at the annual meeting of stockholders. Within 90 days of the consummation of the Offering, the Company expects to have elected two additional directors who will be independent directors ("Company Independent Directors"). Unless otherwise indicated, each executive officer holds office until a successor is duly elected and qualified. There are no family relationships among the executive officers or directors of the Company. See "Risk Factors -- Structural and Market
Risks -- Risk of Loss of Management Rights on a Change of Control or Reduction in Interest."



        NAME                AGE                      POSITION
---------------------       ---       --------------------------------------
Scott L. Webster.....       46        President, Chief Executive Officer and
                                       Director
W. Bartlett Snell....       46        Chief Financial Officer and Treasurer
Marc Leroux..........       47        Director
William J. Meder.....       55        Director
Jeffrey V. Pirone....       37        Director
Claude Seguin........       48        Director
David W. Thompson....       44        Director


ORBCOMM

     The following table sets forth information concerning the executive officers of ORBCOMM and Members of the ORBCOMM Committee as of the date of this Prospectus.

        NAME                AGE                      POSITION
---------------------       ---       --------------------------------------
Scott L. Webster.....       46        Chairman, Chief Executive Officer and
                                       Member (designated by OCC)
Alan L. Parker.......       59        President, Global Development
Robert F. Latham.....       56        President and Chief Operating Officer
W. Bartlett Snell....       46        Senior Vice President Finance and
                                       Administration, Chief Financial
                                       Officer and Treasurer
Andre Halley.........       51        Senior Vice President, International
                                       Market Development and General Manager
Abdul H. Rana........       47        Senior Vice President Engineering and
                                       Product Management
Brian L. Williams....       48        Senior Vice President Marketing,
                                       Strategy and Communications
Mary Ellen                  39        Senior Vice President, General Counsel
  Seravalli..........                  and Secretary
Marc Leroux..........       47        Member (designated by Teleglobe
                                       Mobile)
William J. Meder.....       55        Vice Chairman and Member (designated
                                       by Teleglobe Mobile)
Jeffrey V. Pirone....       37        Member (designated by OCC)
Claude Seguin........       48        Member (designated by Teleglobe
                                       Mobile)
David W. Thompson....       44        Member (designated by OCC)

     Scott L. Webster has been Chairman and Chief Executive Officer of ORBCOMM since February 1998. Mr. Webster also has been the President of OCC since 1997 and was Senior Vice President of Orbital during 1997. He is a co-founder of Orbital, and served in various consulting capacities with Orbital from 1993 to 1996. He served as President of Orbital's Space Data Division from 1990 to 1993 and was Executive Vice President of that organization from 1989 to 1990. Mr. Webster served as Orbital's Vice President and Senior Vice President of Marketing and Business Development from Orbital's inception in 1982 until 1989. Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries. Mr. Webster is currently a director of Orbital.

     Alan L. Parker has been President, Global Development of ORBCOMM since February 1998 and was the President from June 1993 to February 1998 and Chief Executive Officer from February 1996 to February 1998. Mr. Parker is also Executive Vice President of OCC and was the President of OCC from its inception in 1990 until 1997. As a consultant to Orbital during 1989, Mr. Parker developed the ORBCOMM strategy and business plan. Mr. Parker was a member of the United States delegation to WARC-92, the WRC held in 1993 and WRC-95. Mr. Parker's experience includes 25 years with Ford Aerospace Corporation (now part of Lockheed Martin Aerospace) and Ford Motor Company. Mr. Parker served as Chairman and Chief Executive Officer of Ford Aerospace Satellite Services Corporation from 1982 to 1986 and was Vice President of Marketing and Business Planning of Ford Aerospace from 1976 to 1986. Prior to 1976, Mr. Parker held several marketing and product planning positions at Ford, including Car Product Development, Ford of Europe and Corporate Product Planning and Research.

     Robert F. Latham has been President and Chief Operating Officer of ORBCOMM since February 1998 and was Executive Vice President and Chief Operating Officer from May 1997 to February 1998. From April 1997 to May 1997, Mr. Latham was an independent consultant to ORBCOMM. From February 1996 to February 1997, Mr. Latham was Managing Director, Telecom for Bell Canada International Management Ltd., UK ("BCIM"). From April 1996 until November 1996, Mr. Latham was secunded to Mercury Communications, Limited in London, England as the Managing Director, Commercial Services. Prior to joining BCIM, Mr. Latham spent 28 years with Bell Canada, most recently as Group Vice President ("GVP"), Gateways and Public Telephony. From July 1992 to February 1995, Mr. Latham held the positions of GVP, Business Sales and Services and GVP, Signature Service, with responsibility for Bell Canada's business accounts. From 1986 to 1991, Mr. Latham led the development of Bell Cellular as President and Chief Executive Officer. Prior to 1986, Mr. Latham held a variety of positions with Bell Canada, including in the areas of Business Development, Customer Services, Regulatory Matters, Cost and Performance and Forecasting and Planning.

     W. Bartlett Snell has been Senior Vice President Finance and Administration, Chief Financial Officer and Treasurer of ORBCOMM since February 1996. From 1993 to 1996, Mr. Snell was President and Chief Executive Officer of PowerSource Solutions, Inc., a company specializing in assisting organizations undertaking strategic corporate change. From 1992 to 1993, Mr. Snell was Senior Vice President and General Manager of People Karch International, an international provider of work-site health promotion services, health and fitness software and corporate child care programs. Prior to 1992, Mr. Snell worked for IBM Corporation for approximately 16 years. Mr. Snell is a member of both the Northern Virginia Business RoundTable and the Northern Virginia Technology Council.

     Andre Halley has been Senior Vice President, International Market Development and General Manager of ORBCOMM since April 1998. From April 1996 to April 1998, Mr. Halley was employed by both Teleglobe Canada Inc. ("Teleglobe Canada") and Teleglobe GmbH and was secunded to ORBCOMM International to provide it with management consulting services for international market development projects as Managing Director. From 1994 to 1996, Mr. Halley was Vice President, Europe, Middle East and Africa for Teleglobe Canada. From 1992 to 1994, Mr. Halley was President of Optinet Communications, a value-added carrier involved in the design, engineering and operation of multimedia networks and from 1990 to 1992, he was President of Cellular Canada, a national supplier of cellular equipment and related services. From 1986 to 1989, Mr. Halley was Vice President, Operations, Eastern Region for Bell Cellular, where he was responsible for, among other things, the expansion of Bell Cellular's client base and deployment of its system infrastructure. From 1988 to 1989, he was also President of Cellnet Canada, a Canadian association of cellular operators. Prior to 1987, Mr. Halley held various positions with Bell Canada, including Division Sales Manager, National Accounts, Sales and Marketing and Account Representative.

     Abdul H. Rana has been Senior Vice President Engineering and Product Management of ORBCOMM since April 1998 and was Senior Vice President Product Management and Development of ORBCOMM from December 1997 to April 1998. From January 1997 to December 1997, Dr. Rana was Vice President of Engineering and Technology Services for GE LogistiCom, where he provided technical leadership for development and launch of a satellite communications product for asset management. From 1984 to 1996, Dr. Rana held several positions at GTE in the areas of product development and program management, where, among other achievements, he managed the launch of several successful commercial data and video products, was three times the recipient of the GTE Leslie Warner Award, GTE's highest technical honor, and twice the recipient of President's Awards for personal technical and professional achievements. Prior to 1984, Dr. Rana held technical and management positions at COMSAT Labs and ENSCO Incorporated in the areas of satellite communications and signal processing. Dr. Rana received his Ph.D. in engineering in 1977 and has 20 years of engineering and product development experience in telecommunications, satellite and cellular communications and wireless data networks. Dr. Rana has published over 30 articles in professional journals and currently is a member of the Institute of Electrical and Electronics Engineers Inc.

     Brian L. Williams has been Senior Vice President Marketing, Strategy and Communications of ORBCOMM since December 1997. Between May 1997 and December 1997, Mr. Williams was Senior Vice President, Marketing and Product Development at ORBCOMM, and from January 1997 to May 1997, Mr. Williams was Vice President, Marketing, Strategy and Communications at ORBCOMM. From March 1995 to January 1997, Mr. Williams was Senior Vice President of Marketing and Business Development for Optex Communications Corporation, a development stage company creating high-speed, high-capacity data storage and imaging technologies. From December 1992 to March 1995, he was a director with Bell Atlantic Video Services Company, where he was instrumental in the formation of Bell Atlantic's multimedia strategy and many of Bell Atlantic's strategic partner alliances. From 1986 to 1992, Mr. Williams held several marketing and product development positions at NEC Technologies, Inc., including the position of Assistant Vice President of Marketing. Mr. Williams has served on the Board of Directors for the Electronic Industries Association-Consumer Electronics Group.

     Mary Ellen Seravalli has been Senior Vice President, General Counsel and Secretary of ORBCOMM since January 1997 and was Vice President and General Counsel from January 1996 to December 1996. From 1991 to 1995, Ms. Seravalli was Assistant General Counsel of Orbital and from January 1995 to December 1995 she was also a Vice President of Orbital. Prior to 1991, Ms. Seravalli was an associate in the law firm of Jones, Day, Reavis & Pogue, where she worked on mergers and acquisitions, with an emphasis on the telecommunications industry, and where she gained significant experience representing both lenders and borrowers in connection with the establishment of various types of credit facilities.

     Marc Leroux has been President and Chief Operating Officer of Teleglobe World Mobility, a division of Teleglobe, since 1994. Since 1992, Mr. Leroux has also served as Vice President, Technology of Teleglobe. Prior to 1992, Mr. Leroux was Senior Manager, Services Development with Bell-Northern Research Ltd., a telecommunications research and development company.

     William J. Meder has been President of ORBCOMM Canada, a majority-owned subsidiary of Teleglobe, since August 1994 and is also a part-owner of ORBCOMM Canada. Mr. Meder has also been Vice President, Special Projects of ORBCOMM since July 1997 and Vice Chairman of the ORBCOMM general partners committee since February 1998. From 1993 to 1994, Mr. Meder was a business consultant and, from 1990 to 1993, Chief Operating Officer of Henry Birks and Sons Ltd. From 1982 to 1989, Mr. Meder was the Chief Executive Officer of Comp-u-Card Canada, Inc. and, from 1978 to 1982, he was Chief Executive Officer of Imperial Manufacturing Inc. Prior to that, Mr. Meder spent 13 years with IBM in various senior management positions. Mr. Meder was formerly a chairman of Syscor, an information services company serving hospitals in the Montreal area, and President of the Young Presidents Association.

     Jeffrey V. Pirone has been Executive Vice President and Chief Financial Officer of Orbital since January 1998. Prior to January 1998, Mr. Pirone held a number of positions at Orbital, including Senior Vice

President and Chief Financial Officer and Vice President and Controller. Prior to joining Orbital in 1991, Mr. Pirone was a Senior Manager at KPMG Peat Marwick LLP.


     Claude Seguin has been the Chairman of the Board and Chief Executive Officer of Teleglobe Mobile Investment Inc., the managing partner of Teleglobe Mobile, since June 1993. He has also been the Executive Vice-President, Finance and Chief Financial Officer of Teleglobe since August 1997. From August 1996 to August 1997, Mr. Seguin was Executive Vice-President, Finance and Corporate Development and Chief Financial Officer of Teleglobe. From 1992 to August 1996, Mr. Seguin was Executive Vice-President, Finance and Chief Financial Officer of Teleglobe. Mr. Seguin served the Quebec Finance Ministry as Deputy Minister from 1987 to 1992. Mr. Seguin sits on the boards of Telesystem International Wireless Corporation, Levesque Beaubien Geoffrion Inc. and La Societe generale de financement du Quebec. He is also a former governor of the Montreal Exchange and director of Caisse de depot et placement du Quebec.


     David W. Thompson is a co-founder of Orbital and has been Chairman of the Board, President and Chief Executive Officer of Orbital since 1982. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked at the Charles Stark Draper Laboratory on the Space Shuttle's autopilot design. Mr. Thompson also serves as Chairman of the Board and Chief Executive Officer of Orbital Imaging Corporation and as Chairman of Magellan Corporation, affiliates of Orbital.

COMPENSATION OF THE COMPANY'S DIRECTORS

     Directors of the Company who are officers of the Company, ORBCOMM, OCC, Teleglobe or an affiliate thereof are not paid any fees or additional compensation for services as members of the Company Board or any committee thereof. Directors who are not officers of the Company, ORBCOMM, OCC, Teleglobe Mobile or an affiliate thereof will receive an annual retainer and a fee for each meeting of the Company Board or any committee thereof attended. In addition, all directors will be reimbursed any expenses incurred, where appropriate.

COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS


     Following consummation of the Offering, the Company Board will establish an Audit Committee and a Compensation Committee. The Company intends to appoint to such committees only persons who qualify as "independent" directors for purposes of the rules and regulations of the Nasdaq National Market, or as "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee will select and engage, on behalf of the Company, the independent public accountants to audit the Company's annual financial statements, and will review and approve the planned scope of the annual audit. The Compensation Committee will perform such functions as provided under the Company's employee benefit plans.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     Currently, all executive officers of the Company are compensated by ORBCOMM and receive no compensation by the Company. The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal years ended December 31, 1997, 1996 and 1995, as applicable, to those persons who were at December 31, 1997, the Chief Executive Officer and the four other most highly compensated executive officers of ORBCOMM (collectively, the "Named Officers").


                                                                       LONG-TERM
                                          ANNUAL COMPENSATION         COMPENSATION
                                      ---------------------------   ----------------
                                                                       NUMBER OF
                                                                       SECURITIES
                                                                       UNDERLYING         ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS     OPTIONS/SARS (1)   COMPENSATION (2)
    ---------------------------       ----    --------   --------   ----------------   ----------------
Alan L. Parker......................  1997    $210,000   $ 73,500                 --   $         14,404
     President and Chief Executive    1996     200,000     60,000                 --             16,655
     Officer(3)                       1995     167,846     33,512                 --              7,905

Robert F. Latham....................  1997(5)  108,692    157,800             70,000             32,250
     Executive Vice President and     1996(6)       --         --                 --                 --
     Chief Operating Officer(4)       1995(6)       --         --                 --                 --

W. Bartlett Snell...................  1997     160,000     53,965                 --             10,189
     Senior Vice President Finance    1996     127,769     44,000             25,000             10,480
     and Administrations Chief        1995(6)       --         --                 --                 --
     Financial Officer and Treasurer

Brian L. Williams...................  1997(7)  147,692     68,867             30,000              6,518
     Senior Vice President            1996(6)       --         --                 --                 --
     Marketing, Strategy and          1995(6)       --         --                 --                 --
     Communications

Mary Ellen Seravalli................  1997     150,000     52,531                 --              7,645
     Senior Vice President, General   1996     130,000     33,000             20,000              9,324
     Counsel and Secretary            1995(6)       --         --                 --                 --


------------------------------
(1) Shares of common stock of OCC subject to options granted under the OCC Stock Option Plan. On consummation of the Offering, all of such options are expected to be exchanged for options to purchase Common Stock of the Company pursuant to the Equity Plan. See "-- Equity Plan."
(2) The 1997 amounts include ORBCOMM matching and profit-sharing contributions made under ORBCOMM's 401(k) plan and Group Term Life Insurance premiums paid by ORBCOMM, respectively, in the following amounts: Alan L. Parker, $11,178 and $3,226; Robert F. Latham, $4,638 and $1,218; W. Bartlett Snell, $9,301 and $888; Brian L. Williams, $5,908 and $610; and Mary Ellen Seravalli, $7,328 and $317. The 1997 amount for Robert F. Latham also reflects payments by ORBCOMM of $10,385 in consulting fees prior to his employment by ORBCOMM, $14,008 in moving expenses and $2,000 in legal fees paid by ORBCOMM. The 1996 and 1995 amounts equal, in each case, ORBCOMM matching and profit-sharing contributions made under ORBCOMM's 401(k) plan.
(3) In February 1998, Mr. Parker ceased being President and Chief Executive Officer of ORBCOMM and became President, Global Development of ORBCOMM.
(4) In February 1998, Mr. Latham became President and Chief Operating Officer of ORBCOMM.
(5) Represents compensation beginning in May 1997 when Mr. Latham started his employment at ORBCOMM.
(6) No compensation is reported where the individual person did not serve as an executive officer of ORBCOMM during a given fiscal year.
(7) Represents compensation from the end of January 1997 when Mr. Williams started his employment at ORBCOMM.

OCC OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information on grants of stock options to the Named Officers pursuant to the OCC Stock Option Plan during the fiscal year ended December 31, 1997, which options are reflected in the Summary Compensation Table.

                                                    INDIVIDUAL GRANTS
                                   ---------------------------------------------------   POTENTIAL REALIZED VALUE
                                    NUMBER OF                                              AT ASSUMED RATES OF
                                   SECURITIES     % OF TOTAL                             STOCK PRICE APPRECIATION
                                   UNDERLYING     GRANTED TO    EXERCISE                     FOR OPTION TERM
                                     OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   ------------------------
NAME                               GRANTED(1)    FISCAL YEAR    ($/SHARE)      DATE         5%            10%
----                               -----------   ------------   ---------   ----------   ---------    -----------
Robert F. Latham.................       55,000(2)    19.33       $26.50      5/15/07     $916,614     $2,322,800
                                        15,000(3)     5.27        26.50      7/18/07      249,986        633,513
Brian L. Williams................       30,000(2)    10.54        26.50      2/05/07      499,971      1,267,025

------------------------------
(1) On consummation of the Offering holders of options to purchase OCC common stock will be able to exchange such options for options to purchase Common Stock of the Company pursuant to the Equity Plan and the number of securities underlying the options and the exercise price will be adjusted on such exchange. See "-- Equity Plan."
(2) These options vest as follows: one-fourth of such options vested on the date of grant and one-fourth of such options vest on each of the first, second and third anniversaries of the date of grant.
(3) These options vest as follows: one-fourth of such options vest on each of the first four anniversaries of the date of grant.

AGGREGATED FISCAL YEAR-END OPTION VALUES

     Shown below is information regarding outstanding stock options to purchase shares of OCC held at the end of fiscal 1997 by the Named Officers. No stock options were exercised during fiscal 1997.

                                                                NUMBER OF
                                                                SECURITIES            VALUE OF
                                                                UNDERLYING          UNEXERCISED
                                                               UNEXERCISED          IN-THE-MONEY
                                                                 OPTIONS              OPTIONS
                                                            AT FISCAL YEAR-END   AT FISCAL YEAR-END
                                                               EXERCISABLE/         EXERCISABLE/
NAME                                                          UNEXERCISABLE       UNEXERCISABLE(1)
----                                                        ------------------   ------------------
Alan L. Parker............................................       76,875/625      $1,837,813/$8,438
Robert F. Latham..........................................    13,750/56,250                  --/--
W. Bartlett Snell.........................................     6,250/18,750         59,375/178,125
Brian L. Williams.........................................     7,500/22,500                  --/--
Mary Ellen Seravalli......................................    10,250/15,250        166,375/145,875

---------------
(1) The values of unexercised in-the-money options held by the Named Officers at fiscal year-end (exercisable/unexercisable), assuming the exchange of such options for options to purchase Common Stock of the Company pursuant to the Equity Plan, based on an assumed initial public offering price of $16.50 per share of Common Stock (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus) are as follows: Alan L. Parker, $3,765,069/$24,106; Robert F. Latham, $344,713/$1,410,188; W. Bartlett Snell, $216,063/$648,188; Brian L.
    Williams, $188,025/$564,075; and Mary Ellen Seravalli, $423,343/$528,193. On
    exchange, each option to purchase one share of OCC common stock will convert into an option to purchase 3.125 shares of Common Stock pursuant to the Equity Plan.

EMPLOYMENT AND OTHER COMPENSATION ARRANGEMENTS

     Scott L. Webster was appointed Chairman and Chief Executive Officer of ORBCOMM in February 1998. In January 1998, Mr. Webster was granted options to purchase 100,000 shares of Common Stock of OCC at an exercise price of $26.50 per share, with one-third of such options vested on the date of grant, and one-third of such options to vest on each of the first and second anniversaries of the date of grant. In July 1997, Mr. Webster was granted options to purchase 30,000 shares of Common Stock of OCC at an exercise price of $26.50 per share, with one quarter of such options to vest on each of the first four anniversaries of the date of grant. In addition, in 1992 Mr. Webster was granted options to purchase 7,500 shares of Common Stock of OCC at exercise prices ranging from $1.50 to $4.00.

     On May 15, 1997, ORBCOMM and Robert F. Latham entered into an employment agreement that sets forth the terms and conditions of Mr. Latham's employment with ORBCOMM. The employment agreement is for a term of three years commencing on May 15, 1997, and is automatically extended from year to year thereafter unless terminated either by ORBCOMM or Mr. Latham. Pursuant to the terms of the employment agreement, Mr. Latham received a $75,000 signing bonus and is entitled to a base salary of $180,000 per year. In addition to the signing bonus and base salary, under the employment agreement Mr. Latham is eligible to receive from ORBCOMM, among other things, an annual bonus of up to 50% of his base salary, relocation expenses of up to $50,000 and a loan of up to $50,000. Mr. Latham was also awarded options to purchase 55,000 shares of OCC common stock at a price of $26.50 per share. The options vest, pro rata, over a period of four years with one-fourth vested on the date of the grant, and are generally governed by the terms of the OCC Stock Option Plan. In the event of a termination of Mr. Latham's employment, either: (i) by the Company without cause (as defined in the agreement); or (ii) by Mr. Latham within three months following a change of control (as defined in the agreement), Mr. Latham will be entitled to receive from ORBCOMM: (x) a lump sum severance payment of twelve months annual base salary (in the case of a termination without cause) or a lump sum severance payment of the remaining balance of Mr. Latham's base salary through the end of the term of the agreement plus 50% of Mr. Latham's then current annual base salary (in the case of a change in control); (y) accelerated vesting of OCC stock options; and (z) relocation expenses of up to $50,000. Pursuant to the terms of the employment agreement, Mr. Latham has an obligation not to solicit any employees of ORBCOMM for a period of one year following termination of his employment with ORBCOMM.

EQUITY PLAN

     Prior to consummation of the Offering, the Company intends to adopt the 1998 Equity Plan of ORBCOMM Corporation and ORBCOMM Global, L.P. (the "Equity Plan"). The Equity Plan is intended to assist the Company and ORBCOMM and each of their affiliates in attracting and retaining key employees (including the Named Officers), directors and independent consultants of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The Equity Plan permits the grant of non-qualified stock options and incentive stock options ("ISOs") (to Company employees only) to purchase shares of Common Stock of the Company covering 7,600,000 authorized but unissued or reacquired shares of Common Stock of the Company, subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company. In addition, as of the effective date of the Offering, current and former employees of ORBCOMM, Orbital and other affiliates of the Company will be granted non-qualified stock options (the "Exchange Options") in exchange for the cancellation of outstanding options to purchase shares of OCC common stock, which were granted pursuant to the OCC Stock Option Plan.


     The Equity Plan will be administered by the Compensation Committee of the Company Board (the "Compensation Committee") and options granted under the Equity Plan will be eligible to satisfy the requirements of Rule 16b-3 under the Exchange Act and Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the terms and conditions of the Equity Plan, the Compensation Committee has the authority to select the persons to whom grants are to be made, to designate the number of shares of Common Stock of the Company to be covered by such grants, to determine the exercise price of options, to establish the period of exercisability of options, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan. The Compensation Committee may, in its discretion, provide by the terms of an option that such option will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified events including a merger, consolidation or dissolution of the Company or a sale of substantially all of the Company's assets.


     The Compensation Committee also retains the discretion to determine that outstanding options under the Equity Plan will expire on certain specified "extraordinary corporate events," but in such event the Compensation Committee may also give optionees the right to exercise their outstanding options in full during some period prior to such event, even though the rights have not yet otherwise become fully exercisable.

     The Equity Plan may be amended by the Compensation Committee, subject to stockholder approval if such approval is then required by applicable law or for options granted under the Equity Plan to continue to satisfy the requirements of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code.

     The Equity Plan permits the payment of the option exercise price to be made in cash (which, with the consent of the Compensation Committee, may include (except with respect to incentive stock options) an assignment of the right to receive the cash proceeds from the sale of Common Stock of the Company subject to the option pursuant to a "cashless exercise" procedure) or, with the consent of the Compensation Committee, by delivery of shares of Common Stock of the Company valued at their fair market value on the date of exercise or by delivery of other property, or by a recourse promissory note payable to the Company, or by a combination of the foregoing.

     Options granted under the Equity Plan are not transferable otherwise than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code), and may be exercised during the optionee's lifetime only by the optionee or, in the event of the optionee's legal disability, by the optionee's legal representative.

     General Federal Income Tax Consequences. The federal income tax consequences, in general, of the grant and exercise of Options under the Equity Plan are as follows:

     --Incentive Stock Option. In general, a recipient will not recognize taxable income upon the grant or exercise of an ISO, and the Company will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO. (However, upon the exercise of an ISO, the excess of the fair market value on the date of exercise of the shares received over the exercise price of the option will be treated as an adjustment to alternative minimum taxable income.) In order for the exercise of an ISO to qualify as an ISO, a recipient generally must be an employee of the Company or a subsidiary (within the meaning of Section 422 of the Code) from the date the ISO is granted through the date three months before the date of exercise (one year preceding the date of exercise in the case of a recipient whose employment is terminated due to disability). The employment requirement does not apply where a recipient's employment is terminated due to his or her death.

     If a recipient has held the shares acquired upon exercise of an ISO for at least two years after the date of grant and for at least one year after the date of exercise, when the recipient disposes of the shares, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss subject to reduced rates of tax, provided that any gain will be subject to further reduced rates of tax if shares are held for more than eighteen months after the date of exercise. If a recipient disposes of the shares prior to satisfying these holding period requirements (a "Disqualifying Disposition"), the recipient will recognize ordinary income (treated as compensation) at the time of the Disqualifying Disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least twelve months after the date of exercise, with the lowest capital gain rates available if shares are held for more than eighteen months after the date of exercise. If the optionee sells the shares in a Disqualifying Disposition at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income (treated as compensation) will be limited to the amount realized on the sale over the exercise price of the option. In general, if the Company and its subsidiaries comply with applicable income reporting requirements, the Company and its subsidiaries will be allowed a business expense deduction to the extent a recipient recognizes ordinary income.

     --Nonqualified Stock Option. In general, a recipient who receives a nonqualified stock option will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, a recipient will recognize ordinary income (treated as compensation) in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. The basis in shares acquired upon exercise of a nonqualified stock option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares (for capital gain purposes) will begin on the date of exercise. In general, if the Company, ORBCOMM and/or their subsidiaries comply with applicable income reporting requirements, they will be entitled to a business expense deduction in the same amount and at the same time as the recipient recognizes ordinary income. In the event of a sale of the shares received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss, provided that any gain will be subject to reduced rates of tax if the shares were held for more than twelve months and will be subject to further reduced rates if the shares were held for more than eighteen months.

     The foregoing discussion assumes that at the time of exercise, the sale of the shares of a profit would not subject a recipient to liability under Section 16(b) of the Exchange Act. Special rules may apply with respect to persons who may be subject to Section 16(b) of the Exchange Act.

     Generally, if a recipient delivers previously owned shares to pay the exercise price, no gain or loss will be recognized in respect of the shares delivered, and there will be a carryover basis and holding period for a like number of shares acquired. If the option being exercised is an ISO and the shares delivered were acquired upon exercise of an ISO and are delivered prior to satisfaction of the ISO holding period requirements described above, the delivery of shares will constitute a Disqualifying Disposition as to which the rules described above will apply. If the option being exercised is a nonqualified stock option, ordinary income (treated as compensation) will be recognized only on the additional shares acquired and will be equal to the fair market value of the shares on the date of exercise less any addition cash paid. Special rules apply in computing the amount and character of an optionee's income (or loss) upon the subsequent sale of shares acquired upon the exercise of an ISO where the exercise price is paid by the delivery of previously owned shares.

     -- Excise Taxes. Under certain circumstances, the accelerated vesting or exercise of options in connection with a change in control might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, a recipient may be subject to a 20% excise tax and the Company may be denied a tax deduction.

     Section 162(m) Limitation. In general, under Section 162(m), income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee that is adequately disclosed to, and approved by, stockholders. Under a Section 162(m) transition rule for compensation plans of corporations that are privately held and that become publicly held in an initial public offering, the Equity Plan will not be subject to Section 162(m) until the "Transition Date" which is defined as the earliest of: (i) the material modification of the plan; (ii) the issuance of all Common Stock and other compensation that has been allocated under the plan; or (iii) the first meeting of stockholders at which directors are to be elected that occurs after December 31, 2001. The Company has attempted to structure the Equity Plan in such a manner that, after the Transition Date, subject to obtaining stockholder approval for the Equity Plan, the remuneration attributable to stock options that meet the other requirements of Section 162(m) will not be subject to the $1 million limitation. The Company has not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

THE COMPANY

     As of the date of this Prospectus, 100 shares of Common Stock of the Company were outstanding, all of which are owned beneficially and of record by ORBCOMM. These shares will be redeemed at their original cost by the Company on consummation of the Offering. The following table sets forth certain information regarding the beneficial ownership of the Common Stock after the Offering: (i) by each person known by ORBCOMM to beneficially own more than five percent of the Common Stock; (ii) by each Named Officer and each Member of the ORBCOMM Committee; and (iii) by all of ORBCOMM's executive officers and Members as a group.

                                                                      COMMON STOCK BENEFICIALLY
                                                                   OWNED AFTER THE OFFERING (2)(3)
                                                                   -------------------------------
          NAME AND ADDRESS OF BENEFICIAL OWNER (1)                 NUMBER                  PERCENT
          ----------------------------------------                 -------                 -------
NAMED OFFICERS
Alan L. Parker..............................................       242,223                     *
Robert F. Latham............................................        97,670                     *
W. Bartlett Snell...........................................        39,068                     *
Brian L. Williams...........................................        46,882                     *
Mary Ellen Seravalli........................................        48,445                     *
MEMBERS
Scott L. Webster............................................       151,066                     *
Claude Seguin (4)...........................................            --                     *
William J. Meder (4)........................................        23,441                     *
Marc Leroux (4).............................................            --                     *
David W. Thompson (5).......................................        56,258                     *
Jeffrey V. Pirone (5).......................................        17,190                     *
All Members and Executive Officers as a Group...............       722,243                  1.8%

ORBCOMM

     The following table sets forth certain information regarding the beneficial ownership of partnership interests of ORBCOMM as of March 31, 1998 prior to the Offering and beneficial ownership of Partnership Units after the Offering.


                                                                                 PARTNERSHIP UNITS AFTER
                                                           PARTNERSHIP INTEREST        THE OFFERING
                                                               PRIOR TO THE      ------------------------
        NAME AND ADDRESS OF BENEFICIAL OWNER (1)                OFFERING%           NUMBER       PERCENT
        ----------------------------------------           --------------------  ------------   ---------
Orbital Communications Corporation (5)(6)................                   50%   15,600,655      40.2%
Telegloble Mobile Partners (4)(7)........................                   50%   15,600,655      40.2%
ORBCOMM Corporation......................................                    --    7,600,000      19.6%


------------------------------
 *  Less than one percent.
(1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o ORBCOMM, 2455 Horse Pen Road, Suite 100, Herndon, Virginia 20171.
(2) Based on 38,801,310 shares of Common Stock outstanding immediately after the Offering, including the Common Stock issuable on conversion of the Partnership Units pursuant to the Unit Exchange Agreement. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to the Common Stock. Common Stock subject to options currently exercisable or exercisable within 60 days of the date of this Prospectus are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3) Common Stock ownership represents options to purchase common stock of OCC granted pursuant to the OCC Stock Option Plan, that are expected to be converted on consummation of the Offering into options to purchase Common Stock.

(4) The address of such beneficial owner is c/o Teleglobe Inc., 1000, rue de la Gauchetiere ouest, Montreal, Quebec H3B 4X5.
(5) The address of such beneficial owner is c/o Orbital Sciences Corporation, 21700 Atlantic Boulevard, Dulles, VA 20166.
(6) OCC is a majority owned subsidiary of Orbital. As a result, the partnership interest and Partnership Units beneficially owned by OCC are deemed to be beneficially owned by Orbital.
(7) Teleglobe Mobile is owned indirectly 70% by Teleglobe and 30% by TRI, each of which is a general partner of Teleglobe Mobile. As a result of Teleglobe's indirect 70% general partnership interest in Teleglobe Mobile, the partnership interest and Partnership Units beneficially owned by Teleglobe Mobile are deemed to be beneficially owned by Teleglobe.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain of ORBCOMM, the Company, OCC, Teleglobe Mobile and Orbital have entered into a series of agreements or arrangements for the development, construction, operation and marketing of the ORBCOMM system. The following paragraphs are a summary of the material provisions of certain of these agreements and are qualified in their entirety by reference to the actual agreements, which are filed as exhibits to or incorporated by reference in the registration statement (the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part.

MASTER AGREEMENT

     As of June 30, 1993, Orbital, OCC, Teleglobe and Teleglobe Mobile entered into the Master Agreement that sets forth the principles upon which the parties have agreed to develop, construct and operate the ORBCOMM system. The Master Agreement subsequently has been amended and restated and on consummation of the Offering will provide the following:


     Covenants Relating to OCC. Orbital and OCC have agreed: (i) to preserve OCC's corporate existence; (ii) to use all commercially reasonable efforts to obtain and maintain all material U.S. operating licenses and permits necessary for the construction, operation and marketing of the ORBCOMM system; (iii) to ensure that so long as OCC holds any FCC licenses, OCC will (a) remain a subsidiary of Orbital, other than as a result of options exercised under the OCC Stock Option Plan; (b) carry on no business other than the construction, operation and marketing of the ORBCOMM system or businesses that are in furtherance of, or in connection with, the expansion of the ORBCOMM system; (c) remain the sole holder of all FCC licenses required for the construction, launch and operation of the ORBCOMM system (other than FCC licenses for individual user transceivers and FCC licenses held by ORBCOMM); (iv) subject to certain exceptions, that OCC will not grant, create, assume, incur or suffer to exist any lien affecting OCC or any of its property, rights, revenues or assets and that in no circumstances will OCC grant, create, assume, incur or suffer to exist any lien on any FCC licenses held by OCC; (v) subject to certain exceptions, that Orbital will not dispose of any debt interest in OCC and that OCC will not sell, transfer, convey, lease or otherwise dispose of any assets;
(vi) that OCC will not consolidate, merge or amalgamate with any other person;
(vii) subject to certain exceptions, that Orbital and OCC will not create, amend or repeal any by-laws or modify the OCC certificate of incorporation; (viii) subject to certain exceptions, that OCC will not make any loans or give any financial guarantees for the obligations of any other party; and (ix) that Orbital and OCC will not make any assignment for the benefit of creditors or subject OCC to any proceedings under any bankruptcy or insolvency law or take steps to wind up or terminate OCC's corporate existence or engage in any financial restructuring.


     Covenant Relating to Teleglobe Mobile. Teleglobe and Teleglobe Mobile have agreed to preserve Teleglobe Mobile's corporate existence.


     Change of Control. In the event of a Change of Control (as defined in the Master Agreement) of Orbital or Teleglobe (the "Change of Control Party"), Teleglobe Mobile or OCC, as the case may be (the "Non-Change of Control Party"), has the option for a period of 180 days from such Change of Control (the "Option Period") to require the Change of Control Party to purchase the Non-Change of Control Party's interest in ORBCOMM at an aggregate price equal to the greater of (i) the Non-Change of Control Party's aggregate Unrecouped Capital Preferences (as defined in the Master Agreement) in such partnerships and (ii) the Non-Change of Control Party's direct and indirect Participation Percentage (as defined in the Master Agreement) in each such partnership multiplied by the fair market value (as defined in the Master Agreement) of each such partnership. Subject to the receipt of all necessary government approvals, upon a Change of Control of Orbital, Orbital agrees to cause OCC to transfer to ORBCOMM all FCC licenses then held by OCC relating to the construction, launch or operation of the ORBCOMM system.

ORBCOMM SYSTEM CONSTRUCTION AND OPERATIONS AGREEMENT

     On consummation of the Offering, OCC and ORBCOMM will enter into the ORBCOMM System Construction and Operations Agreement (the "System Construction Agreement"), which will provide for the following:

     OCC has agreed to grant to ORBCOMM the right: (i) to market, sell, lease and franchise all ORBCOMM system output capacity worldwide and to use the System Assets (as defined in the Master Agreement) located in the United States; and
(ii) to use, and to authorize third parties to use, in the course of ORBCOMM's business, all service marks, trademarks and trade names of OCC relating to the ORBCOMM system for advertising, promotional or sales literature. Pursuant to the System Construction Agreement, ORBCOMM is granted the right to manage and operate the ORBCOMM system on behalf of OCC and will provide to OCC management and operational services including tracking, telemetry and control services. Notwithstanding any provision in the System Construction Agreement to the contrary, OCC, as holder of the FCC licenses relating to the ORBCOMM system, retains full authority to control the ORBCOMM system.

     In consideration of the grant to ORBCOMM of the right to market, sell, lease and franchise the ORBCOMM system output capacity worldwide and to use the System Assets located in the United States, ORBCOMM has agreed to: (i) develop, construct, launch and operate the satellites comprising the ORBCOMM system; (ii) develop, construct and operate the other assets located in the United States that constitute the ORBCOMM system; and (iii) pay to OCC $100,000 in calendar year 1998, and, for the periods following December 31, 1998, to pay such fee as is mutually agreeable to OCC and ORBCOMM.

     ORBCOMM has agreed to indemnify and hold harmless OCC from and against any claim with respect to an infringement or other violation of any copyright, trademark or patent or other validly registered enforceable intellectual property right of any third party for any items constructed by ORBCOMM pursuant to the authority granted in the System Construction Agreement, but only to the same extent as the indemnification received by ORBCOMM from Orbital, if any, pursuant to the Procurement Agreement.

OCC CONSULTING AGREEMENT

     On consummation of the Offering, OCC and ORBCOMM will enter into the OCC Consulting Agreement, which will provide for the following:

     ORBCOMM will agree to furnish to OCC regulatory, technical, legal and administrative support before the FCC and other appropriate regulatory bodies. Such support includes but is not limited to: (i) assisting in the coordination of any and all interference matters in connection with the grant of OCC's second round Little LEO licensing application with other Little LEO system licensees;
(ii) assisting in the prosecution of a proposed modification request by OCC for
(a) the launch of three planes of eight satellites each to 45 degrees, with a 120 degree relative right ascension; and (b) the launch of one plane of eight satellites in an equatorial orbit; and (iii) assisting generally in the defense of claims against any regulatory authority granted to OCC and in the opposition of any application by a competing system using frequencies below 1 GHz, which may include participation in discussions and negotiations with other existing or proposed Little LEO licensees, reviewing filings with the FCC and providing technical analysis of other Little LEO or other systems. In consideration for these services, OCC has agreed to pay ORBCOMM $80,000 in calendar year 1998, and, for the periods following December 31, 1998, such fee as is mutually agreeable to OCC and ORBCOMM.

PROCUREMENT AGREEMENT

     As of September 12, 1995, ORBCOMM and Orbital entered into the Procurement Agreement pursuant to which Orbital has undertaken the overall design, development, construction, integration, test and operation of the ORBCOMM system. The Procurement Agreement was the result of arm's-length negotiations between Orbital and Teleglobe Mobile that took place prior to Teleglobe Mobile's decision to exercise an option to invest an approximately $75 million in additional equity in ORBCOMM. The Procurement Agreement has subsequently been amended and currently provides for the following:

     Under the Procurement Agreement, Orbital will develop, construct and deliver and launch 34 ORBCOMM satellites (ten of which have been launched) and complete the construction and design of the U.S. Ground Segment. Under the Procurement Agreement Orbital will launch the satellites using four Pegasus launch vehicles and the Taurus launch vehicle. To date, Orbital has successfully launched eight satellites on a Pegasus launch vehicle and two satellites on a Taurus launch vehicle. Orbital will also provide in-orbit check-out support for up to 120 days after each of the satellite launches.

     ORBCOMM has agreed to pay Orbital approximately $196.4 million for satellite construction, launch services and other work specified in the Procurement Agreement, not including certain incentive fees. This amount includes $3.5 million that ORBCOMM recently agreed to pay for out-of-scope work performed by Orbital under the Procurement Agreement. On execution of the Procurement Agreement, ORBCOMM paid to Orbital approximately $17 million representing reimbursement for certain costs incurred through the date thereof. Under the Procurement Agreement, Orbital is entitled to invoice ORBCOMM monthly for a maximum of 90% of certain costs incurred during each month. The remaining ten percent of such costs incurred in any month may be invoiced only on completion of certain specified project milestones referred to in the Procurement Agreement as Category B Milestones.

     The remaining balance of the fixed price contract amount is generally allocated to Category A Milestones as defined in the Procurement Agreement. In the event that Orbital fails to achieve any Category A Milestone on or before the scheduled completion date, ORBCOMM is relieved of its obligation to pay the applicable amounts specified for such Category A Milestone until such time as Orbital achieves such Category A Milestone or obtains a waiver in writing from ORBCOMM for such achievement; provided, however, that Orbital's failure to timely complete any milestone shall not relieve ORBCOMM of its obligation to pay for other achieved milestones.

     Incentive Payments. In addition to the above prices for work and service, Orbital is entitled to receive certain in-orbit performance incentive payments. Payments are to be made on a per-plane basis with the incentive to be earned monthly for each complete month that there are a specified minimum number of working satellites in the plane. The minimum number of working satellites in a plane is seven during the first 30 months of the in-orbit performance incentive period and six during the second 30 months of the in-orbit performance period.

     Optional Work. The Procurement Agreement provides for additional work and services to be performed on an optional basis, including: (i) an option to purchase on or prior to December 31, 1999 a replacement constellation of 32 satellites substantially similar to those of the current system (including launch services using four Pegasus launch vehicles) in accordance with the specifications contained in the Procurement Agreement at a cost of $166.1 million (subject to adjustment for inflation and excluding taxes, if any, and the cost of launch and satellite insurance); and (ii) a one-time option to request Orbital to provide a standard Taurus launch vehicle rather than a Pegasus launch vehicle for any launch procured pursuant to the Procurement Agreement, which option may be exercised by ORBCOMM on or prior to September 12, 1998 at a price to be negotiated, provided that the price will not exceed $21 million.

     Regulatory Matters. On consummation of Offering, the terms of the Procurement Agreement will be amended to provide that Orbital is required to use all commercially reasonable efforts directly or through OCC: (i) to obtain and maintain the required U.S. regulatory authority needed to construct, launch and operate the satellites and operate the ORBCOMM system; (ii) to obtain and maintain FCC regulatory authority for the operation of subscriber units for use in connection with the ORBCOMM system; and (iii) to take reasonable actions in any regulatory proceedings to defend any claims against any regulatory authority granted to Orbital or OCC in connection with the ORBCOMM system or to oppose any application by competing systems that use frequencies below 1 GHz; provided that Orbital, directly or indirectly through OCC, may in its reasonable discretion contract with third parties, including ORBCOMM, for the provision of such consulting or other services as Orbital may deem necessary or desirable to enable it to fulfill such obligations. ORBCOMM has agreed to pay or reimburse Orbital or OCC for all out-of-pocket expenses and internal costs incurred in connection with Orbital's or OCC's efforts.

     Delivery; Title and Risk of Loss. Under the Procurement Agreement, with respect to a satellite launch using the Pegasus launch vehicle, delivery of the launch vehicle and satellites occurs on separation of the launch vehicle from Orbital's L-1011 aircraft. With respect to a satellite launch using a Taurus launch vehicle, delivery of the satellites occurs on intentional ignition of the Taurus launch vehicle. At such time, title to and risk of loss or damage passes to ORBCOMM and ORBCOMM's sole remedy for launch failure, defects, failures to conform to applicable specifications or any other requirements is limited to:
(i) non-payment to Orbital of the specified milestone payment and any satellite performance incentive payment; and (ii) termination of the Procurement Agreement.

     Limitation of Liability. Under no circumstances, regardless of fault, shall Orbital be liable for any damage greater than $10 million excluding: (i) any unpaid portion of Category A Milestone payments; and (ii) any unpaid portion of the in-orbit performance incentive payment.

     Stop Work. ORBCOMM may at any time by written order to Orbital require Orbital to stop all or any part of the work called for by the Procurement Agreement for a period of 60 days or for any further period to which the parties may agree. Within a period of 60 days after a stop-work is delivered to Orbital, or within any extension of that period to which the parties agree, ORBCOMM will either cancel the stop-work order and make an equitable adjustment to the Procurement Agreement for the delay or terminate the work as provided in the Procurement Agreement or if Orbital otherwise agrees to terminate.

     Intellectual Property. In general, all designs, inventions, processes, technical data, drawings and/or confidential information related to the satellites, launch vehicle launch services, the Network Control Center and U.S. Gateway Earth Stations are the exclusive property of Orbital and its subcontractors. All rights, title and interest in and to all underlying intellectual property relating to the work to be performed pursuant to the Procurement Agreement will remain exclusively in Orbital and its subcontractors, notwithstanding Orbital's disclosure of any information or delivery of any data items to ORBCOMM or ORBCOMM's payment to Orbital for engineering or non-recurring charges. ORBCOMM will not use or disclose such information or property to any third party without the prior written consent of Orbital.

     Termination. ORBCOMM may, by written notice of termination to Orbital, terminate the Procurement Agreement upon the failure of Orbital: (i) to achieve any of the Category A Milestones within 56 weeks after the scheduled completion date set forth in the Milestone Payment Schedule (as defined in the Procurement Agreement) provided that scheduled completion dates can be extended by any excusable delays as a result of a force majeure event; or (ii) to comply in any material respect with any of the provisions of the Procurement Agreement and to correct such failure, within 60 days from the date of Orbital's receipt of written notice thereof from ORBCOMM, setting forth in detail ORBCOMM's basis for termination of the Procurement Agreement.

PROPRIETARY INFORMATION AGREEMENT

     As of June 30, 1993 ORBCOMM, Orbital, OCC, Teleglobe and Teleglobe Mobile entered into the Proprietary Information and Non-Competition Agreement to protect any confidential and proprietary information that may be disclosed to one another in connection with the development, construction, operation and marketing of the ORBCOMM system and to set forth certain non-competition provisions. This agreement will be amended on consummation of the Offering to provide that the parties to the agreement that are in receipt of proprietary information agree that they will not, during and for a period of five years after the term of the agreement, use, disclose or otherwise disseminate such proprietary information to any person or make any use of the proprietary information for their own benefit or for the benefit of any other person. In addition, on consummation of the Offering, the agreement will be amended to delete the non-competition provisions which, as between the parties to the Partnership Agreement, will be set forth in the Partnership Agreement.

     Indemnification. Orbital and Teleglobe agree to indemnify and save harmless one another and their respective affiliates and representatives (an "indemnified party") from and against any claims, demands, actions, causes of action, judgments, damages, losses, liabilities, costs or expenses that may be made against any of them as a result of, arising out of or relating to any violation, contravention or breach of the Proprietary Information and Non-Competition Agreement by a party who is not an indemnified party.
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

     Termination. The Proprietary Information Agreement will terminate on the earlier of OCC or Teleglobe Mobile ceasing to be both a General Partner and a limited partner of ORBCOMM.

AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT

     As of January 1, 1997, ORBCOMM and Orbital entered into the Amended and Restated Administrative Services Agreement (the "Administrative Services Agreement") that sets forth the terms on which Orbital has agreed to provide office space and certain administrative and other services to ORBCOMM. The Administrative Services Agreement currently provides for the following:

     Under the terms of the Administrative Services Agreement, Orbital has agreed to provide to ORBCOMM defined office space for a total price per month that is based on ORBCOMM's occupied useable square footage as a percentage of total useable square footage in any Orbital facility occupied by ORBCOMM, and is equal to ORBCOMM's pro rata portion of all Orbital's monthly costs and expenses relating to the applicable facility, including but not limited to rent, mortgage (including interest), operating expenses, taxes, building maintenance, utilities, janitorial services, landscaping, management fees and leasehold improvement amortization for interior buildout. Orbital also has agreed to provide ORBCOMM with certain use and occupancy services on a cost reimbursable basis (as specified therein). The use and occupancy services to be provided by Orbital include management information systems services, security and facilities support, telephone switchboard and communication services, employee training services and other support services. Finally, Orbital has agreed to provide various administrative and executive management services to ORBCOMM on a cost reimbursable basis (as specified therein). The administrative and executive management services to be provided by Orbital include accounting support, payroll processing, miscellaneous purchasing services, personnel services and other administrative services.

     Orbital also has agreed to provide to ORBCOMM certain insurance on a cost reimbursable basis, including health insurance, property and casualty insurance, workers compensation insurance, auto liability insurance, general liability insurance, fiduciary liability insurance, employee dishonesty insurance, transit insurance and aviation products insurance. Orbital shall be required to provide such insurance to ORBCOMM until such time as ORBCOMM can commercially procure its own insurance at a rate comparable to Orbital's, or until such time as the partners of ORBCOMM determine that ORBCOMM should procure its own insurance.

     ORBCOMM has agreed to indemnify Orbital, its directors, officers or employees against any liability in connection with any actions arising out of the performance of the services except to the extent that such liability arises from Orbital's gross negligence or willful misconduct.

     The Administrative Services Agreement continues in effect so long as any of the categories of office space or administrative services are being provided by Orbital, provided that ORBCOMM has the right to terminate any or all of the administrative services being provided by Orbital on 90 days prior written notice to Orbital, and provided further that ORBCOMM shall have the right to terminate the provision by Orbital of any office space occupied by ORBCOMM only upon the expiration of the lease relating to such office space.

COMPANY ADMINISTRATIVE SERVICES AGREEMENT

     On consummation of the Offering, the Company and ORBCOMM will enter into an administrative services agreement (the "Services Agreement") pursuant to which ORBCOMM will furnish to the Company certain administrative services on a cost reimbursable basis. The services to be provided by ORBCOMM shall include but not be limited to tax, audit, legal, employee benefits, investor relations and public affairs.

ORBCOMM CANADA CONSULTING AGREEMENT

     As of March 18, 1998, ORBCOMM and ORBCOMM Canada, a majority-owned subsidiary of Teleglobe, entered into a Consulting Agreement, which currently provides for the following:

     ORBCOMM Canada has agreed to furnish to ORBCOMM certain business and industry consultancy services including: (i) arranging meetings with senior executives of Fortune 100 companies with the objective
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

of developing business relationships for ORBCOMM services; (ii) providing advice and counsel to ORBCOMM marketing executives to build and extend ORBCOMM business partner relationships; (iii) acting as the executive contact for certain application developers, manufacturers and related vendors; (iv) providing advice and counsel to ORBCOMM management as it develops and improves business processes, with a particular focus on sales and pricing policies and practices; and (v) establishing strategic relationships with key partners on a global basis.

     In consideration for these consultancy services, ORBCOMM has agreed to pay ORBCOMM Canada $1,000 per day, not to exceed $4,000 in any calendar week. Either party may terminate the Consulting Agreement by giving ten days written notice to the other party.

U.S. GATEWAY EARTH STATION MAINTENANCE SERVICE AGREEMENT

     As of October 1, 1997, Orbital and ORBCOMM entered into the U.S. Gateway Earth Station Maintenance Service Agreement, pursuant to which Orbital provides to ORBCOMM pursuant to a detailed Statement of Work, among other things, routine quarterly maintenance services, spare equipment, site representatives, repair services, ORBCOMM satellite launch support services and other services for each U.S. Gateway Earth Station. Specifically, Orbital has agreed to: (i) provide routine quarterly maintenance services, including quarterly visits to each Gateway Earth Station site by a qualified engineer or senior technician, as well as certain testing and inspection services; (ii) manufacture, procure and maintain spare equipment, including receiving, inspecting, testing and storing such spare equipment; (iii) provide a local site representative and provide maintenance of the grounds for each U.S. Gateway Earth Station site; (iv) provide repair services; (v) develop drawings for certain shelters installed at the U.S. Gateway Earth Station sites and conduct related surveys; and (vi) provide satellite launch support consisting of the provision of one knowledgeable person at each U.S. Gateway Earth Station site for the six day period following each of the next two satellite launches scheduled after the date of execution of the agreement. ORBCOMM has agreed to pay to Orbital approximately $1.0 million on a firm fixed price basis (exclusive of certain incidental expenses) for the services specified in the agreement, not including repair service, which will be provided by Orbital on a time and materials basis. The term of the agreement is one year, although ORBCOMM may terminate the agreement in whole or in part at any time by providing written notice to Orbital. ORBCOMM sites can be enhanced. ORBCOMM may terminate the agreement in whole or in part, at any time by providing written notice to Orbital.

SERVICE LICENSE AGREEMENTS WITH ORBCOMM CANADA AND CELLULAR COMMUNICATIONS
NETWORK

     On December 19, 1995 and October 10, 1996, ORBCOMM entered into Service License Agreements with two International Licensees, ORBCOMM Canada, a majority-owned subsidiary of Teleglobe, and Cellular Communications Network (Malaysia) Sdn. Bhd., a wholly owned subsidiary of TRI, respectively. Each agreement is for an initial ten year term and is renewable for up to an additional ten years. Pursuant to each agreement, ORBCOMM has granted to each International Licensee an exclusive license to market ORBCOMM services throughout its territory and a nonexclusive license to market ORBCOMM services in international waters.

     Each agreement provides that each International Licensee will obtain the necessary regulatory approvals, procure the necessary ground infrastructure and use commercially reasonable efforts to advertise, promote and market the ORBCOMM system throughout its territory. In addition, each International Licensee has agreed to pay certain license fees according to the provisions of each agreement. Finally, each International Licensee pays to ORBCOMM a monthly satellite usage fee based on the greater of a percentage of gross operating revenues and a data throughput fee.

SUBSCRIBER UNIT MANUFACTURE AGREEMENT WITH MAGELLAN

     As of July 31, 1996, and for a ten-year term, ORBCOMM entered into a Subscriber Unit Manufacture Agreement with Magellan, a majority-owned subsidiary of Orbital. Under the terms of the agreement, Magellan agrees to manufacture, distribute and service subscriber units to be used with the ORBCOMM system according to specifications and technical requirements established by ORBCOMM. Under the terms of the agreement, ORBCOMM authorizes Magellan to use the ORBCOMM-developed subscriber unit software in subscriber units Magellan offers for sale to ORBCOMM or to any other buyer. ORBCOMM also authorizes Magellan to manufacture and sell each subscriber unit that has been type approved by ORBCOMM. Under the terms of the agreement, ORBCOMM does not remit any payments to Magellan for the development, manufacture or delivery of any subscriber units not specifically purchased by ORBCOMM. Moreover, the agreement provides that Magellan will pay to ORBCOMM its standard per subscriber unit royalty for each unit that Magellan sells. Under a letter agreement dated March 12, 1998 between ORBCOMM and Magellan, ORBCOMM has agreed to pay Magellan a subsidy for each Magellan subscriber unit sold through March 1999 up to an aggregate of $2.4 million.

ORBCOMM RESELLER AGREEMENT WITH ORBITAL

     On March 3, 1997, ORBCOMM entered into a Reseller Agreement with Orbital. The agreement has subsequently been amended and currently provides that, subject to certain exclusions, ORBCOMM grants to Orbital the non-exclusive right to market and resell ORBCOMM products and services for Intelligent Transportation System monitoring, tracking and messaging applications to Federal, state and local government and commercial accounts. The agreement provides that Orbital will pay to ORBCOMM activation, access and usage fees that are generally consistent with ORBCOMM's standard pricing.

     The term of the agreement is for one year renewable automatically for additional terms of one year each unless either party gives 60 days' written notice to the other party.

            GOVERNANCE OF THE COMPANY AND RELATIONSHIP WITH ORBCOMM


     The power and authority to conduct and manage the business of the Company is vested in the Company Board. On consummation of the Offering, the Company Board will be composed of eight members. The initial Company Board will be selected by Orbital and Teleglobe and thereafter will be elected at the annual meeting of stockholders. At least two members of the Company Board, the Company Independent Directors, will at all times be persons not employed by or affiliated with ORBCOMM, OCC or Teleglobe Mobile. See "Management" and "Description of the Capital Stock."


PARTICIPATION IN THE GOVERNANCE OF ORBCOMM

     On consummation of the Offering, ORBCOMM will be managed by the General Partners through the ORBCOMM Committee, which initially will consist of eight Members. The ORBCOMM Committee will be responsible for managing the affairs of ORBCOMM. The ORBCOMM Committee will have complete and exclusive discretion in the management and control of the affairs and business of ORBCOMM and will possess all powers necessary, convenient or appropriate to carrying out the purposes and business of ORBCOMM. The day-to-day activities of ORBCOMM will be managed by its officers, subject to the supervision of the ORBCOMM Committee. See "Description of the Partnership Agreement."

EXCHANGE RIGHTS OF ORBCOMM PARTNERS

     Pursuant to a Unit Exchange Agreement, the Company has agreed with ORBCOMM's current Partners to permit holders of the Partnership Units of ORBCOMM to exchange those interests for shares of Common Stock at a ratio of one share of Common Stock for each Partnership Unit (subject to anti-dilution adjustments in the event of certain capital changes and issuances of Partnership Units under certain circumstances) subject to certain limitations based on the attainment of certain milestones. If a holder of Partnership Units (a "Unit Holder") desires to effect an exchange of all or a portion of its Partnership Units it must provide written notice to the Company and ORBCOMM. To exercise its rights under the Unit Exchange Agreement, a Unit Holder and its affiliates must be in full compliance with the Partnership Agreement. ORBCOMM and the Company have the right to defer exchanges under the Unit Exchange Agreement if doing so is in the best interests of ORBCOMM or the Company in light of possible or pending financing or other transactions.

     Generally, the Company will be required to effect, or take any action to effect, any exchange of Partnership Units for Common Stock only to the extent that the sum of the number of Partnership Units requested to be exchanged pursuant to the Unit Exchange Agreement (the "Exchange Units") does not exceed:
(i) following the first fiscal quarter in which ORBCOMM has achieved positive earnings before interest, taxes, depreciation and amortization ("EBITDA"), 25% of the outstanding Partnership Units; (ii) following the date on which ORBCOMM has launched a total of 28 satellites, 25% of the outstanding Partnership Units; and (iii) following the earlier of (A) the date on which ORBCOMM has launched a total of 36 satellites provided that ORBCOMM has achieved at least one full quarter of positive EBITDA and (B) December 31, 2000, 100% of the outstanding Partnership Units. In addition, a holder of Partnership Units may at any time request the exchange of all or a portion of its Partnership Units prior to the attainment of the foregoing milestones, provided that transfers of the shares of Common Stock received in such exchange will be limited in accordance with the foregoing milestones.

     Under the Unit Exchange Agreement, the Company and ORBCOMM have agreed that at any time after the attainment of certain milestones, the Company and ORBCOMM will, at the request of Unit Holders and holders of Common Stock acquired under the Unit Exchange Agreement, representing not less than five percent of the Deemed Outstanding Shares (defined below), file with the Commission a registration statement and use their best efforts to have that registration statement remain effective for a period of up to six months, permitting such holders to sell shares of Common Stock in the manner specified by those holders. The Company and ORBCOMM have certain rights to defer the filing of a registration statement or to cause holders to cease distributing securities under an effective registration statement. Registering holders are required to pay their pro rata portion of the costs of registration. "Deemed Outstanding Shares" means all shares of Common Stock actually outstanding and the aggregate number of shares of Common Stock issuable under the Unit Exchange Agreement in exchange for Partnership Units at the then applicable exchange rate, whether or not the Partnership Units are then exchangeable.

SHARE ISSUANCE AGREEMENT

     The Company and ORBCOMM will enter into a Share Issuance Agreement (the "Share Issuance Agreement") governing primary offerings of securities by the Company in the future. The Share Issuance Agreement will provide that all net proceeds from the sale of securities by the Company will be invested by the Company in Partnership Units in ORBCOMM. Following consummation the Offering, the Company will not issue any securities except pursuant to the Share Issuance Agreement and the Unit Exchange Agreement. The Company has agreed that if requested by ORBCOMM it will use its best efforts to sell securities of the Company in compliance with all applicable laws and will cease to do so if requested by ORBCOMM.

     If the Company sells Common Stock pursuant to the Share Issuance Agreement, ORBCOMM will issue to the Company, in exchange for the net proceeds of such offering, one Partnership Unit for each share of Common Stock sold by the Company (subject to anti-dilution adjustments in the event of certain capital changes and issuances of Partnership Units under certain circumstances). If ORBCOMM directs the Company to issue securities other than Common Stock, ORBCOMM will issue to the Company interests in or securities of ORBCOMM, in exchange for the net proceeds of such offering that replicate as nearly as possible the economic attributes of the securities sold by the Company. ORBCOMM has agreed to pay all expenses incurred by the Company in connection with any issuance of securities under the Share Issuance Agreement and to indemnify the Company and its officers, directors and employees against certain losses, claims, damages or liabilities, including liabilities under the Securities Act. The Company also has agreed to issue Common Stock pursuant to the Share Issuance Agreement in connection with the Equity Plan. ORBCOMM will issue to the Company one Partnership Unit for each share of Common Stock issued by the Company in connection with the Equity Plan (subject to anti-dilution adjustments in the event of certain capital changes and issuances of Partnership Units under certain circumstances).

SUBSCRIPTION AGREEMENT

     The Company and ORBCOMM will enter into a Subscription Agreement (the "Subscription Agreement") pursuant to which the Company will use the net proceeds of the Offering to purchase Partnership Units. The Subscription Agreement will provide that the Company will use the net proceeds of the Offering to acquire 7,600,000 Partnership Units (8,740,000 Partnership Units if the Underwriters' over-allotment option is exercised in full) from ORBCOMM at an aggregate purchase price equal to the proceeds (net of underwriting discounts, commissions and other Offering expenses) of the Offering. Expenses of the Offering are payable by the Company. ORBCOMM has also agreed to indemnify the Company and each of its officers, directors and employees against any losses, claims, damages or liabilities to which the Company or such officer, director or employee may become subject except to the extent that any such loss, damage or liability arises out of or is based on an intentional act or omission of an indemnified party that was contrary to any written instruction or request of ORBCOMM or that amounted to willful misconduct on the part of the indemnified party.

                    DESCRIPTION OF THE PARTNERSHIP AGREEMENT

     The following summary of certain provisions of the Partnership Agreement is qualified in its entirety by reference to the Partnership Agreement, which is filed as an exhibit to the registration statement of which this Prospectus is a part.

GOVERNING COMMITTEE

     ORBCOMM will be managed by the General Partners through the ORBCOMM Committee, which initially will consist of eight Members. From the date of consummation of the Offering until the earlier of: (i) the date on which ORBCOMM has launched a total of 36 satellites, provided that ORBCOMM has achieved positive EBITDA for a full fiscal quarter; and (ii) December 31, 2000 (the "Release Date"), the Company shall have the right to appoint two Members to the ORBCOMM Committee, and each of OCC and Teleglobe Mobile shall have the right to appoint three Members to the ORBCOMM Committee. The Members will serve on the ORBCOMM Committee at the discretion of the General Partner appointing them to the ORBCOMM Committee and may be removed and replaced at any time by such General Partner, provided that in the case of the Company's Members to the ORBCOMM Committee, the Company must at all times appoint as Members to the ORBCOMM Committee, the Independent Company Members. After the Release Date, each General Partner of ORBCOMM shall have the right to appoint (i) three Members to the ORBCOMM Committee if such Partners' Percentage Interest (as defined in the Partnership Agreement) is equal to or greater than 30% but less than 50% or (ii) two Members to the ORBCOMM Committee if such Partners' Percentage Interest is equal to or greater than 10% but less than 30%. Notwithstanding the foregoing, the Company shall have the right to appoint two Members to the Committee. In the event a General Partner's Percentage Interest exceeds 50%, such Partner shall have the right to appoint a majority of the Members of the Committee.

     The ORBCOMM Committee will be responsible for managing the affairs of ORBCOMM. The ORBCOMM Committee shall have complete and exclusive discretion in the management and control of the affairs and business of ORBCOMM and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of ORBCOMM. The day-to-day activities of ORBCOMM will be managed by its officers, subject to the oversight of the ORBCOMM Committee. Regular meetings of the ORBCOMM Committee will be held quarterly. Generally, action by the ORBCOMM Committee may be taken only with the affirmative vote of a majority of the Members present (the "Consent of the Committee"). Written notice of any proposed action by the ORBCOMM Committee shall be given to all Members prior to the taking of any such action, unless waived by any such Member.

CERTAIN ACTIONS


     The ORBCOMM Committee will not take any action that would result in ORBCOMM being engaged in a business other than the development and operation of the ORBCOMM system without the prior written consent of all the General Partners of ORBCOMM. The ORBCOMM Committee shall not undertake any of the following actions unless it shall have first received the consent of Members comprising two-thirds of the ORBCOMM Committee (the "Special Consent of the Committee"), and in the case of clause (i) below, the consent of at least one Independent Company
Member: (i) appoint (including interim appointments as a result of vacancies) or remove the senior executive officers, including the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Technical Officer; (ii) approve compensation, bonuses and benefit health and welfare plans of senior executive officers; (iii) make and enter into contracts or agreements involving consideration payable by ORBCOMM in excess of $5 million; (iv) enter into any material business asset or equity acquisition, equity investment, joint venture or other strategic alliances that involve any investment by ORBCOMM (including entering into any loan or financing arrangement); (v) enter into any debt financing arrangement (including capitalized leases) or borrow money on behalf of ORBCOMM, make, accept, endorse and execute promissory notes, drafts, bills of exchange and other instruments and evidences of indebtedness in connection therewith in excess of $5 million outstanding at any one time and secure the payment of any such ORBCOMM indebtedness by mortgage, pledge or assignment of or security interest in all or any part of the property then owned or thereafter acquired by ORBCOMM;

(vi) approve the annual financial plan, including among others, the capital and operating budgets for ORBCOMM, as well any material variances from a previously approved budget; (vii) dispose of, transfer or lease material assets having a fair market value in excess of $5 million; (viii) initiate any litigation that is in excess of $1 million or arrange for the settlement through compromise, arbitration or otherwise of any pending or threatened litigation by or against ORBCOMM that is in excess of $1 million; (ix) select or remove the independent certified public accountant of ORBCOMM or adopt, or modify in any material respect, any significant accounting policy or tax policy; or (x) admit any person to ORBCOMM as a Limited Partner.

     The following actions may not be taken by the ORBCOMM Committee unless it shall have first received the consent of General Partners holding two-thirds of the Partnership Units outstanding (the "Special Consent of the Partners") and, in the case of the items described in clauses (i)-(viii), will not be put to a vote of the General Partners without the consent of at least one of the Independent Company Members: (i) make any material amendments or modifications to the Partnership Agreement; (ii) approve any plan that would result in any material change in the purpose of ORBCOMM as set forth in the Partnership Agreement or otherwise change ORBCOMM's business so that it varies materially from the business set forth in the Partnership Agreement; (iii) take any action for the (a) commencement of a voluntary case under applicable bankruptcy, insolvency or similar law now or hereinafter in effect, (b) consent to the entry of any order for relief in an involuntary case under any such law to the extent that the giving or withholding of such consent is within ORBCOMM's discretion,
(c) consent to the appointment or taking possession on a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of ORBCOMM or of any substantial part of ORBCOMM's property or (d) making by ORBCOMM of a general assignment for the benefit of creditors; (iv) cause the dissolution and/or liquidation of ORBCOMM; (v) sell, lease, transfer, or otherwise dispose of all or substantially all the assets of ORBCOMM or contract to do so (other than to a person controlled by ORBCOMM); (vi) acquire (a) a controlling interest in, or a majority of the voting stock or equity of, any corporation or other entity or (b) in certain instances, any other assets not in the ordinary course of business of ORBCOMM; (vii) merge or consolidate ORBCOMM with any other entity; (viii) increase or decrease the authorized Partnership Units or to reclassify the same, by changing the number, preferences, qualifications or limitations; (ix) permit the entry by ORBCOMM into any additional lines of business other than those set forth in the Partnership Agreement; (x) cancel or otherwise affect the right of the holders of Partnership Units to receive any distributions that have accrued but have not been paid; or (xi) create a new class of Partnership Units having rights and preferences either prior and superior or subordinate and inferior to the Partnership Units then authorized.

     ORBCOMM will have related party contract subcommittee of the ORBCOMM Committee (the "Contract Subcommittee") which will consist, as applicable, of all Members other than any officer, employee of, or person designated as a Member by the General Partner where such party or any affiliate thereof is a party to the contract in question. The Contract Subcommittee shall have the authority on behalf of ORBCOMM to review and monitor any contract between ORBCOMM and any General Partner or its affiliates and, as it deems appropriate, cause ORBCOMM to enforce its rights thereunder and propose amendments, waivers and/or modifications thereto (it being understood that any such contract can be amended only in accordance with the terms thereof or by mutual consent of the parties thereto). A resolution adopted by a majority of the Members of the Contract Subcommittee including the affirmative vote of at least one Independent Company Member except where a party to the contract in question is the Company, in which case the majority of the Members of the Contract Subcommittee shall be sufficient ("Consent of the Contract Subcommittee"), if within the above-described authority of the Contract Subcommittee, shall be deemed to be a resolution approved by the Consent of the Contract Subcommittee.

     The quorum for a meeting of the Partners shall be as follows: (i) with respect to a matter requiring the Special Consent of the Partners, representatives of the Partners (the "Representatives") present in person, by proxy or written consent, representing a majority of the Partnership Units outstanding; and (ii) with respect to a matter requiring Consent of the Contract Subcommittee, Representatives present in person, or by proxy or written consent, representing a majority of the Partnership Units outstanding held by the Contract Subcommittee. Each General Partner (in the case of a matter requiring the Special Consent of the Partners) or each disinterested General Partner (in the case of a matter requiring the Consent of the Contract Subcommittee), shall have the right to designate one Representative to attend such meeting, who will have the right to cast at any such meeting a number of votes equal to the number of Partnership Units held by such General Partner. Each General Partner has the right to cast one vote for each Partnership Unit held by such Representatives with respect to the matters set forth above and for which it is qualified to vote.

COMPANY CHANGE OF CONTROL AND REDUCTION IN INTEREST

     A Company Change of Control is defined in the Partnership Agreement as an event or series of events by which: (i) any "person" or "group" (as such terms are defined in Section 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly, of more than 30% of the Common Stock of the Company then outstanding; (ii) the Company consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its assets, including all or substantially all of its Partnership Units in ORBCOMM, to any person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the Company's outstanding Common Stock is changed into or exchanged for cash, securities or other property, other than any transaction after which the stockholders who beneficially owned Common Stock immediately before such transaction beneficially own at least 50% of the outstanding voting stock of the surviving entity and no other person beneficially owns more than 30% of the outstanding voting stock of the surviving entity; (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company Board (together with any new directors whose election by the Company Board or whose nomination for election was approved by a vote of two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or (iv) the Company makes on any day any distribution or distributions of cash, property or securities (other than regular dividends, Common Stock or rights to acquire Common Stock) to its stockholders, or purchases or otherwise acquires its Common Stock, and the sum of the fair market value of such distribution or purchase, plus the fair market value of all other such distributions and purchases that have occurred during the preceding 12 months, exceeds 30% of the fair market value of the Company's outstanding Common Stock.

     The Company will lose its rights as a General Partner of ORBCOMM and will automatically revert to the status of a limited partner (i) on a Company Change of Control that has not been approved by OCC and Teleglobe Mobile if at such time the Company owns less than 50% of the outstanding Partnership Units or (ii) in the event of a reduction in the Company's interest in ORBCOMM as a result of a sale of Partnership Units by the Company following which the Company owns less than 5% of the then outstanding Partnership Units. In either of such events, the special governance rights granted to the Company and described in this Prospectus will automatically terminate and the Company may be deemed to be an investment company, subject to regulation under the 1940 Act. See "Risk
Factors -- Structural and Market Risks -- Risk of Loss of Management Rights on a Change of Control or Reduction in Interest" and "Risk Factors -- Structural and Market Risks -- Risks Related to the Investment Company Act of 1940."

INDEMNIFICATION AND FIDUCIARY STANDARDS

     ORBCOMM has agreed to indemnify its Partners, their respective affiliates and all of their respective officers, directors, partners, controlling stockholders, employees and agents (each an "Indemnitee") from and against any and all losses and liabilities arising out of or incidental to the business of ORBCOMM so long as such Indemnitee's conduct did not constitute actual fraud, gross negligence, knowing breach of specific provisions of the Partnership Agreement or willful or wanton misconduct. The Partnership Agreement further provides that OCC, Teleglobe Mobile and the Company and their respective affiliates, officers, directors, partners, controlling stockholders, employees and agents (each a "General Partner Person") will not be liable to ORBCOMM or the limited partners for any losses sustained or liabilities incurred as a result of any act or omission of a General Partner Person, if such person or entity acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of ORBCOMM and the conduct did not constitute gross negligence or non-performance (as defined in the Partnership Agreement). OCC, Teleglobe Mobile and the Company, as applicable, will indemnify the limited partners for losses and liabilities resulting from conduct of their respective General Partner Person that is found to have constituted bad faith, gross negligence or non-performance.

     The Partnership Agreement also provides that, except as otherwise specifically provided in the Partnership Agreement, the duties and obligations owed to ORBCOMM and to the partners by the Members and officers of ORBCOMM, and any such duties that may be owed by any Member or by any affiliates of any Member, shall be the same as the respective duties and obligations owed to a corporation organized under the Delaware General Corporation Law by its directors and officers and any such duties that may be owed to such corporation by any similarly situated stockholder or affiliate thereof, respectively. Notwithstanding the foregoing, a Member shall not be liable as a Member if such Member would not have had liability if ORBCOMM were a corporation subject to the Delaware General Corporation Law as the same exists or may hereafter be amended and had in its certificate of incorporation the same provision as Article Ninth of the Certificate of Incorporation of the Company (which limits the liability of directors and officers). A Member shall not be liable to ORBCOMM or its Partners for monetary damages for a breach of fiduciary duty as a Member and any repeal or modification of this provision of the Partnership Agreement shall not adversely affect any right or protection of a Member existing at the time of such repeal or modification.

ALLOCATIONS AND DISTRIBUTIONS

     Allocations. Net Income and Net Loss (as defined in the Partnership Agreement) will generally be allocated to the Partners in proportion to their Partnership Units.

     Distributions. The Partnership Agreement requires the ORBCOMM Committee, to the extent of legally available funds, to declare and pay a pro rata distribution at the end of each fiscal quarter in an amount sufficient to ensure that each Partner shall have received at least an amount equal to the product of
(i) forty percent multiplied by (ii) the lesser of (a) such Partner's distributive share of ORBCOMM's estimated taxable income for the preceding fiscal quarter or (b) the excess of cumulative net income over cumulative net loss allocated to such Partner. All distributions shall be made to the Partners in proportion to their Partnership Units.

DISSOLUTION

     ORBCOMM will continue until 2048, unless sooner dissolved on the occurrence of any of the following: (i) the withdrawal of a General Partner, or any other event that results in its ceasing to be a General Partner (i.e., removal, bankruptcy or dissolution) unless at the time OCC or Teleglobe Mobile or a successor to OCC or Teleglobe Mobile remains a General Partner; (ii) a sale of all or substantially all of the assets of ORBCOMM; (iii) the bankruptcy or the dissolution of OCC or Teleglobe Mobile; (iv) on the Special Consent of the Partners with the affirmative vote of at least one Company Independent Director; or (v) any other event under the Delaware General Corporation Law that would cause its dissolution. ORBCOMM will be reconstituted if the Partners vote to form a new partnership and, in the case of a dissolution resulting from the withdrawal, bankruptcy or dissolution of a General Partner, to appoint a successor General Partner.

                        DESCRIPTION OF THE SENIOR NOTES

     General. On August 7, 1996, ORBCOMM and ORBCOMM Global Capital Corp. (the "Issuers") issued $170 million of 14% Senior Notes Due 2004 pursuant to exemptions from registration under the Securities Act (the "Old Notes"). In January 1997, all of the Old Notes were exchanged for the Notes. The Notes are subject to the terms and conditions of the Indenture, a copy of which is incorporated by reference into the Registration Statement of which this Prospectus is a part. On May 19, 1998, the Issuers executed the First Supplemental Indenture (the "Supplemental Indenture"), the effectiveness of which is conditioned on consummation of the Offering. The purpose of the Supplemental Indenture is to give effect to certain amendments to the Indenture, which amendments are summarized below. The following summaries of the material provisions of the Indenture and the Supplemental Indenture do not purport to be complete, and are subject to, and qualified in their entirety by reference to, all of the provisions of the Indenture and the Supplemental Indenture and those terms made a part of the Indenture and the Supplemental Indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the Indenture and not otherwise defined herein are used in this section with the meanings set forth in the Indenture.

     Principal, Maturity and Interest. The Notes are limited in an aggregate principal amount equal to $170 million. The Notes will mature on August 15, 2004 and bear interest at 14% per annum, payable semi-annually in arrears on February 15 and August 15 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes bear Revenue Participation Interest from the Issue Date to the date of payment of the Notes. With respect to any month and any Note, the monthly Revenue Participation Interest is calculated using the following formula: 5% of System Revenue for such month multiplied by a fraction, the numerator of which is the principal amount outstanding on such Note and the denominator of which is $170 million. The Issuers, at their option, may defer payment of all or a portion of Revenue Participation Interest then otherwise due if, and only to the extent that, the payment of such portion of Revenue Participation Interest will cause the Credit Parties' Fixed Charge Coverage Ratio for the four consecutive fiscal quarters last completed prior to such interest payment date to be less than 2:1 on a pro forma basis after giving effect to the assumed payment of such Revenue Participation Interest. Installments of accrued or deferred Revenue Participation Interest accrued through the Accrual Period last ended become due and payable semi-annually on each February 15 and August 15. All installments of accrued or deferred Revenue Participation Interest become due and payable (and may not be further deferred) with respect to any principal amount of the Notes that matures upon such maturity of such principal amount of the Notes.

     Seniority. The Notes are senior obligations of the Issuers, rank senior in right and priority of payment to all subordinated indebtedness of the Issuers and rank pari passu in right and priority of payment with all other indebtedness of the Issuers that is not expressly so subordinated, including indebtedness under the MetLife Note (approximately $2.0 million as of March 31, 1998), except to the extent of the collateral securing such MetLife Note.

     Optional Redemption. The Issuers may not redeem the Notes prior to August 15, 2001. Thereafter, the Notes are subject to redemption at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest (including Revenue Participation Interest, if any) and Liquidated Damages (if any) thereon to the applicable redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2001........................................................   115.00%
2002........................................................   107.50%
2003 and thereafter.........................................   100.00%

     Notwithstanding the foregoing, prior to August 15, 1999, the Issuers may redeem outstanding Notes with the net proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of OCC, Teleglobe Mobile or ORBCOMM to one or more Persons at a redemption price equal to 115% of the principal amount thereof, plus accrued and unpaid interest (including Revenue Participation Interest, if any) and Liquidated Damages (if any) thereon to the redemption date; provided, however, that: (i) not less than $127.5 million aggregate principal amount of Notes remains outstanding immediately after any such redemption; and (ii) such redemption occurs within 30 days after the date of closing of such sale of Capital Stock. ORBCOMM is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

     Change of Control. On the occurrence of a Change of Control, each holder of the Notes may require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest (including Revenue Participation Interest, if any) and Liquidated Damages (if any) thereon to the date of purchase.

     Covenants. The Indenture restricts, among other things, the Credit Parties' ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur liens, sell assets, merge or consolidate with any other person (other than another Credit Party or Guarantor), sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of such Credit Party (other than to any other Credit Party of Guarantor, enter into certain transactions with affiliates, or incur additional indebtedness. The Indenture permits, under certain circumstances, the Credit Parties' subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the Indenture.

     Events of Default. Events of Default under the Indenture include the following: (i) a default for 30 days in the payment when due of interest (including Revenue Participation Interest, if any) on, or Liquidated Damages (if any) with respect to, the Notes; (ii) default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium (if any) on the Notes; (iii) default in the payment of principal and interest (including Revenue Participation Interest, if any) on Notes required to be purchased pursuant to certain provisions of the Indenture; (iv) failure by the Credit Parties or any of their Restricted Subsidiaries for 30 days after notice to comply with any of their other covenants in the Indenture or the Notes; (v) default under certain items of Indebtedness for money borrowed by the Credit Parties or any of their Restricted Subsidiaries (as defined in the Indenture); (vi) failure by the Credit Parties any of their Restricted Subsidiaries to pay final judgments aggregating in excess of $5 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) breach by the Issuers of any representation or warranty set forth in the Pledge Agreement, or default by the Issuers in the performance of any covenant set forth in the Pledge Agreement, or repudiation by the Issuers of any of their obligations under the Pledge Agreement or the unenforceability of the Pledge Agreement against the Issuers for any reason which in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby; (viii) termination or loss, for any reason, of the Original FCC License; (ix) certain events of bankruptcy or insolvency with respect to the Credit Parties or any of their Restricted Subsidiaries; and (x) any Guarantee of the Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes.

     On the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

     Amendments to the Indenture. The Supplemental Indenture, the effectiveness of which is conditioned on consummation of the Offering, gives effect to certain amendments to the Indenture. The amendments revise the definition of Change of Control to allow the Company to use the net proceeds of the Offering to purchase Partnership Units and be admitted as a General Partner of ORBCOMM without causing a Change of Control to occur.

     The amendments also permit ORBCOMM to transfer to Special Purpose Entities all of the assets used by the Internal VARs (the "Internal VAR Assets") at the time of the consummation of the Offering. In addition, ORBCOMM may in the future, subject to certain limitations, form additional Special Purpose Entities. Pursuant to the amendments, Special Purpose Entities will not be treated as Restricted Subsidiaries of ORBCOMM and accordingly will not be subject to many of the restrictive covenants contained in the Indenture and will not be required to guarantee the obligations of the Credit Parties under the Indenture.

     In addition, the amendments make certain other modifications to the Indenture, principally to the definitions therein, that address certain ambiguities and inconsistencies that have arisen since the Notes were originally issued.

                        DESCRIPTION OF THE CAPITAL STOCK

     On consummation of the Offering, the authorized capital stock of the Company will consist of 150,000,000 shares of Common Stock, par value $.01 per share, of which 7,600,000 shares will be outstanding (8,470,000 shares if the Underwriters' over-allotment option is exercised in full).

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares offered of Common Stock by the Company in the Offering will be, when issued and paid for, fully paid and non-assessable.

     At present, there is no established trading market for the Common Stock. Application will be made for the listing of the Common Stock on the Nasdaq National Market.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Company's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws") limit the liability of directors and officers to the maximum extent permitted by the Delaware General Corporation Law. The Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for: (i) breach of the directors' and officers' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption; and
(iv) any transaction from which the director or officer derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's or an officer's duty of care, and this provision of the Certificate has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care. The Company does not believe that these provisions will limit liability under state or federal securities laws. However, the Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless: (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (the Company did not make such an election); (ii) the business combination was approved by the Company Board before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the Company Board and ratified by two-thirds of the voting stock that the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change of control of the Company and therefore could discourage attempts to acquire the Company.

REMOVAL OF DIRECTORS

     Under the Certificate of Incorporation of the Company, a director may be removed only for cause at a special meeting of the shareholders specifically called for that purpose by the Chairman, the Chief Executive Officer, the President or upon the request of a majority of the Company Board, only by vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a class. Any vacancy created by the removal of a director at a special meeting may be filled by the Board of Directors until such director's successor has been elected and has qualified.

TRANSFER AGENT AND REGISTRAR


     The Transfer Agent and Registrar of the Common Stock is First Chicago Trust Company of New York.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Following consummation of the Offering, the only shares of Common Stock of the Company that will be outstanding will be the 7,600,000 shares issued in the Offering (8,740,000 shares if the Underwriters' over-allotment option is exercised in full). These shares may be freely transferred if held by persons who are not affiliates of the Company.

     Subject to certain limitations, the Company has agreed in the Unit Exchange Agreement that it will exchange shares of Common Stock for Partnership Units at the rate of one share of Common Stock for each Partnership Unit (the "Exchange Right"), subject to anti-dilution adjustments. Based on the number of Partnership Units expected to be outstanding at the time of consummation of the Offering, 31,201,310 shares of Common Stock would be issuable on such exchange. Pursuant to the Unit Exchange Agreement, the holders of Partnership Units may not sell the shares of Common Stock received on the exchange of their Partnership Units for shares of Common Stock prior to the occurrence of certain events. See "Governance of the Company and Relationship with ORBCOMM -- Exchange Rights of ORBCOMM Partners."

     Under the Unit Exchange Agreement, the Company and ORBCOMM agreed that following the occurrence of certain events, the Company and ORBCOMM will, at the request of Unit Holders and holders of Common Stock acquired under the Unit Exchange Agreement representing not less than five percent of the Fully Diluted Shares (as defined in the Unit Exchange Agreement), file with the Commission a registration statement and use their reasonable best efforts to have that registration statement remain effective for a period of up to six months, permitting such holders to sell shares of Common Stock in the manner specified by those holders. If the shares of Common Stock issuable upon exchange are so registered, the shares will be freely transferable. See "Governance of the Company and Relationship with ORBCOMM -- Exchange Rights of ORBCOMM Partners."

     The Common Stock acquired upon exchange of Partnership Units will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144A") and, unless registered under the Securities Act, may only be sold if an exemption from registration is available. Pursuant to Rule 144 under the Securities Act, a person, including an "affiliate" (as that term is defined in Rule 144) of the issuer, may sell restricted securities if a minimum of one year has elapsed between the later of the date of acquisition of the restricted securities from the issuer or from an affiliate of the issuer. Such a person will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of: (i) the average weekly trading volume of the class of stock being sold during the four calendar weeks preceding the filing of a notice of sale with the Commission or, if no such notice is required, the sale date; or (ii) one percent of the then outstanding shares of the class of stock being sold. Sales pursuant to Rule 144 are also subject to certain requirements as to notice filing and availability of current public information about the Company. A person who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such person and who has beneficially owned the restricted securities for at least two years is entitled to sell those shares under Rule 144 without regard to the volume limitation, manner of sale restrictions or notice filing requirements of Rule 144. In certain circumstances, a holder may "tack" the holding period for the restricted securities converted into or exchanged for the restricted securities for purposes of computing the one year and two year holding periods. Shares of Common Stock may also be sold pursuant to any exemption from registration that might be available without compliance with the requirements of Rule 144.

     On consummation of the Offering, options to purchase a total of 3,320,797 shares of Common Stock will be outstanding under the Equity Plan. Of these shares, 1,909,563 shares are subject to agreements pursuant to which the optionees agree not to sell or otherwise transfer their shares of Common Stock for a period of 180 days following the consummation of the Offering. See "Underwriting." An additional 4,069,929 shares are available for future grants under the Equity Plan. Additionally, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to then outstanding options under and Common Stock issuable pursuant to the Equity Plan. The Company expects to file these registration statements promptly following the consummation of the Offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the agreements with Underwriters regarding restrictions on sale, to the extent applicable.

     Eligible employees of ORBCOMM and certain of its affiliates who are purchasing directed shares of Common Stock in the Offering have agreed not to sell, offer to sell or otherwise dispose of any shares of Common Stock without the prior written consent of ORBCOMM for a period of 180 days after the date of this Prospectus.

     Issuances of substantial amounts of Common Stock, or the expectation of such issuances, could adversely affect the market price of the Common Stock. See "Risk Factors -- Structural and Market Risks -- Shares Eligible for Future Sale."

     Prior to the Offering, there has been no public market for the Common Stock and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc., have severally agreed to purchase from the Company the following respective number of shares of Common Stock.

                            NAME                              NUMBER OF SHARES
                            ----                              ----------------
Bear, Stearns & Co. Inc. ...................................
J.P. Morgan Securities Inc. ................................
                                                              ----------------
     Total..................................................         7,600,000
                                                              ================

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

     The Underwriters have advised the Company that they propose to offer the shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus, and at such price less a
concession not in excess of $          per share of Common Stock to certain
other dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such dealers may reallow, concessions not
in excess of $          per share to certain other dealers. After the Offering,
the offering price, concessions and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted a 30-day over-allotment option to the Underwriters to purchase up to an aggregate of 1,140,000 additional shares of Common Stock of the Company exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

     The Underwriting Agreement provides that the Company and ORBCOMM will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or will contribute to payments that the Underwriters may be required to make in respect thereof.

     The Underwriters have reserved for sale at the initial public offering price up to 760,000 shares of Common Stock for sale to eligible employees of ORBCOMM and certain of its affiliates. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the Underwriters to the public on the same basis as the other shares offered hereby. Any employee of ORBCOMM or its affiliates who purchases reserved shares will be required to agree not to dispose of such shares for a period of 180 days following the date of this Prospectus without the prior written consent of ORBCOMM.

     The executive officers and directors of the Company, the executive officers of ORBCOMM, the Members of the ORBCOMM Committee, the executive officers of Orbital and Teleglobe, the executive officers and directors of OCC and the executive officers and directors of the managing partner of Teleglobe Mobile have agreed pursuant to lock-up agreements not to, directly or indirectly, offer or agree to sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock held by them (or any securities convertible into, exercisable for or exchangeable for shares of Common Stock), for a period of 180 days after the date of this Prospectus without the prior written consent of Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc.

     In addition, each of the Company, ORBCOMM, OCC and Teleglobe Mobile has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc., directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock, Partnership Units, shares of capital stock of OCC or partnership interests of Teleglobe Mobile, respectively (or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, Partnership Units, shares of capital stock of OCC or partnership interests of Teleglobe Mobile, respectively), except for the shares of Common Stock offered hereby and the Underwriters' over-allotment option and shares of Common Stock issuable upon the exercise of stock options that will be outstanding under the Equity Plan on consummation of the Offering.

     In addition, each of Orbital, Teleglobe and TRI has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc., directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of or otherwise dispose of any shares of capital stock of OCC or any partnership interests of Teleglobe Mobile.

     Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial offering price for the Common Stock will be determined by negotiations between the Company and the representatives of the Underwriters. Among the factors to be considered in such negotiations are the results of operations of ORBCOMM in recent periods, estimates of the prospects of the Company and ORBCOMM and the industry in which ORBCOMM competes, an assessment of the Company's and ORBCOMM's management, the present state of ORBCOMM's development, the general state of the securities markets at the time of the offering and the prices of similar securities of generally comparable companies. The Company has submitted an application for approval of its Common Stock for quotation on the Nasdaq National Market under the symbol "ORBC." There can be no assurance, however, that an active or orderly trading market will develop for the Common Stock or that the Common Stock will trade in the public markets subsequent to the Offering at or above the initial offering price.

     In order to facilitate the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, the Underwriters may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Certain of the Underwriters and their affiliates have from time to time provided, and may continue to provide, investment banking services to the Company, ORBCOMM and their affiliates for which such Underwriters or affiliates have received and will receive fees and commissions. In addition, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. acted as initial purchasers in the placement of the Notes in August 1996.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain other matters will be passed on for the Company by Latham & Watkins, Washington, D.C. Certain legal matters will be passed upon for the

Underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

                                    EXPERTS

     The balance sheet of the Company as of March 31, 1998 and the combined financial statements of ORBCOMM as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, and for the period from June 30, 1993 (date of inception) to December 31, 1997, have been included herein and in the Registration Statement, of which this Prospectus forms a part, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company, ORBCOMM and the Common Stock offered hereby, reference is hereby made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any contract or other documents are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at its New York Regional Office, 7 World Trade Center, New York, New York, 10048. Copies of such material may be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Additionally, the Company will be subject to the public reporting requirements of the Exchange Act, and thus will file with the Commission periodic reports pursuant to Section 13(d) and proxy statements pursuant to
Section 14 of the Exchange Act. These filings may also be inspected at or obtained from the Commission. In addition, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System. The Registration Statement, including the exhibits thereto and periodic reports and proxy statements filed by the Company with the Commission pursuant to the Exchange Act may also be accessed electronically by means of the above referenced World Wide Web site.

     ORBCOMM is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission, which may be inspected at or obtained from the Commission.

     The Company intends to furnish its stockholders annual reports containing audited financial statements of the Company and ORBCOMM and quarterly reports containing unaudited interim financial information for the Company and ORBCOMM for the first three fiscal quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ORBCOMM CORPORATION
  Independent Auditors' Report..............................   F-2
  Balance Sheet as of March 31, 1998........................   F-3
  Note to Financial Statement...............................   F-4
ORBCOMM GLOBAL, L.P.
  Independent Auditors' Report..............................   F-5
  Combined Balance Sheets as of December 31, 1996, 1997 and
     as of March 31, 1998 (unaudited).......................   F-6
  Combined Statements of Operations for the Years Ended
     December 31, 1995, 1996, and 1997 and for the three
     months ended March 31, 1997 and 1998 (unaudited) and
     Total Accumulated During Development Stage to March 31,
     1998 (unaudited).......................................   F-7
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1995, 1996, and 1997 and for the three
     months ended March 31, 1997 and 1998 (unaudited) and
     Total Cash Flows During Development Stage to March 31,
     1998 (unaudited).......................................   F-8
  Combined Statements of Partners' Capital for the period
     June 30, 1993 (date of inception) to March 31, 1998
     (unaudited)............................................   F-9
  Notes to Combined Financial Statements....................  F-10
ORBCOMM CORPORATION -- UNAUDITED PRO FORMA CONDENSED
  FINANCIAL STATEMENTS
  Basis of Presentation.....................................  F-17
  Unaudited Pro Forma Condensed Balance Sheet as of March
     31, 1998...............................................  F-18
  Unaudited Pro Forma Condensed Statement of Operations for
     the three months ended March 31, 1998..................  F-19
  Unaudited Pro Forma Condensed Statement of Operations for
     the year ended December 31, 1997.......................  F-20
  Notes to Unaudited Pro Forma Condensed Financial
     Statements.............................................  F-21

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
ORBCOMM Corporation:

     We have audited the accompanying balance sheet of ORBCOMM Corporation (the Company, a development stage enterprise) as of March 31, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company (a development stage enterprise) as of March 31, 1998, in conformity with generally accepted accounting principles.

                                                  KPMG Peat Marwick LLP
Washington, DC
April 2, 1998

                              ORBCOMM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET
                              AS OF MARCH 31, 1998

                                    ASSET
Cash........................................................  $100.00
                                                              -------
     TOTAL ASSET............................................  $100.00
                                                              =======
                     LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities.................................................  $    --
Stockholder's equity
  Common Stock, par value $0.01; 1,000 shares authorized;
     100 shares issued and outstanding......................     1.00
Additional paid-in capital..................................    99.00
Retained earnings...........................................       --
  Total stockholder's equity................................   100.00
                                                              -------
     TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.............  $100.00
                                                              =======

                See accompanying note to the financial statement

                              ORBCOMM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTE TO FINANCIAL STATEMENT

ORGANIZATION AND BUSINESS


     ORBCOMM Corporation (the "Company") was incorporated under the laws of the State of Delaware on March 23, 1998. The Company was formed for the sole purpose of investing in, and acting as a general partner of ORBCOMM Global, L.P. ("ORBCOMM"), a limited partnership. The Company is authorized to issue 1,000 shares of common stock of $.01 par value, of which 100 shares are issued and outstanding. The Company's sole asset will be its investment in Partnership Units in ORBCOMM, and the Company's results of operations will reflect its proportionate share of ORBCOMM's net income or loss using the equity method of accounting. The Company will apply the equity method of accounting for its ownership interest in ORBCOMM based on the Company's ability to exercise significant influence through its representation on the ORBCOMM Committee.


     The Company plans to file a registration statement with the Securities and Exchange Commission in order to register its Common Stock for sale in an initial public offering (the "Offering"). The net proceeds of the Offering will be used by the Company to purchase Partnership Units from ORBCOMM. ORBCOMM will use the net proceeds of the sale of Partnership Units to the Company primarily for: (i) the design, construction and launch of the planned 36-satellite enhanced constellation, including amounts payable to Orbital under the Procurement Agreement as of consummation of the Offering; (ii) related development, operating and marketing expenses, including expenses incurred in connection with Internal VARs; (iii) the payment of interest on the Notes and scheduled payments of principal and interest on the MetLife Note; and (iv) other general corporate purposes related to commercial deployment of the ORBCOMM system.


     All OCC stock options are expected to be converted into options to purchase common stock of the Company. If such conversion occurs, it will have no impact on the Company's financial statements.


     ORBCOMM is in its development stage, devoting substantially all of its efforts to establishing a new data and messaging communications business using the ORBCOMM low-Earth orbit satellite communications system (the "ORBCOMM System").

                          INDEPENDENT AUDITORS' REPORT

The Partners
ORBCOMM Global, L.P.:

     We have audited the accompanying combined balance sheets of ORBCOMM Global, L.P. ("ORBCOMM") (a development stage enterprise) as of December 31, 1997 and 1996, and the related combined statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period June 30, 1993 (date of inception) to December 31, 1997. These combined financial statements are the responsibility of ORBCOMM's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ORBCOMM (a development stage enterprise) as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, and for the period June 30, 1993 (date of inception) to December 31, 1997, in conformity with generally accepted accounting principles.

                                                  KPMG Peat Marwick LLP
Washington, DC
February 11, 1998

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   DECEMBER 31,         MARCH 31,
                                                              ----------------------   -----------
                                                                1996          1997        1998
                                                              --------      --------   -----------
                                                                                       (UNAUDITED)
                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 56,870      $ 16,106     $ 19,255
  Investments...............................................    54,769        22,756       12,780
  Other receivables.........................................       822         1,996        1,981
  Inventory:
     Subscriber units.......................................     1,751         1,827        2,394
     Gateways...............................................     3,871        19,580       22,609
  Prepaid contract costs....................................         0           457          214
                                                              --------      --------     --------
     Total Current Assets...................................   118,083        62,722       59,233
Investments.................................................    41,843             0            0
Other receivables...........................................       517             0            0
ORBCOMM System, net.........................................   170,034       263,379      280,916
Other assets, net...........................................     6,138         5,527        5,317
Investment in ORBCOMM Japan.................................         0           333          333
                                                              --------      --------     --------
     TOTAL ASSETS...........................................  $336,615      $331,961     $345,799
                                                              ========      ========     ========

                         LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES:
  Current portion of long-term debt.........................  $    991      $  1,087     $  1,095
  Accounts payable -- Orbital Sciences Corporation..........     5,459        21,100       29,477
  Other accounts payable and accrued liabilities............    13,890        19,159       11,194
  Deferred revenue..........................................     6,147        13,270       17,646
                                                              --------      --------     --------
     Total Current Liabilities..............................    26,487        54,616       59,412
Long-term debt..............................................   172,278       171,190      170,920
                                                              --------      --------     --------
     Total Liabilities......................................   198,765       225,806      230,332
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL:
  Teleglobe Mobile Partners.................................    73,544        57,696       62,352
  Orbital Communications Corporation........................    64,306        48,459       53,115
                                                              --------      --------     --------
     Total Partners' capital................................   137,850       106,155      115,467
                                                              --------      --------     --------
          TOTAL LIABILITIES AND PARTNERS' CAPITAL...........  $336,615      $331,961     $345,799
                                                              ========      ========     ========

          See accompanying notes to the combined financial statements

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                             TOTAL
                                                                                                          ACCUMULATED
                                                                                                            DURING
                                                             YEARS ENDED            THREE MONTHS ENDED    DEVELOPMENT
                                                             DECEMBER 31,               MARCH 31,        STAGE THROUGH
                                                     ----------------------------   ------------------     MARCH 31,
                                                      1995      1996       1997      1997       1998         1998
                                                     ------   --------   --------   -------   --------   -------------
                                                                                       (UNAUDITED)        (UNAUDITED)
REVENUES:
  Product sales....................................  $    0   $    237   $    213   $   117   $    278   $         728
  Distribution fees................................     900        100          0         0          0           1,000
  Other............................................   1,360         63         55        10         27           4,347
                                                     ------   --------   --------   -------   --------   -------------
    Total revenues.................................   2,260        400        268       127        305           6,075
EXPENSES:
  Costs of product sales...........................       0        268        517       124        286           1,071
  Depreciation.....................................       0      6,198      7,348     1,718      1,903          15,449
  Engineering expenses.............................       0      5,453      8,160     1,580      2,654          16,267
  Marketing expenses...............................   2,232      6,832     10,673     1,847      4,278          26,857
  General, administrative and other expenses.......      50      4,777      9,722     1,305      2,090          16,648
                                                     ------   --------   --------   -------   --------   -------------
    Total expenses.................................   2,282     23,528     36,420     6,574     11,211          76,292
                                                     ------   --------   --------   -------   --------   -------------
    Loss from operations...........................     (22)   (23,128)   (36,152)   (6,447)   (10,906)        (70,217)
OTHER INCOME AND EXPENSES:
  Interest income, net of interest expense of $0,
    $307, $833, $206 and $210, respectively........      59      3,554      4,545     2,016        218           8,376
                                                     ------   --------   --------   -------   --------   -------------
NET INCOME (LOSS)..................................  $   37   $(19,574)  $(31,607)  $(4,431)  $(10,688)  $     (61,841)
                                                     ======   ========   ========   =======   ========   =============

          See accompanying notes to the combined financial statements

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                                   TOTAL
                                                                                                                CASH FLOWS
                                                                                                                  DURING
                                                                YEARS ENDED                 THREE MONTHS        DEVELOPMENT
                                                                DECEMBER 31,                  MARCH 31,        STAGE THROUGH
                                                      --------------------------------   -------------------     MARCH 31,
                                                        1995       1996        1997        1997       1998         1998
                                                      --------   ---------   ---------   --------   --------   -------------
                                                                                             (UNAUDITED)        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................  $     37   $ (19,574)  $ (31,607)  $ (4,431)  $(10,688)  $     (61,841)
  ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO NET
    CASH USED IN OPERATING ACTIVITIES:
  Depreciation......................................         0       6,198       7,348      1,718      1,903          15,449
  Amortization of financing fees....................         0         307         833        206        210           1,350
  (Increase) decrease in other receivables..........         0      (1,339)       (657)    (2,204)        15          (1,981)
  Increase in inventory.............................      (447)     (5,175)    (15,785)    (2,976)    (3,596)        (25,003)
  (Increase) decrease in deferred charges and other
    prepaid contract costs..........................         0           0        (457)         0        243            (214)
  Increase (decrease) in accounts payable and
    accrued liabilities.............................       226       8,985      20,910     (2,708)       412          40,671
  Increase in deferred revenue......................       100       6,047       7,123          0      4,376          17,646
                                                      --------   ---------   ---------   --------   --------   -------------
        NET CASH USED IN OPERATING ACTIVITIES.......       (84)     (4,551)    (12,292)   (10,395)    (7,125)        (13,923)
                                                      --------   ---------   ---------   --------   --------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................   (38,343)    (69,242)   (100,693)   (20,593)   (19,440)       (296,365)
  Investment in ORBCOMM Japan.......................         0           0        (333)         0          0            (333)
  Purchase of investments...........................         0    (136,532)    (47,125)   (23,533)    (4,313)       (187,970)
  Proceeds from sale of investments.................         0      40,007     120,893     44,051     14,289         175,189
                                                      --------   ---------   ---------   --------   --------   -------------
        NET CASH USED IN INVESTING ACTIVITIES.......   (38,343)   (165,767)    (27,258)       (75)    (9,464)       (309,479)
                                                      --------   ---------   ---------   --------   --------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of long-term debt......         0     164,475           0          0          0         169,475
  Repayment of long-term debt.......................      (825)       (906)       (992)      (240)      (262)         (2,985)
  Partners' contributions...........................    38,065      62,733           0          0     20,000         179,820
  Financing fees paid...............................    (2,028)       (919)       (222)      (215)         0          (3,653)
                                                      --------   ---------   ---------   --------   --------   -------------
        NET CASH PROVIDED BY (USED IN) FINANCING
          ACTIVITIES................................    35,212     225,383      (1,214)      (455)    19,738         342,657
                                                      --------   ---------   ---------   --------   --------   -------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................    (3,215)     55,065     (40,764)   (10,925)     3,149          19,255

CASH AND CASH EQUIVALENTS:
  Beginning of period...............................     5,020       1,805      56,870     56,870     16,106              --
                                                      --------   ---------   ---------   --------   --------   -------------

CASH AND CASH EQUIVALENTS:
  End of period.....................................  $  1,805   $  56,870   $  16,106   $ 45,945   $ 19,255   $      19,255
                                                      ========   =========   =========   ========   ========   =============

          See accompanying notes to the combined financial statements

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    COMBINED STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                          TELEGLOBE         ORBITAL
                                                           MOBILE        COMMUNICATIONS
                                                          PARTNERS        CORPORATION         TOTAL
                                                          ---------      --------------      --------
  Capital contributions.................................  $ 10,004          $ 38,165         $ 48,169
  Net income (loss).....................................         0                 0                0
  Financing fees........................................      (242)             (242)            (484)
                                                          --------          --------         --------
PARTNERS' CAPITAL, DECEMBER 31, 1993....................     9,762            37,923           47,685
  Capital contributions.................................         0            10,853           10,853
  Net loss..............................................        (4)               (5)              (9)
                                                          --------          --------         --------
PARTNERS' CAPITAL, DECEMBER 31, 1994....................     9,758            48,771           58,529
  Capital contributions.................................    24,750            13,315           38,065
  Net income............................................        18                19               37
  Financing fees........................................    (1,014)           (1,014)          (2,028)
                                                          --------          --------         --------
PARTNERS' CAPITAL, DECEMBER 31, 1995....................    33,512            61,091           94,603
  Capital contributions.................................    49,775            12,958           62,733
  Net loss..............................................    (9,787)           (9,787)         (19,574)
  Unrealized gains on investments, net..................        44                44               88
                                                          --------          --------         --------
PARTNERS' CAPITAL, DECEMBER 31, 1996....................    73,544            64,306          137,850
  Net loss..............................................   (15,804)          (15,803)         (31,607)
  Unrealized losses on investments, net.................       (44)              (44)             (88)
                                                          --------          --------         --------
PARTNERS' CAPITAL, DECEMBER 31, 1997....................    57,696            48,459          106,155
  Capital contributions.................................    10,000            10,000           20,000
  Net loss..............................................    (5,344)           (5,344)         (10,688)
                                                          --------          --------         --------
PARTNERS' CAPITAL, MARCH 31, 1998 (UNAUDITED)...........  $ 62,352          $ 53,115         $115,467
                                                          ========          ========         ========

          See accompanying notes to the combined financial statements

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(1)  NATURE OF OPERATIONS

  Organization and Basis of Presentation

     In 1993, Orbital Communications Corporation ("OCC"), a majority-owned subsidiary of Orbital Sciences Corporation ("Orbital"), and Teleglobe Mobile Partners ("Teleglobe Mobile"), a partnership established by affiliates of Teleglobe Inc. ("Teleglobe"), formed ORBCOMM Global, L.P. ("ORBCOMM"), a Delaware limited partnership. OCC and Teleglobe Mobile each holds a 50% partnership interest in ORBCOMM, with the result that the approval of both OCC and Teleglobe Mobile is generally necessary for ORBCOMM to act.

     OCC and Teleglobe Mobile also formed two marketing partnerships, ORBCOMM USA, L.P. ("ORBCOMM USA") and ORBCOMM International Partners, L.P. ("ORBCOMM International"), to market services using the ORBCOMM low-Earth orbit satellite communications system (the "ORBCOMM System") in the United States and internationally, respectively. In 1995, ORBCOMM became a 98% general partner in ORBCOMM USA, reducing OCC's direct partnership interest to 2% and eliminating Teleglobe Mobile's direct partnership interest entirely. Simultaneously, ORBCOMM became a 98% general partner in ORBCOMM International, reducing Teleglobe Mobile's direct partnership interest to 2% and eliminating OCC's direct partnership interest entirely. The combination of ORBCOMM USA and ORBCOMM International with ORBCOMM will occur upon consummation of the Offering.

     ORBCOMM is in its development stage, devoting substantially all of its efforts to establishing a new data and messaging communications business. The accompanying combined financial statements have been prepared for purposes of depicting the combined financial position and results of operations of ORBCOMM, ORBCOMM USA, and ORBCOMM International on a historical basis. All significant inter-company transactions, balances and profits have been eliminated in combination. The accompanying combined financial statements have been prepared on the accrual basis of accounting in conformity with generally accepted accounting principles in the United States. ORBCOMM, ORBCOMM USA and ORBCOMM International are collectively hereafter referred to as ORBCOMM ("ORBCOMM").

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  The ORBCOMM System Description

     ORBCOMM was created for the design, development, construction, integration, testing and operation of the ORBCOMM System. The space segment will consist of a constellation of up to 36 satellites. At December 31, 1997, one plane of two satellites and one plane of eight satellites were in orbit. The ground and control segment consists of gateways strategically located throughout the world and the facilities to monitor and manage all network elements to ensure continuous, consistent operations in the provision of quality service. In addition, ORBCOMM operates a network control center, which is designed to support the full constellation of ORBCOMM System satellites. The subscriber segment consists of various models of subscriber units, some of which are intended for general use, and some of which are designed to support specific applications.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(1)  NATURE OF OPERATIONS -- (CONTINUED)
  Regulatory Status

     Construction and operation of communications satellites in the United States requires licenses from the Federal Communications Commission (the "FCC"). OCC has been granted full operational authority for the ORBCOMM System by the FCC. Similar licenses are required from foreign regulatory authorities to permit ORBCOMM System services to be offered outside the United States. Primary responsibility for obtaining licenses outside the United States will reside with entities who become international licensees.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Depreciation and Recoverability of Long-Lived Assets

     ORBCOMM depreciates its operational assets over the estimated economic useful life using the straight-line method as follows:

            Space Segment Assets:              8 years (4 for initial two satellites)
            Ground Segment Assets:             10 years
            Furniture and Equipment:           3 to 10 years

     The ORBCOMM System, which includes the worldwide network control center (including the satellite management system), the U.S. Gateway and two satellites, was placed into service at the beginning of 1996, at which time ORBCOMM began depreciating those assets.


     ORBCOMM capitalizes the costs of constructing the ORBCOMM System, including the costs of purchasing the space segment (satellites and launch vehicles) and the costs of constructing the ground segment. Capitalized costs generally include direct engineering and construction costs, certain allocated indirect costs and interest costs, and exclude general and administrative and research and development costs. Depreciation of capitalized costs begins when the ORBCOMM System (or any portion thereof) is placed in commercial service.


     ORBCOMM's policy is to review its long-lived assets, including its satellite systems, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. ORBCOMM recognizes impairment losses when the sum of the expected future cash flows is less than the carrying amount of the assets. Given the inherent technical and commercial risks within the space communications industry, it is possible that ORBCOMM's current estimate for recovery of the carrying amount of its assets may change.

  Income Taxes

     As a partnership, Federal and state income taxes are the direct responsibility of each partner. Accordingly, no income taxes have been recorded within the accompanying combined financial statements.

  Cash and Cash Equivalents

     ORBCOMM considers all highly liquid investments with maturities of three months or less to be cash equivalents.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Investments

     ORBCOMM maintains two investment portfolios characterized by management's intentions as to future investment activity. Investments classified as "held-to-maturity" are not intended to be sold prior to maturity and are carried at cost. Investments not intended to be held until maturity or traded to capitalized on market gains are classified as "available-for-sale" and are carried at fair value with temporary unrealized gains (losses) charged directly to partners' capital. Investments maturing after one year are classified as long-term investments. ORBCOMM uses the average cost method in determining the basis of investments sold when computing realized gains (losses).

  Inventory


     Inventory is stated at the lower of cost, determined on the specific identification basis, or market and represents subscriber units available for sale to customers. Also included in inventory is work-in-process for the construction of gateway Earth stations for sale to international licensees.


  Fair Value of Financial Instruments

     The carrying value of ORBCOMM's cash and cash equivalents, receivables, and accounts payables approximates fair value since all such instruments are short-term in nature. The fair value of ORBCOMM's long-term debt is determined based on quoted market rates. At December 31, 1996 and 1997, the fair value of the long-term debt approximated market value.

  ORBCOMM System Under Construction

     During the construction of the ORBCOMM System, ORBCOMM is capitalizing substantially all construction costs. ORBCOMM also is capitalizing a portion of the engineering direct labor costs that relate to hardware and system design development and coding of the software products that enhance the operation of the ORBCOMM System. As of December 31, 1996 and 1997, $1,244,000 and $4,641,000, respectively, of such costs have been capitalized, (none as of December 31, 1995). Interest expenses of $426,000, $10,030,000 and $24,060,000 have been capitalized as a part of the historical cost of the ORBCOMM System for the years ended December 31, 1995, 1996 and 1997, respectively.

  Partners' Capital

     In accordance with the Partnership Agreement, Teleglobe Mobile and OCC are both general and limited partners in ORBCOMM. Therefore, limited and general partner accounts are combined into one single capital account and presented as such in the combined balance sheets and combined statements of partners' capital.

  Revenue Recognition

     Revenues are generally recognized when products are shipped or when customers have accepted the products, depending on contractual terms. Service revenues are generally recognized as such services are rendered. Distribution fees and license fees from service license or similar agreements are recognized ratably over the term of the agreements, or when ORBCOMM's obligations under the agreements are substantially completed.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Unaudited Interim Information

     The unaudited interim information for the three months ended March 31, 1997 and 1998, has been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Article 10 of Regulation S-X. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of such periods. The operating results for the three months ended March 31, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

  Reclassification of Prior Years Balances

     Certain amounts in the prior years combined financial statements have been reclassified to conform with the current year presentation.

(3)  INVESTMENTS

     Included in cash and cash equivalents is $54,527,000 and $5,420,000 of commercial paper as of December 31, 1996 and 1997, respectively. The fair value of the commercial paper approximates carrying value.

     The following table sets forth the aggregate costs and fair values and gross unrealized gains (losses) of available-for-sale investments as of December 31, 1996 and 1997:

                                                       DECEMBER 31, 1996                  DECEMBER 31, 1997
                                                        (IN THOUSANDS)                      (IN THOUSANDS)
                                               ---------------------------------   --------------------------------
                                                         UNREALIZED                         UNREALIZED
                                                           GAINS                              GAINS
                                                COST      (LOSSES)    FAIR VALUE    COST     (LOSSES)    FAIR VALUE
                                               -------   ----------   ----------   ------   ----------   ----------
SHORT-TERM
----------
U.S. Treasury Notes..........................  $21,152   $       54   $   21,206   $    0   $        0   $        0
Commercial Paper.............................   10,229           (2)      10,227    1,278            0        1,278
                                               -------   ----------   ----------   ------   ----------   ----------
  Total short-term investments...............   31,381           52       31,433    1,278            0        1,278
                                               -------   ----------   ----------   ------   ----------   ----------
LONG-TERM
---------
U.S. Treasury Notes, maturing 2-5 years......   20,329           36       20,365        0            0            0
                                               -------   ----------   ----------   ------   ----------   ----------
  Total available-for-sale investments.......  $51,710   $       88   $   51,798   $1,278   $        0   $    1,278
                                               =======   ==========   ==========   ======   ==========   ==========

     The following table sets forth aggregate cost and fair values of held-to-maturity investments as of December 31, 1996 and 1997:

                                                      DECEMBER 31, 1996                   DECEMBER 31, 1997
                                                       (IN THOUSANDS)                      (IN THOUSANDS)
                                              ---------------------------------   ---------------------------------
                                                        UNREALIZED                          UNREALIZED
                                               COST       GAINS      FAIR VALUE    COST       GAINS      FAIR VALUE
                                              -------   ----------   ----------   -------   ----------   ----------
SHORT-TERM
----------
U.S. Treasury Notes.........................  $23,336   $      525   $   23,861   $21,478   $    1,841   $   23,319
LONG-TERM
---------
U.S. Treasury Notes, maturing 2-5 years.....   21,478          542       22,020         0            0            0
                                              -------   ----------   ----------   -------   ----------   ----------
  Total held-to-maturity investments........  $44,814   $    1,067   $   45,881   $21,478   $    1,841   $   23,319
                                              =======   ==========   ==========   =======   ==========   ==========

     Unrealized gains on held-to-maturity investments represent accrued interest income as of December 31, 1996 and 1997, respectively.

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(3)  INVESTMENTS -- (CONTINUED)
(4)  RELATED PARTY TRANSACTIONS

     ORBCOMM paid Orbital approximately $38,000,000, $56,177,000 and $41,843,000 for the periods ended December 31, 1995, 1996 and 1997, respectively. Payments were made for work performed pursuant to the ORBCOMM System Design, Development, and Operations Agreement, the ORBCOMM System Procurement Agreement and the Administrative Services Agreement (for provision of ongoing support to ORBCOMM).

     In 1995, pursuant to the terms of the ORBCOMM System Design, Development and Operations Agreement, ORBCOMM reimbursed OCC $1,375,000 for costs previously incurred in obtaining the FCC License and other related costs. ORBCOMM capitalized such costs as part of the ORBCOMM System.

     Certain provisions of the Partnership Agreement require ORBCOMM to reimburse OCC for OCC's repurchase of shares of OCC common stock acquired pursuant to the OCC 1992 Stock Option Plan ("Stock Option Plan"). During 1996 and 1997, ORBCOMM reimbursed OCC approximately $1,100,000 and $598,000, respectively, under the Stock Option Plan (none in 1995). In 1996, Orbital contributed approximately $100,000 to OCC to repurchase such shares (none in 1995 and 1997).

(5)  ORBCOMM SYSTEM

     ORBCOMM System is composed of the following assets:

                                                             DECEMBER 31,
                                                            (IN THOUSANDS)
                                                         --------------------
                                                           1996        1997
                                                         --------    --------
Space segment..........................................  $142,678    $234,110
Ground segment.........................................    33,554      42,815
                                                         --------    --------
Total..................................................   176,232     276,925
Less accumulated depreciation..........................    (6,198)    (13,546)
                                                         --------    --------
Total, net of depreciation.............................  $170,034    $263,379
                                                         ========    ========

(6)  COMMITMENTS AND CONTINGENCIES

  Long-Term Debt

     In August 1996, ORBCOMM and ORBCOMM Global Capital Corp. issued $170,000,000 of Senior Notes due 2004 with Revenue Participation Interest (the "Old Notes"). All the Old Notes were exchanged for an equal principal amount of registered 14% Series B Senior Notes due 2004 with Revenue Participation Interest (the "Notes"). The Notes are fully and unconditionally guaranteed on a joint and several basis by OCC, Teleglobe Mobile, ORBCOMM USA and ORBCOMM International, except that the guarantees are non-recourse to the shareholders and/or partners of the guarantors, limited only to the extent necessary for each such guarantee not to constitute a fraudulent conveyance under applicable law.

     On the closing of the offering of the Old Notes, ORBCOMM used $44,800,000 of the net proceeds from the sale of the Old Notes to purchase a portfolio of U.S. Government securities to provide for payment in full of interest on the Old Notes and Notes through August 15, 1998. Of this investment portfolio, $23,300,000 was used to pay interest that was due on the Notes on February 15, and August 15, 1997.

     ORBCOMM also has a $5,000,000 secured note with a financial institution of which $2,277,000 is outstanding. The note bears interest at 9.2% per annum and is due in monthly principal and interest

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(6) COMMITMENTS AND CONTINGENCIES -- (CONTINUED) installments of $104,000 through December 1999. The note is secured by equipment located at certain of the U.S. gateway Earth stations and the network control center, and is guaranteed by Orbital. A portion of the net proceeds from the offering of the Old Notes, sufficient to pay when due all remaining interest and principal payments on this note, was deposited into a segregated account.

  System Procurement Agreement

     Pursuant to the System Procurement Agreement with Orbital, ORBCOMM's remaining obligations to purchase satellites, launch services and ground system, is approximately $49,600,000 over the next two years.

  Construction of Gateways

     In October 1996, ORBCOMM entered into agreements with certain manufacturers for the construction of twenty gateways scheduled for delivery over the next two years, with the first installations occurring during the first quarter 1998. As of December 31, 1996 and 1997, ORBCOMM had $3,871,000 and $19,580,000,
respectively, of prepaid contract costs of which $3,547,000 and $11,016,000, respectively, represent advance payments to those manufacturers. Total commitments under these manufacturing agreements approximate $18,000,000. Included in inventory-gateways is a portion of the engineering direct labor costs that are specifically related to the construction of gateways. At December 31, 1997, $1,609,000 of such costs had been included in inventory-gateways (none at December 31, 1996).

  Lease Commitments

     In November 1997, ORBCOMM entered into a five-year operating lease agreement for approximately 46,000 square feet of additional office space. ORBCOMM has an option to renew the lease for another five-year period immediately upon the expiration of the original operating lease. Rental expense for 1995, 1996 and 1997 amounted to $48,000, $393,000 and $825,000, respectively, which was paid to Orbital as part of the Administrative Services Agreement. Rental expense to third parties amounted to $126,000 in 1997. The future minimum rental payments under non-cancelable operating leases are as follows:

PERIODS                                                       IN THOUSANDS
-------                                                       ------------
1998........................................................  $        978
1999........................................................         1,007
2000........................................................         1,038
2001........................................................         1,062
2002........................................................         1,094
Thereafter..................................................             0
                                                              ------------
  Total minimum lease commitments...........................  $      5,179
                                                              ============

(7)  SERVICE LICENSE OR SIMILAR AGREEMENTS

     ORBCOMM has signed twelve service license or similar agreements with international licensees, ten of which have associated gateway procurement contracts and software license agreements. The service license or similar agreements authorize the international licensees to use the ORBCOMM System to provide two-way data and message communications services. As of December 31, 1996 and 1997, $6,147,000 and $13,270,000, respectively, had been received under these agreements and recorded as deferred revenue. ORBCOMM is obligated to ship ten gateways under certain of these agreements (see note 6).

                              ORBCOMM GLOBAL, L.P.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(8) EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF THE INDEPENDENT AUDITOR


     ORBCOMM USA and ORBCOMM International are to be dissolved on consummation of the Offering as a result of the contribution by OCC of its 2% direct partnership interest in ORBCOMM USA, and the contribution by Teleglobe Mobile of its 2% direct partnership interest in ORBCOMM International to ORBCOMM. Such contributions will result in ORBCOMM becoming the sole general and limited partner of each ORBCOMM USA and ORBCOMM International, causing the dissolution of such partnerships. As a result, ORBCOMM USA and ORBCOMM International will not continue to be guarantors of the Notes described in note 6.


     In February 1998, two additional satellites for the ORBCOMM constellation were successfully launched and have been placed in a high inclination orbit using Orbital's Taurus(R) launch vehicle.

     As of March 31, 1998, OCC and Teleglobe Mobile each paid to the Company an additional $10,000,000 in capital contributions in accordance with the terms of the Indenture governing the Notes.


     In March 1998, ORBCOMM agreed to pay Magellan, a controlled subsidiary of Orbital, a subsidy for each subscriber unit sold by Magellan through March 31, 1999, up to a maximum of $2,400,000. Such subsidies will be expensed by ORBCOMM as incurred; no such subsidies were incurred through March 31, 1998.



     Additionally, subsequent to March 31, 1998, ORBCOMM committed to purchase $6,200,000 of subscriber units (approximately 17,000 units) from certain other manufacturers to accelerate initial sales by VARs, Internal VARs and International Licensees. ORBCOMM will initially hold the subscriber units in inventory at the lower of cost (i.e., the price paid by ORBCOMM) or market value, and will directly market and sell these units to VARs, Internal VARs and International Licensees, at which time revenue will be recognized (with respect to sales to VARs and International Licensees only). None of these units were included in inventory at March 31, 1998.

                              ORBCOMM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

                             BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed financial statements give effect to: (i) the issuance and sale by the Company of 7,600,000 shares of Common Stock in the Offering, and the receipt of the estimated net proceeds thereof; (ii) the issuance and sale by ORBCOMM of 7,600,000 Partnership Units representing approximately 19.6% of the outstanding Partnership Units of ORBCOMM to the Company in exchange for the net proceeds of the Offering; and (iii) the Company's recognition of its proportionate share of ORBCOMM's combined net income or loss using the equity method of accounting.

     The pro forma adjustments are reflective as of March 31, 1998, in the case of the unaudited pro forma condensed balance sheet and as of January 1, 1997, in the case of the unaudited pro forma condensed statement of operations for the year ended December 31, 1997 and in the case of the unaudited pro forma condensed statement of operations for the three months ended March 31, 1998.

     The unaudited pro forma condensed financial statements have been prepared by the Company's management and should be read in conjunction with the historical combined financial statements of the Company and the related notes thereto. The unaudited pro forma condensed statements of operations are not necessarily indicative of the results of operations that may have actually occurred had the transactions taken place on January 1, 1997 or of the future results of the Company.

                              ORBCOMM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                 (IN THOUSANDS)

                                                               COMPANY      PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                              ----------   -----------   ---------
                                    ASSET
Investment in ORBCOMM Global, L.P...........................   $     --     $106,110     $106,110
                                                               --------     --------     --------
     TOTAL ASSET............................................   $     --     $106,110     $106,110
                                                               ========     ========     ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities.................................................   $     --     $     --     $     --
Stockholders' equity........................................         --      106,110      106,110
                                                               --------     --------     --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................   $     --     $106,110     $106,110
                                                               ========     ========     ========

  See accompanying notes to unaudited pro forma condensed financial statements

                              ORBCOMM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               COMPANY      PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                              ----------   -----------   ---------
Equity in losses of ORBCOMM Global, L.P.....................  $       --   $    (2,095)  $  (2,095)
                                                              ----------   -----------   ---------
     TOTAL LOSS.............................................  $       --   $    (2,095)  $  (2,095)
                                                              ==========   ===========   =========
Loss per common share.......................................  $       --                 $    (.28)
                                                              ==========                 =========
Weighted average shares of common stock.....................          --                     7,600
                                                              ==========                 =========


  See accompanying notes to unaudited pro forma condensed financial statements

                              ORBCOMM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               COMPANY      PRO FORMA
                                                              HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                              ----------   -----------   ---------
Equity in losses of ORBCOMM Global, L.P.....................   $    --        (6,195)      (6,195)
                                                               -------       -------      -------
     TOTAL LOSS.............................................   $    --       $(6,195)     $(6,195)
                                                               =======       =======      =======
Loss per common share.......................................   $    --                    $  (.82)
                                                               =======       =======      =======
Weighted average shares of common stock.....................        --                      7,600
                                                               =======       =======      =======

  See accompanying notes to unaudited pro forma condensed financial statements

                              ORBCOMM CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1.  COMPANY HISTORICAL

     The historical balances of the Company represent the financial position and results of operations as of December 31, 1997 and for the three months ended March 31, 1998 as if the Company was in existence during these periods. The Company was formed on March 23, 1998.

2.  PRO FORMA ADJUSTMENTS

     The following pro forma adjustments are reflective as of March 31, 1998, in the case of the unaudited pro forma condensed balance sheet and as of January 1, 1997, in the case of the unaudited pro forma condensed statement of operations for the year ended December 31, 1997 and in the case of the unaudited pro forma condensed statement of operations for the three months ended March 31, 1998.

     (A) The issuance and sale by the Company of 7,600,000 shares of Common Stock in the Offering.


     (B) The issuance and sale by ORBCOMM of 7,600,000 Partnership Units to the Company in exchange for the net proceeds of the Offering.


     (C) The Company's recognition of its proportionate share of ORBCOMM's net loss using the equity method of accounting.

                          GLOSSARY OF TECHNICAL TERMS

BAND -- a range of frequencies in the radio spectrum.

BANDWIDTH -- the range of frequencies, expressed in Hertz (Hz), that can pass over a given transmission channel. The bandwidth determines the rate at which information can be transmitted through the circuit. The greater the bandwidth, the more information can be sent through the circuit in a given amount of time at a given accuracy level.

BIG LEO -- a network of LEO satellites operating above 1 GHz, such as the Iridium or Globalstar systems, which are designed to provide voice and data services to portable or fixed receivers globally.

DCAAS (DYNAMIC CHANNEL ACTIVITY ASSIGNMENT SYSTEM) -- an interference avoidance technique system developed by OCC and enhanced by ORBCOMM to avoid interfering with other users in the band in which the ORBCOMM system is designed to operate.

EARTH STATION -- the antennae, receivers, transmitters and other equipment needed on the ground to transmit and receive and process satellite communications signals.

FCC LICENSES -- the Original FCC License and the Supplemental FCC License together.

GATEWAY -- the facilities consisting of Gateway Earth Stations and a Gateway Control Center, which includes computers, displays, control consoles, communications equipment and other hardware that transport and control the flow of data and messaging communications and other information for the ORBCOMM system.

GATEWAY CONTROL CENTER -- the facilities consisting of a Gateway message switching system, which processes the message traffic and provides the interconnection to the terrestrial networks and a Gateway management system which manages the Gateway elements.

GATEWAY EARTH STATION -- the facilities composed of two radomes, with enclosed VHF tracking antennae, one of which is redundant, and associated pedestal, controller and radio equipment.

GEO (GEOSYNCHRONOUS OR GEOSTATIONARY ORBIT) -- an orbit directly over the equator, approximately 22,300 nautical miles above the Earth.

GEO SATELLITE (GEOSYNCHRONOUS OR GEOSTATIONARY SATELLITE) -- a satellite in an orbit located directly over the equator, approximately 22,300 nautical miles above the Earth. When positioned in this orbit above the equator, a satellite appears to hover over the same spot on the Earth because it is moving at a rate that matches the speed of the Earth's rotation on its axis.

GEO SYSTEM -- a constellation of multiple GEO satellites.

GHz (GIGAHERTZ) -- a measure of radio frequency equal to one billion cycles per second.

GPS (GLOBAL POSITIONING SYSTEM) -- a network of satellites that provides precise location determination to receivers. Portable or vehicle-mounted GPS devices receive signals from the satellites and calculate the user's position to within 100 yards for civilian purposes and more precisely for the military.

INTERNATIONAL TABLE OF FREQUENCY ALLOCATIONS (INTERNATIONAL TABLE)
 -- identifies radio frequency segments that have been designated for specific radio services by the member nations of the ITU.

ITU (INTERNATIONAL TELECOMMUNICATION UNION) -- the telecommunications agency of the United Nations, established to provide standardized communications procedures and practices including frequency allocation and radio regulations on a worldwide basis.

kbps -- thousands of bits per second. The rate at which digital data are transmitted over a communications path.

kHz (KILOHERTZ) -- a measure of radio frequency equal to one thousand cycles per second.

LEO (LOW-EARTH ORBIT) -- an orbit located approximately 800 kilometers above the Earth.

LEO SATELLITE -- a satellite in an orbit located approximately 800 kilometers above the Earth.

LEO SYSTEM -- a constellation of multiple LEO satellites. LEO systems may be of two types, Little LEOs and Big LEOs.

LHCP (LEFT-HAND CIRCULAR POLARIZATION) -- an elliptically or circularly polarized wave in which the electric field vector, observed in the fixed plane, normal to the direction of propagation, while looking in the direction of propagation, rotates with time in a left-hand or counter clockwise direction.

LITTLE LEO -- a network of LEO satellites operating below 1 GHz, such as the ORBCOMM system, which are designed to provide non-voice, data and messaging services globally.

MEO (MEDIUM-EARTH ORBIT) -- an orbit located between 2,000 and 18,000 miles above the Earth.

MHz (MEGAHERTZ) -- a measure of radio frequency equal to one million cycles per second.

MICROSTAR(TM) -- a satellite designed and manufactured by Orbital for use in the ORBCOMM system and for a variety of small space science and satellite imagery projects.

MSS (MOBILE SATELLITE SERVICES) -- a generic term meaning an ITU-defined service that uses satellites to deliver communications services (voice or data, one- or two-way) to mobile users such as cars, trucks, ships and planes.

NETWORK CONTROL CENTER -- the facility that houses the control segments of the ORBCOMM system. ORBCOMM's Network Control Center is located at Orbital's Dulles, Virginia headquarters.

NVNG (NON-VOICE, NON-GEOSTATIONARY) -- LEO satellites operating below 1 GHz, such as the ORBCOMM system, providing non-voice services and designed to provide global data and messaging communications services.

ORIGINAL FCC LICENSE -- the FCC authorization granted to OCC on October 20, 1994 to construct, launch and operate 36 LEO satellites for the purpose of providing two-way data and messaging communications and position determination services in the United States.

SATELLITE CONTROL CENTER -- the facilities that process and display the telemetry data for the ORBCOMM satellites, monitor the operational status of such satellites and control the operation of the satellites power subsystems, altitude control subsystems and all other subsystems.

SPECTRUM -- consists of all the radio frequencies that are used for radio communications.

SUPPLEMENTAL FCC LICENSE -- the FCC authorization granted to OCC on March 31, 1998 to, among other things, construct, launch and operate an additional 12 LEO satellites for the purpose of providing two-way data and messaging communications and position determination services in the United States.

TDMA (TIME DIVISION MULTIPLE ACCESS) -- a digital method of multiplexing that combines a number of signals through a common point by organizing them sequentially and transmitting each in bursts at different instants of time. Communicating devices at different geographical locations share a multipoint or broadcast channel by means of a technique that allocates different time slots to different users.

TEMPERATE ZONES -- the two zones of the earth (the Northern Temperate Zone and the Southern Temperate Zone) between 25 degrees and 55 degrees latitudes.

TRANSIT BAND -- that portion of the radio spectrum between 149.9-150.05 MHz and 399.9-400.050 MHz allocated for radio-navigation satellite service downlink transmissions. The Transit Band currently is occupied by the U.S. Navy Transit System and a similar Russian system.

UHF -- ultra high frequency. The portion of the electromagnetic spectrum with frequencies between 300 MHz and 3 GHz.

U.S. GATEWAY EARTH STATION -- any or one of the four Earth stations constructed pursuant to the System Agreement or the Procurement Agreement located in St. Johns, Arizona; Ocilla, Georgia; Arcade, New York and East Wenatchee, Washington.

VHF -- very high frequency. The portion of the electromagnetic spectrum with frequencies between 30 and 300 MHz.

WARC-92 (WORLD ADMINISTRATIVE RADIO CONFERENCE) -- an ITU conference held in 1992 for adopting international allocations for radio frequencies and satellite orbit locations, which has been succeeded by the World Radiocommunication Conference.

WRC (WORLD RADIOCOMMUNICATION CONFERENCE) -- the successor to the WARC-92.

WRC-95 -- the WRC held in 1995.

WRC-97 -- the WRC held in 1997.

              "ORBCOMM is the first Little LEO system to market."

[The above text is superimposed over a picture that appears in the upper half of the page of an individual, with an image of an ORBCOMM satellite appearing in the sky over his head. The individual is shown speaking the line appearing in quotation marks above.]

--------------------------------------------------------------------------------

                           Caterpillar is testing a heavy equipment tracking and engine monitoring system.* [Text is followed by a picture of a tractor.]

--------------------------------------------------------------------------------

                           The US Army in testing a military vehicle tracking system.* [Text is followed by a picture of military vehicles.]

--------------------------------------------------------------------------------

                           Scientific-Atlanta is working with Florida Power to develop an automatic meter reading system for commercial and residential customers. [Text is followed by a picture of electric utility lines.]

--------------------------------------------------------------------------------

                           The US Postal Service has worked with ARCO to test a truck tracking system. [Text is followed by a picture of a U.S. Postal Truck.]

--------------------------------------------------------------------------------

                           Burlington Northern Santa Fe Railroad is working with MobileNet to deploy roadway equipment asset tracking and utilization monitoring system. [Text is followed by a picture of a train engine.]

--------------------------------------------------------------------------------

                           Arinc uses ORBCOMM to provide a reliable and affordable system to track trailers. [Text is followed by a picture of a tractor trailer.]

--------------------------------------------------------------------------------

                           Intrex selected ORBCOMM to help ensure efficient production flow for remote oil and gas operations.* [Text is followed by a picture of an oil drilling device.]

--------------------------------------------------------------------------------

                           Magellan plans to introduce the first ORBCOMM messaging subscriber unit in 1998 to help users stay in contact. [Text is followed by a picture of a backpacker standing on a mountain.]

--------------------------------------------------------------------------------
* Currently in beta testing.

================================================================================

   NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ORBCOMM OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR ORBCOMM SINCE THE DATE HEREOF.

                         ------------------------------
                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    1
Risk Factors............................   11
The Company and Relationships Among the
  ORBCOMM Parties.......................   28
Use of Proceeds.........................   29
Dividend Policy.........................   29
Dilution................................   30
Capitalization..........................   31
Selected Historical Financial Data......   32
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations............................   34
Business................................   40
Regulation..............................   63
Management..............................   69
Security Ownership of Certain Beneficial
  Owners................................   78
Certain Relationships and Related
  Transactions..........................   79
Governance of the Company and
  Relationship with ORBCOMM.............   86
Description of the Partnership
  Agreement.............................   88
Description of the Senior Notes.........   92
Description of the Capital Stock........   95
Shares Eligible for Future Sale.........   96
Underwriting............................   98
Legal Matters...........................   99
Experts.................................  100
Available Information...................  100
Index to Financial Statements...........  F-1
Glossary of Technical Terms.............  G-1

    UNTIL     , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ======================================================
             ======================================================

                                7,600,000 SHARES

                 ORBCOMM(SM)[ORBCOMM LOGO W/TEXT LINE BELOW]

                              ORBCOMM CORPORATION

                                  COMMON STOCK

                               ------------------
                                   PROSPECTUS
                               ------------------

                              Joint Lead Managers
                             and Joint Book Runners

                            BEAR, STEARNS & CO. INC.
                               J.P. MORGAN & CO.
                                            , 1998

======================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, which will be paid solely by the Company. All amounts shown are estimates, except the Commission registration fee and the NASD filing fee:

Commission Registration Fee.................................  $   42,406
Nasdaq National Market Entry Fee............................      25,000
Transfer agent and registrar fees and expenses..............      50,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................   1,000,000
Accounting fees and expenses................................     200,000
Blue sky fees and expenses..................................      15,000
Miscellaneous expenses......................................     667,594
                                                              ----------
          Total.............................................  $2,500,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company, which is a Delaware corporation, is empowered by the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     The Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability; or (iv) for any transactions from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer or employee of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

     If the Delaware General Corporation Law is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     The Company intends to procure insurance providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. In addition, the Company intends to enter into indemnification agreements with each of its officers and directors, each of which provides that if during and after the term of such officers' employment the executive is made a party or compelled to participate in any action by reason of the fact that he is or was a director or officer of the Company, the executive will be indemnified by the Company to the fullest extent permitted by Delaware General Corporation Law or authorized by the Company's Certificate of Incorporation or Bylaws or resolutions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS


  1.1**                    Form of Underwriting Agreement.
  2.1*                     Form of Contribution Agreement by and among ORBCOMM, OCC and
                           Teleglobe Mobile.
  2.2+                     Form of Certificate of Cancellation of Certificate of
                           Limited Partnership of ORBCOMM USA.
  2.3+                     Form of Certificate of Cancellation of Certificate of
                           Limited Partnership of ORBCOMM International.
  3.1+                     Certificate of Incorporation of the Company.
  3.2*                     Bylaws of the Company.
  4                        Indenture, dated as of August 7, 1996, by and among ORBCOMM,
                           ORBCOMM Global Capital Corp., ORBCOMM USA, ORBCOMM
                           International, OCC, Teleglobe Mobile and Marine Midland Bank
                           as trustee, relating to $170,000,000 principal amount of 14%
                           Senior B Notes due 2004 (incorporated by reference to the
                           identically numbered exhibit to the Registration Statement on Form S-4 of ORBCOMM dated as of December 10, 1996 (Reg.
                           No. 333-11149)).
  4.1*                     Specimen of the Company's Common Stock Certificate.
  4.2**                    Subscription Agreement, dated as of , 1998, by and between the Company and ORBCOMM.
  4.3**                    Unit Exchange and Registration Rights Agreement, dated as of
                           , 1998, by and between the Company and ORBCOMM.
  4.4**                    Share Issuance Agreement, dated as of , 1998, by and between the Company and ORBCOMM.
  5**                      Form of Opinion of Latham & Watkins re: validity of Common
                           Stock.
  10.1                     Amended and Restated Administrative Services Agreement,
                           dated as of January 1, 1997, by and between ORBCOMM and
                           Orbital (incorporated by reference to Exhibit 10.17 of the
                           Annual Report on Form 10-K for the fiscal year ended
                           December 31, 1997 of ORBCOMM, filed by ORBCOMM on March 31,
                           1998).
  10.2*                    Form of ORBCOMM System Construction and Operations Agreement
                           by and between ORBCOMM and OCC.
  10.3**                   Form of The 1998 Equity Plan of the Company and ORBCOMM,
                           dated as of , 1998.
  10.4                     Master Agreement, restated as of September 12, 1995, by and among OCC, Orbital, Teleglobe and Teleglobe Mobile
                           (incorporated by reference to the identically numbered
                           exhibit to the Registration Statement on Form S-4 of ORBCOMM dated as of December 10, 1996 (Reg. No. 333-11149)).
  10.4.1                   Amendment No. 1 to Master Agreement, dated as of February 5,
                           1997, by and among OCC, Orbital, Teleglobe and Teleglobe
                           Mobile (incorporated by reference to the identically
                           numbered exhibit to the Quarterly Report on Form 10-Q for
                           the Quarter Ended March 31, 1997 filed by ORBCOMM on May 14,
                           1997).
  10.4.2**                 Form of Amendment No. 2 to Restated Master Agreement by and
                           among OCC, Orbital, Teleglobe and Teleglobe Mobile.

  10.5                     ORBCOMM System Procurement Agreement, dated as of September
                           12, 1995, by and between ORBCOMM and Orbital (incorporated by reference to the identically numbered exhibit to
                           Amendment No. 1, dated as of October 21, 1996, to the
                           Registration Statement on Form S-4 of ORBCOMM, dated as of
                           December 10, 1996 (Reg. No. 333-11149), provided that
                           Appendix I is incorporated by reference to Exhibit 10.24.6 to the Quarterly Report on Form 10-Q for the Quarter Ended
                           June 30, 1993 filed by Orbital on August 13, 1993).
  10.5.1                   Amendment No. 1 to ORBCOMM System Procurement Agreement,
                           dated as of December 9, 1996, by and between ORBCOMM and
                           Orbital (incorporated by reference to the identically
                           numbered exhibit to the Annual Report on Form 10-K for the
                           Fiscal Year Ended December 31, 1996 filed by ORBCOMM on
                           March 28, 1997).
  10.5.2                   Amendment No. 2 to ORBCOMM System Procurement Agreement,
                           dated as of March 24, 1997, by and between ORBCOMM and
                           Orbital (incorporated by reference to the identically
                           numbered exhibit to the Quarterly Report on Form 10-Q for
                           the Quarter Ended March 31, 1997 filed by ORBCOMM on May 14,
                           1997).
  10.5.3+                  Amendment No. 3 to ORBCOMM System Procurement Agreement,
                           dated as of March 31, 1998, by and between ORBCOMM and
                           Orbital.
  10.5.4+                  Amendment No. 4 to ORBCOMM System Procurement Agreement,
                           dated as of March 31, 1998, by and between ORBCOMM and
                           Orbital.
  10.5.5**                 Form of Amendment No. 5 to ORBCOMM System Procurement
                           Agreement by and between ORBCOMM and Orbital.
  10.6                     Proprietary Information and Non-Competition Agreement,
                           restated as of September 12, 1995, by and among ORBCOMM,
                           Orbital, OCC, Teleglobe, Teleglobe Mobile, ORBCOMM USA and
                           ORBCOMM International (incorporated by reference to the
                           identically numbered exhibit to the Registration Statement on Form S-4 of ORBCOMM dated as of December 10, 1996 (Reg.
                           No. 333-11149)).
  10.6.1**                 Form of Amendment No. 1 to Proprietary Information Agreement
                           by and among ORBCOMM, Orbital, OCC, Teleglobe and Teleglobe
                           Mobile.
  10.7                     U.S. Gateway Earth Station Maintenance Service Agreement,
                           dated as of October 1, 1997, by and between Orbital and
                           ORBCOMM (incorporated by reference to Exhibit 10.18 of the
                           Annual Report on Form 10-K for the fiscal year ended
                           December 31, 1997 of ORBCOMM, filed by ORBCOMM on March 31,
                           1998).
  10.8                     Subscriber Communicator Manufacture Agreement, dated as of
                           July 31, 1996, by and between ORBCOMM and Magellan
                           Corporation (incorporated by reference to Exhibit 10.19 of the Annual Report on Form 10-K for the fiscal year ended
                           December 31, 1997 of ORBCOMM, filed by ORBCOMM on March 31,
                           1998).
  10.9                     Reseller Agreement, dated as of March 3, 1997, by and
                           between ORBCOMM USA and Orbital Sciences Corporation (the
                           "Reseller Agreement") (incorporated by reference to Exhibit
                           10.20 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 of ORBCOMM, filed by ORBCOMM on
                           March 31, 1998).
  10.9.1                   Amendment No. 1 to the Reseller Agreement, dated as of
                           September 2, 1997 (incorporated by reference to Exhibit
                           10.20.1 of the Annual Report on Form 10-K for the fiscal
                           year ended December 31, 1997 of ORBCOMM, filed by ORBCOMM on
                           March 31, 1998).
  10.10                    Service License Agreement, dated as of December 19, 1995, by and between ORBCOMM International and ORBCOMM Canada Inc.
                           (incorporated by reference to the identically numbered
                           exhibit to Amendment No. 1, dated as of October 21, 1996, to the Registration Statement on Form S-4 of ORBCOMM, dated as of December 10, 1996 (Reg. No. 333-11149)).
  10.11                    Service License Agreement, dated as of October 10, 1996, by and between ORBCOMM International and Cellular
                           Communications Network (Malaysia) Sdn. Bhd. (incorporated by reference to the identically numbered exhibit to Amendment
                           No. 1, dated as of October 21, 1996, to the Registration
                           Statement on Form S-4 of ORBCOMM, dated as of December 10,
                           1996 (Reg. No. 333-11149)).

10.12      Service License Agreement, dated as of October 15, 1996, by and between ORBCOMM International and
           European Company for Mobile Communicator Services, B.V., ORBCOMM Europe (incorporated by reference to the identically numbered exhibit to Amendment No. 1, dated as of October 21, 1996, to the
           Registration Statement on Form S-4 of ORBCOMM, dated as of December 10, 1996 (Reg. No. 333-11149)).
10.13      Ground Segment Procurement Contract, dated as of October 10, 1996, by and between ORBCOMM
           International and Cellular Communications Network (Malaysia) Sdn. Bhd. (incorporated by reference to the identically numbered exhibit to Amendment No. 1, dated as of October 21, 1996, to the
           Registration Statement on Form S-4 of ORBCOMM, dated as of December 10, 1996 (Reg. No. 333-11149)).
10.14      Ground Segment Facilities Use Agreement, dated as of December 19, 1995, by and between ORBCOMM
           International and ORBCOMM Canada Inc. (incorporated by reference to the identically numbered exhibit to Amendment No. 1, dated as of October 21, 1996, to the Registration Statement on Form S-4 of
           ORBCOMM, dated as of December 10, 1996 (Reg. No. 333-11149)).
10.15      Ground Segment Procurement Contract, dated as of October 15, 1996, by and between ORBCOMM
           International and European Company for Mobile Communicator Services, B.V., ORBCOMM Europe
           (incorporated by reference to the identically numbered exhibit to Amendment No. 1, dated as of
           October 21, 1996, to the Registration Statement on Form S-4 of ORBCOMM, dated as of December 10,
           1996 (Reg. No. 333-11149)).
10.16**    Form of OCC Consulting Agreement by and between OCC and ORBCOMM.
10.17      Employment Agreement, dated as of May 15, 1997, by and between ORBCOMM and Robert F. Latham (the
           "Employment Agreement") (incorporated by reference to Exhibit 10.21 of the Annual Report on Form
           10-K for the fiscal year ended December 31, 1997 of ORBCOMM, filed by ORBCOMM on March 31, 1998).
10.18      Consulting Agreement, dated as of March 18, 1998, by and between ORBCOMM and ORBCOMM Canada
           (incorporated by reference to Exhibit 10.22 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 of ORBCOMM, filed by ORBCOMM on March 31, 1998).
10.19**    Form of Company Administrative Services Agreement by and between the Company and ORBCOMM.
10.20**    Amended and Restated Agreement of Limited Partnership of ORBCOMM Global, L.P., dated as of        .
23.1*      Consent of KPMG Peat Marwick LLP, independent auditors.
23.2*      Consent of Latham & Watkins (included in their opinion filed as Exhibit 5).
24.1       Power of Attorney of the Company (included on the signature page to the Registration Statement).
27.1+      Company Financial Data Schedule.
27.2+      ORBCOMM Financial Data Schedule.


------------------------------
 * Filed herewith.
** To be filed by amendment.
 + Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HERNDON, COMMONWEALTH OF VIRGINIA, ON JUNE 12, 1998.


                                          ORBCOMM CORPORATION

                                          By:                  *
                                            ------------------------------------
                                                      Scott L. Webster
                                          President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                          TITLE                       DATE
                      ---------                                          -----                       ----

                          *                                   President, Chief Executive           June 12, 1998
-----------------------------------------------------            Officer and Director
                 (Scott L. Webster)                          (Principal Executive Officer)

                          *                                     Chief Financial Officer            June 12, 1998
-----------------------------------------------------                and Treasurer
                 (W. Bartlett Snell)                       (Principal Financial Officer and
                                                             Principal Accounting Officer)

                          *                                            Director                    June 12, 1998
-----------------------------------------------------
                    (Marc Leroux)

                          *                                            Director                    June 12, 1998
-----------------------------------------------------
                 (William J. Meder)

                          *                                            Director                    June 12, 1998
-----------------------------------------------------
                 (Jeffrey V. Pirone)

                          *                                            Director                    June 12, 1998
-----------------------------------------------------
                   (Claude Seguin)

                          *                                            Director                    June 12, 1998
-----------------------------------------------------
                 (David W. Thompson)

*By:       /s/ MARY ELLEN SERAVALLI                                                                June 12, 1998
    -------------------------------------------------
               (Mary Ellen Seravalli)
                  Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                           SEQUENTIAL
  EXHIBIT                                                                     PAGE
   NUMBER                            DESCRIPTION                             NUMBER
  -------                            -----------                           ----------
   1.1**     Form of Underwriting Agreement..............................
   2.1*      Form of Contribution Agreement by and among ORBCOMM, OCC and
             Teleglobe Mobile. ..........................................
   2.2+      Form of Certificate of Cancellation of Certificate of
             Limited Partnership of ORBCOMM USA. ........................
   2.3+      Form of Certificate of Cancellation of Certificate of
             Limited Partnership of ORBCOMM International. ..............
   3.1+      Certificate of Incorporation of the Company. ...............
   3.2*      Bylaws of the Company. .....................................
   4         Indenture, dated as of August 7, 1996, by and among ORBCOMM,
             ORBCOMM Global Capital Corp., ORBCOMM USA, ORBCOMM
             International, OCC, Teleglobe Mobile and Marine Midland Bank
             as trustee, relating to $170,000,000 principal amount of 14%
             Senior B Notes due 2004 (incorporated by reference to the
             identically numbered exhibit to the Registration Statement on Form S-4 of ORBCOMM dated as of December 10, 1996 (Reg.
             No. 333-11149)). ...........................................
   4.1*      Specimen of the Company's Common Stock Certificate. ........
   4.2**     Subscription Agreement, dated as of , 1998, by and between the Company and ORBCOMM. ...................................
   4.3**     Unit Exchange and Registration Rights Agreement, dated as of
                       , 1998, by and between the Company and ORBCOMM....
   4.4**     Share Issuance Agreement, dated as of           , 1998, by
             and between the Company and ORBCOMM. .......................
  5**        Form of Opinion of Latham & Watkins re: validity of Common
             Stock.......................................................
  10.1       Amended and Restated Administrative Services Agreement,
             dated as of January 1, 1997 by and between ORBCOMM and
             Orbital (incorporated by reference to Exhibit 10.17 of the
             Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997 of ORBCOMM, filed by ORBCOMM on March 31,
             1998). .....................................................
  10.2*      Form of ORBCOMM System Construction and Operations Agreement
             by and between ORBCOMM and OCC. ............................
  10.3**     Form of The 1998 Equity Plan of the Company and ORBCOMM,
             dated as of           , 1998. ..............................
  10.4       Master Agreement, restated as of September 12, 1995, by and among OCC, Orbital, Teleglobe and Teleglobe Mobile
             (incorporated by reference to the identically numbered
             exhibit to the Registration Statement on Form S-4 of ORBCOMM dated as of December 10, 1996 (Reg. No. 333-11149)). .......
  10.4.1     Amendment No. 1 to Master Agreement, dated as of February 5,
             1997, by and among OCC, Orbital, Teleglobe and Teleglobe
             Mobile (incorporated by reference to the identically
             numbered exhibit to the Quarterly Report on Form 10-Q for
             the Quarter Ended March 31, 1997 filed by ORBCOMM on May 14,
             1997). .....................................................
  10.4.2**   Form of Amendment No. 2 to Restated Master Agreement by and
             among OCC, Orbital, Teleglobe and Teleglobe Mobile. ........
  10.5       ORBCOMM System Procurement Agreement, dated as of September
             12, 1995, by and between ORBCOMM and Orbital (incorporated by reference to the identically numbered exhibit to
             Amendment No. 1, dated as of October 21, 1996, to the
             Registration Statement on Form S-4 of ORBCOMM, dated as of
             December 10, 1996 (Reg. No. 333-11149), provided that
             Appendix I is incorporated by reference to Exhibit 10.24.6 to the Quarterly Report on Form 10-Q for the Quarter Ended
             June 30, 1993 filed by Orbital on August 13, 1993). ........

                                                                           SEQUENTIAL
  EXHIBIT                                                                     PAGE
   NUMBER                            DESCRIPTION                             NUMBER
  -------                            -----------                           ----------
  10.5.1     Amendment No. 1 to ORBCOMM System Procurement Agreement,
             dated as of December 9, 1996, by and between ORBCOMM and
             Orbital (incorporated by reference to the identically
             numbered exhibit to the Annual Report on Form 10-K for the
             Fiscal Year Ended December 31, 1996 filed by ORBCOMM on
             March 28, 1997). ...........................................
  10.5.2     Amendment No. 2 to ORBCOMM System Procurement Agreement,
             dated as of March 24, 1997, by and between ORBCOMM and
             Orbital (incorporated by reference to the identically
             numbered exhibit to the Quarterly Report on Form 10-Q for
             the Quarter Ended March 31, 1997 filed by ORBCOMM on May 14,
             1997). .....................................................
  10.5.3+    Amendment No. 3 to ORBCOMM System Procurement Agreement,
             dated as of March 31, 1998, by and between ORBCOMM and
             Orbital. ...................................................
  10.5.4+    Amendment No. 4 to ORBCOMM System Procurement Agreement,
             dated as of March 31, 1998, by and between ORBCOMM and
             Orbital. ...................................................
  10.5.5**   Form of Amendment No. 5 to ORBCOMM System Procurement
             Agreement by and between ORBCOMM and Orbital. ..............
  10.6       Proprietary Information and Non-Competition Agreement,
             restated as of September 12, 1995, by and among ORBCOMM,
             Orbital, OCC, Teleglobe, Teleglobe Mobile, ORBCOMM USA and
             ORBCOMM International (incorporated by reference to the
             identically numbered exhibit to the Registration Statement on Form S-4 of ORBCOMM dated as of December 10, 1996 (Reg.
             No. 333-11149)). ...........................................
  10.6.1**   Form of Amendment No. 1 to Proprietary Information Agreement
             by and among ORBCOMM, Orbital, OCC, Teleglobe and Teleglobe
             Mobile.
  10.7       U.S. Gateway Earth Station Maintenance Service Agreement,
             dated as of October 1, 1997, by and between Orbital and
             ORBCOMM (incorporated by reference to Exhibit 10.18 of the
             Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997 of ORBCOMM, filed by ORBCOMM on March 31,
             1998). .....................................................
  10.8       Subscriber Communicator Manufacture Agreement, dated as of
             July 31, 1996, by and between ORBCOMM and Magellan
             Corporation (incorporated by reference to Exhibit 10.19 of the Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997 of ORBCOMM, filed by ORBCOMM on March 31,
             1998). .....................................................
  10.9       Reseller Agreement, dated as of March 3, 1997, by and
             between ORBCOMM USA and Orbital Sciences Corporation (the
             "Reseller Agreement") (incorporated by reference to Exhibit
             10.20 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 of ORBCOMM, filed by ORBCOMM on
             March 31, 1998). ...........................................
  10.9.1     Amendment No. 1 to the Reseller Agreement, dated as of
             September 2, 1997, (incorporated by reference to Exhibit
             10.20.1 of the Annual Report on Form 10-K for the fiscal
             year ended December 31, 1997 of ORBCOMM, filed by ORBCOMM on
             March 31, 1998). ...........................................
  10.10      Service License Agreement, dated as of December 19, 1995, by and between ORBCOMM International and ORBCOMM Canada Inc.
             (incorporated by reference to the identically numbered
             exhibit to Amendment No. 1, dated as of October 21, 1996, to the Registration Statement on Form S-4 of ORBCOMM, dated as of December 10, 1996 (Reg. No. 333-11149)). ................
  10.11      Service License Agreement, dated as of October 10, 1996, by and between ORBCOMM International and Cellular
             Communications Network (Malaysia) Sdn. Bhd. (incorporated by reference to the identically numbered exhibit to Amendment
             No. 1, dated as of October 21, 1996, to the Registration
             Statement on Form S-4 of ORBCOMM, dated as of December 10,
             1996 (Reg. No. 333-11149)). ................................

                                                                           SEQUENTIAL
  EXHIBIT                                                                     PAGE
   NUMBER                            DESCRIPTION                             NUMBER
  -------                            -----------                           ----------
  10.12      Service License Agreement, dated as of October 15, 1996, by and between ORBCOMM International and European Company for
             Mobile Communicator Services, B.V., ORBCOMM Europe
             (incorporated by reference to the identically numbered
             exhibit to Amendment No. 1, dated as of October 21, 1996, to the Registration Statement on Form S-4 of ORBCOMM, dated as of December 10, 1996 (Reg. No. 333-11149)). ................
  10.13      Ground Segment Procurement Contract, dated as of October 10,
             1996, by and between ORBCOMM International and Cellular
             Communications Network (Malaysia) Sdn. Bhd. (incorporated by reference to the identically numbered exhibit to Amendment
             No. 1, dated as of October 21, 1996, to the Registration
             Statement on Form S-4 of ORBCOMM, dated as of December 10,
             1996 (Reg. No. 333-11149)). ................................
  10.14      Ground Segment Facilities Use Agreement, dated as of
             December 19, 1995, by and between ORBCOMM International and
             ORBCOMM Canada Inc. (incorporated by reference to the
             identically numbered exhibit to Amendment No. 1, dated as of
             October 21, 1996, to the Registration Statement on Form S-4
             of ORBCOMM, dated as of December 10, 1996 (Reg. No.
             333-11149)). ...............................................
  10.15      Ground Segment Procurement Contract, dated as of October 15,
             1996, by and between ORBCOMM International and European
             Company for Mobile Communicator Services, B.V., ORBCOMM
             Europe (incorporated by reference to the identically
             numbered exhibit to Amendment No. 1, dated as of October 21,
             1996, to the Registration Statement on Form S-4 of ORBCOMM,
             dated as of December 10, 1996 (Reg. No. 333-11149)). .......
  10.16**    Form of OCC Consulting Agreement by and between OCC and
             ORBCOMM. ...................................................
  10.17      Employment Agreement, dated as of May 15, 1997, by and
             between ORBCOMM and Robert F. Latham (the "Employment
             Agreement") (incorporated by reference to Exhibit 10.21 of the Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997 of ORBCOMM, filed by ORBCOMM on March 31,
             1998). .....................................................
  10.18      Consulting Agreement, dated as of March 18, 1998, by and
             between ORBCOMM and ORBCOMM Canada Inc. (incorporated by
             reference to Exhibit 10.22 of the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 of ORBCOMM,
             filed by ORBCOMM on March 31, 1998). .......................
  10.19**    Form of Company Administrative Services Agreement by and
             between the Company and ORBCOMM. ...........................
  10.20**    Amended and Restated Agreement of Limited Partnership of
             ORBCOMM Global, L.P., dated as of        .
  23.1*      Consent of KPMG Peat Marwick LLP, independent auditors.
  23.2*      Consent of Latham & Watkins (included in their opinion filed as Exhibit 5). .............................................
  24.1       Power of Attorney of the Company (included on the signature page to the Registration Statement). .......................
  27.1+      Company Financial Data Schedule. ...........................
  27.2+      ORBCOMM Financial Data Schedule. ...........................


------------------------------
 * Filed herewith.
** To be filed by amendment.
 + Previously filed.